As filed with the Securities and Exchange Commission on December 3, 2010
Registration No. 333-169982

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOFUEL ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2869 (Primary Standard Industrial Classification Code Number)	20-5952523 (I.R.S. Employer Identification Number)

1600 Broadway, Suite 2200 Denver, CO 80202 Telephone: (303) 640-6500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark L. Zoeller 1600 Broadway, Suite 2200 Denver, CO 80202 Telephone: (303) 640-6500
(Name, address, including zip code, and telephone number, including area code, of agents for service)

Copies to:
Craig F. Arcella Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 Telephone: (212) 474-1000 Fax: (212) 474-3700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of class of		Proposed	Proposed maximum
securities to be	Amount to be	maximum offering	aggregate offering	Amount of
registered	registered	price per unit	price	registration fee(4)
Subscription rights to purchase depositary shares	29,773,422	(1)	(1)	(1)
Depositary shares representing interests in Series A Non-Voting Convertible Preferred Stock	29,773,422	$0.56	$16,673,116	$1,188.79(4)
Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share	2,000,000	(2)	(2)	(2)
Common stock, $0.01 par value per share	29,773,422	(3)	(3)	(3)

(1)  Pursuant to Rule 457(g) of the Securities Act of 1933, as amended, no separate registration fee is required for the subscription rights, since they are being registered in the same registration statement as the depositary shares underlying the subscription rights.
(2) Each depositary share represents a fractional interest in a share of Series A Non-Voting Convertible Preferred Stock.  Because no separate consideration will be received by the registrant for the Series A Non-Voting Convertible Preferred Stock, no registration fee is required with respect to these securities.
(3)  The depositary shares are, by virtue of the conversion rate of the Series A Non-Voting Convertible Preferred Stock in which they represent interests and the depositary arrangements, effectively convertible into shares of common stock on a one-for-one basis.  Pursuant to Rule 457(i) of the Securities Act of 1933, as amended, where convertible securities and the securities into which conversion is offered are registered at the same time, the registration fee is to be calculated on the basis of the proposed offering price of the convertible securities alone.
(4)  Previously paid by the registrant in connection with the initial filing of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 3, 2010

Prospectus

BioFuel Energy Corp.

Subscription Rights, Depositary Shares, Series A Non-Voting Convertible Preferred Stock and Common Stock

We are distributing at no charge to the record holders of our common stock as of 5:00 p.m., New York City time, on                          , which we refer to as the record date, non-transferable subscription rights to purchase depositary shares representing an aggregate of 2,000,000 shares of the Series A Non-Voting Convertible Preferred Stock.  The number of subscription rights distributed in this rights offering will be                          .  The subscription rights will be distributed pro rata to the holders of our common stock based on the number of shares of common stock held on the record date.  Each subscription right will permit the holder of such right to acquire, at a rights price equal to $0.56, one depositary share under the basic subscription privilege and will also provide an over-subscription privilege.  This rights price represents a                          % discount to the closing price of our common stock on                          .  The over-subscription privilege will entitle the holder of the subscription right to subscribe for an additional amount of depositary shares equal to up to 100% of the depositary shares for which the holder was otherwise entitled to subscribe.  The subscription rights will expire and have no value if they are not exercised by 5:00 p.m., New York City time, on                          , the expiration date.  The subscription rights may not be sold or transferred.  All exercises of subscription rights are irrevocable.  Subject to certain conditions and possible reductions as described in more detail herein, the total proceeds expected to be raised in the rights offering is $              .

Each depositary share will represent a fractional interest in a share of Series A Non-Voting Convertible Preferred Stock equal to         of a share of Series A Non-Voting Convertible Preferred Stock (subject to adjustment as described in this prospectus) and will entitle the holder, through the depositary, to a proportional fractional interest in the rights and preferences of such share of Series A Non-Voting Convertible Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.  Each share of Series A Non-Voting Convertible Preferred Stock will, following the approval by the holders of our common stock and class B common stock of the authorization and issuance of additional shares of common stock, automatically convert into          shares of common stock (subject to adjustment as described in this prospectus).  Upon conversion of the Series A Non-Voting Convertible Preferred Stock, each depositary share shall entitle the holder thereof to receive one share of common stock and, upon the distribution of one share of common stock to the holder of each such depositary share, each such depositary share shall be automatically cancelled and have no further value.  The depositary will distribute the shares of common stock it receives upon conversion of the Series A Non-Voting Convertible Preferred Stock to the holders of the depositary shares entitled to receive such distribution in proportion to the number of outstanding depositary shares held by each such holder, on the date of receipt or as soon as practicable thereafter.

BioFuel Energy Corp. is a holding company and its sole asset is its membership interest in BioFuel Energy, LLC, which we refer to as the “LLC.”  Concurrent with this rights offering, the LLC will be conducting a concurrent private placement.  The LLC’s concurrent private placement has been structured so as to provide the holders of membership interests in the LLC (other than BioFuel Energy Corp.), whose interests are exchangeable on a one-for-one basis for shares of common stock, with a private placement that is economically equivalent to this rights offering.  Subject to certain conditions and possible reductions as described in more detail herein, the total proceeds expected to be raised by the LLC in the LLC’s concurrent private placement is $              .

Existing stockholders and holders of membership interests in the LLC that are also lenders under our bridge loan agreement or under our subordinated loan agreement have agreed, subject to certain conditions and possible reductions, to participate in this rights offering and the LLC’s concurrent private placement for their full basic subscription privileges and to purchase immediately prior to expiration of this rights offering all of the available depositary shares not otherwise sold in this rights offering and to purchase all of the available preferred membership interests in the LLC not otherwise sold in the LLC’s concurrent private placement.

Shares of our common stock are traded on The Nasdaq Global Market under the symbol “BIOF.”  The closing price of shares of our common stock on            was $                 per share.  The depositary shares will be transferable following the initial issuance of the depositary shares.  The depositary shares will not be listed for trading on any stock exchange.  The depositary shares are a new issue of securities for which there currently is no market.

Investing in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the risks described under the “Risk Factors” section of this prospectus beginning on page 23 before buying any of the depositary shares offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2010

Table of Contents

Prospectus Summary	1
Summary of the Rights Offering	9
Risk Factors	23
Forward-Looking Statements	47
Use of Proceeds	48
Market Price and Dividends on Common Stock	49
Capitalization	51
Selected Financial Data	52
The Rights Offering	54
Description of Capital Stock	71
Security Ownership of Certain Beneficial Owners and Management	84
Material U.S. Federal Income Tax Consequences	87
Plan of Distribution	92
Legal Matters	92
Experts	92
Incorporation by Reference	92
Where You Can Find More Information	93

About This Prospectus

We are responsible only for the information contained in this prospectus or incorporated by reference into this prospectus or to which we have referred you, including any free writing prospectus that we file with the Securities and Exchange Commission relating to this prospectus.  We have not authorized anyone to provide you with any other information, and we take no responsibility for any other information that others may provide you. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted.  To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law to contain all material information.  We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

As used in this prospectus, unless the context requires otherwise, “BioFuel,” “we,” “our,” “us” and the “Company” refer to BioFuel Energy Corp. and its subsidiaries.  References to “Cargill” refer to Cargill, Incorporated and its subsidiaries or affiliates.

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Prospectus Summary

This prospectus summary highlights certain information about us and this rights offering. Because it is a summary, it does not contain all of the information that you should consider before deciding whether or not you should exercise your subscription rights. To understand this rights offering fully, you should carefully read this entire prospectus, including the “Risk Factors” section, the “The Rights Offering” section and the information incorporated by reference herein.

Our Company

BioFuel Energy Corp. produces and sells ethanol and its co-products, primarily wet and dry distillers grain, through its wholly owned ethanol production facilities located in Wood River, Nebraska and Fairmont, Minnesota.  Each of these facilities has a nameplate capacity, based on the maximum amount of permitted denaturant, of approximately 115 million gallons per year, or Mmgy.  Our strategy is to become one of the most profitable companies in the ethanol industry on a per gallon basis by operating our facilities at or above nameplate capacity, focusing on low-cost operations and utilizing our experienced management and operations team, access to a variety of ethanol markets and unique partnership with Cargill, one of the world’s leading agribusiness companies.

We are a holding company with no operations of our own, and are the sole managing member of BioFuel Energy, LLC, which we refer to as the “LLC,” which is itself a holding company and indirectly owns all of our operating subsidiaries and assets. The Company’s ethanol plants are owned and operated by the operating subsidiaries of the LLC.

Our Facilities

Our facilities are located strategically in the Midwest “Corn Belt,” and each of our facilities is able to meet local, regional, national and international demand for ethanol.  Both facilities have unit train access to the Union Pacific Railway, and are positioned in some of the lowest-priced, highest-supply feedstock markets in the United States.  Below is an overview of our production facilities:

Ethanol Plant Overview

Our scaled facilities have been in operation for over two years, each designed using state of the art Delta-T technology.  Over that period, we have made improvements to our utilization rates and conversion rates (measured by gallons of denatured ethanol per bushel of corn), and continuously lowered our overall fixed costs per gallon of production.  We have also identified and implemented new margin enhancement activities, including (1) re-negotiated marketing and feedstock agreements, (2) procurement of an ethanol export license for sale into higher-priced global markets and (3) high-return capital modifications and improvements to maximize plant reliability and profitability.

FAIRMONT, MN 115 MMGY PRODUCTION FACILITY

The Fairmont production facility began operations late in the second quarter of 2008 with an annual production capacity of 115 Mmgy, based on the maximum amount of permitted denaturant. The plant is located on an approximately 200-acre site owned by us located approximately 150 miles southwest of Minneapolis, Minnesota. The site is immediately adjacent to an existing Cargill grain elevator, with storage capacity of two million bushels representing nearly 18 days’ production at full capacity. The grain elevator provides all required corn storage and handling capacity for the plant and, together with the site on which it sits, has been leased, effective September 2008, from Cargill pursuant to a 20-year lease.

The Fairmont facility also has unit train capabilities for shipping both ethanol and distillers grain on the Union Pacific Railway, which provides a low cost source of transportation as well as access to local, regional, national and international markets. Natural gas distribution to the plant is provided by a lateral pipeline from the Northern Border Interstate Pipeline just north of the Ventura hub, providing a liquid and competitive market in which we procure gas. Electricity to the site is provided by Federated Rural Electric Association.

WOOD RIVER, NE 115 MMGY PRODUCTION FACILITY

The Wood River production facility began operations late in the second quarter of 2008 with an annual production capacity of 115 Mmgy, based on the maximum amount of permitted denaturant. The plant is located on an approximately 125-acre site owned by us located approximately 100 miles west of Lincoln, Nebraska. The site is immediately adjacent to an existing Cargill grain elevator, with storage capacity of three million bushels representing nearly 27 days’ production at full capacity. The grain elevator provides all required corn storage and handling capacity for the plant and, together with the site on which it sits, has been leased, effective September 2008, from Cargill pursuant to a 20-year lease.

The Wood River facility also has unit train capabilities for shipping both ethanol and distillers grain on the Union Pacific Railway, which provides a low cost source of transportation as well as access to local, regional, national and international markets. Natural gas distribution to the site is provided by a lateral pipeline from the Kinder Morgan Interstate Pipeline, providing a competitive means to procure gas from either the rocky mountain region or mid-continent.  We have secured transportation on this pipeline via a ten year supply agreement with Kinder Morgan. Electricity to the site is provided by Southern Power District.

Our Points of Differentiation

Our scaled assets, partnership with Cargill, leading production technology, operational excellence, extensive logistics infrastructure and experienced management team combine to position us as a leader in ethanol production.

Operational Excellence – Our uniform plant technology platform and operating infrastructure ensures that we are always learning and implementing new best practices at our facilities, shortening the learning curve and driving lower overall operating costs. We are also the beneficiary of a committed, experienced work force that capitalizes on new and unique opportunities to improve operational efficiency. Our plant managers, led by Doug Anderson, our Vice President of Operations, each has over 10 years of experience in the ethanol industry.  Their long-term operating knowledge results in highly efficient plants with industry-leading corn conversions producing quality ethanol and co-products.

Low-Cost Corn Procurement – Our ability to procure corn at comparatively low prices in the United States is a result of the Company’s strategic locations within the Midwest “Corn Belt” and strong Cargill relationship.  By having facilities in some of the highest concentrations of corn production as well as having on-site grain elevators, we are able to avoid paying high transportation costs or expensive storage costs to source corn.

Scaled, High-Yield Production Assets – Our scaled 115 Mmgy “sister” facilities were each designed using a Delta-T design incorporating the latest dry mill technology. We are committed to achieving best-in-class yields at each of our operating facilities, having made significant investments to both maintain and improve upon the basic Delta-T platform.  The Fairmont and Wood River facilities, for example, have achieved conversion yields of approximately 2.8 gallons/bushel year-to-date in 2010 (through August 31, 2010).  Based on recent operating data, we believe this places us in the top quadrant for corn-to-ethanol conversion yields in the ethanol industry today.

Extensive Logistics Infrastructure – Each of our plants is strategically located near the main line of the Union Pacific railroad, which provides access to domestic and international end markets, allowing Cargill to take advantage of end market price disparities. We have also equipped both of our facilities with sufficient rail sidings to allow them to load larger unit trains, providing the economies of scale necessary to achieve lower per unit freight rates.  Additionally, both plants are located immediately adjacent to existing Cargill grain elevators.  The grain elevators provide significant corn storage and handling capacity for our plants as compared to the facilities of some of our competitors.

Export License Obtained – We believe that our operating technology and installed assets are differentiated versus other technologies in that we are able to regularly meet more stringent moisture requirements to serve certain international markets.  We have obtained an export license to ship our ethanol to international markets from the Wood River facility and have applied for an export permit for the Fairmont facility. We believe that the option to sell into international markets at higher prices is a key strategic advantage.

Developed Risk Management Strategy – We recognize the importance of commodity prices to financial performance and we manage our commodity risk using a structured risk management program focused on attempting to stabilize financial performance by efficiently buying corn and natural gas and selling ethanol and distillers grain.  Risk management activities target ethanol’s margin spread over corn, known as the ethanol “crush spread,” with an emphasis on managing risk as opposed to forecasting commodity prices.  We currently leverage Cargill’s comprehensive risk management platform to help manage our commodity risks relating to corn, ethanol and natural gas prices and to develop strategies to hedge to beat board spreads.

Leading Industry Partner: Cargill – We have entered into a number of long-term contracts with Cargill, which participates in almost every aspect of the corn industry in the United States.  We believe our relationship with Cargill provides us with a number of competitive advantages including:

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Reliable Corn Supply.  We benefit from Cargill’s expertise in corn origination services and extensive experience with corn supply in the geographic areas of our facilities. Pursuant to our corn supply agreements for our Wood River and Fairmont plants, Cargill will supply our corn requirements during the 20-year term of the contracts, regardless of local supply and demand. From inception, we believe we have priced corn on a local basis more efficiently than our competitors in the corn belt.

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Logistics and Transportation.  Cargill’s extensive network of rail and trucking relationships and an array of logistical and scheduling tools minimizes the risk of disruption or unexpected additional transportation costs for the delivery of corn and the shipment of ethanol and distillers grain products.

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Ethanol and Distillers Grain Marketing.  Because of our partnership with Cargill and its significant experience marketing ethanol and distillers grain, Cargill provides us with immediate access to its broad customer base. Under 10-year agreements, Cargill is responsible for maintaining a continuous outlet for the marketing, sale and distribution of all ethanol and distillers grain produced by our Wood River and Fairmont plants. In addition, we believe our relationship with Cargill positions us well with large end-users of ethanol due to the size and reliability of Cargill compared to other small ethanol marketers and producers that market ethanol directly or through other marketing channels.  For example, our 2009 realized ethanol price was $0.06 per gallon better than the Chicago Board of Trade, or CBOT, average.

Experienced and Well-Rounded Management Team – We are managed by a well-rounded and seasoned management team with experience in finance, commodities, energy, operations and agriculture, as well as extensive experience in acquisitions and dispositions of businesses, individual properties and groups of properties.  Our President and Chief Executive Officer, Scott H. Pearce, and our Vice President of Operations, Doug Anderson, have significant expertise in industrial development, operations and risk management. In addition, our board of directors includes executives vastly experienced in agriculture and finance.

Corporate Information

Our principal executive offices are located at 1600 Broadway, Suite 2200, Denver, Colorado 80202.  Our telephone number is (303) 640-6500.  Our website address is www.bfenergy.com.  The content of our website is not a part of this prospectus.

Holding Company Structure

BioFuel Energy Corp. is a holding company and its sole asset is its membership interest in the LLC. As the sole managing member of the LLC, BioFuel Energy Corp. operates and controls all of the business and affairs of the LLC and its subsidiaries.  The certificate of incorporation of BioFuel Energy Corp.:

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authorizes two classes of common stock, common stock and class B common stock, and also authorizes preferred stock. The class B common stock, shares of which are held only by the holders of membership interests in the LLC (other than BioFuel Energy Corp.), provides its holders with no economic rights but entitles each holder to one vote with respect to all matters voted upon by holders of our common stock for each share of class B common stock held; and

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entitles the holders of membership interests in the LLC (other than BioFuel Energy Corp.) to exchange their class B common stock along with their LLC membership interests for shares of common stock on a one-for-one basis, subject to customary rate adjustments for stock splits, stock dividends and reclassifications. If a holder of class B common stock exchanges any LLC membership interests for shares of common stock, the shares of class B common stock held by such holder and attributable to the exchanged LLC membership interests will automatically be transferred to BioFuel Energy Corp. and be retired.

In connection with this rights offering and the LLC’s concurrent private placement, BioFuel Energy Corp. will designate and issue shares of Series A Non-Voting Convertible Preferred Stock that will be represented by the depositary shares and the LLC will designate and issue preferred membership interests.  The Series A Non-Voting Convertible Preferred Stock will be automatically convertible into shares of common stock and the preferred membership interests in the LLC will be automatically convertible into membership interests in the LLC upon receipt of the requisite stockholder approval.  See “The Rights Offering” and “Description of Capital Stock—LLC Preferred Membership Interests; Amended and Restated Limited Liability Company Agreement.”

Related Agreements and Transactions

Bridge Loan Agreement

On September 24, 2010, we entered into a loan agreement (which we refer to as the “Bridge Loan Agreement”) with Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Reinsurance, Ltd. (which we refer to collectively as the “Greenlight Parties”) and Third Point Loan LLC (which we refer to as “Third Point” and, together with the Greenlight Parties, as the “Backstop Parties”) and Greenlight APE, LLC, as administrative agent, pursuant to which we borrowed $19,420,620 (which we refer to as the “Bridge Loan”).  The proceeds of the Bridge Loan were used to repay certain working capital loans under our senior credit agreement and to pay certain related fees and expenses.  The Bridge Loan matures on March 24, 2011, and in the event the Bridge Loan is not paid in full on or before that date, we will issue warrants to the Backstop Parties exercisable at an exercise price of $0.01 per share for an aggregate of 15% of our common stock on a fully diluted basis as of the date the warrants are issued.

The Bridge Loan bears interest at a rate of 12.5% per annum, and if the Bridge Loan is not paid in full on or before the maturity date, the Bridge Loan will bear interest at a rate of 14.5% per annum.

The Bridge Loan Agreement contains customary affirmative covenants for facilities of this type, including covenants pertaining to the delivery of financial statements, notices of default and certain other information, maintenance of business and insurance, collateral matters and compliance with laws, as well as customary negative covenants for facilities of this type, including limitations on the incurrence of indebtedness and liens, mergers and certain other fundamental changes, loans and investments, acquisitions, transactions with affiliates, dispositions of assets, payments of dividends and other restricted payments and changes in our line of business.

The Bridge Loan Agreement contains default provisions that include a material breach of the Rights Offering Letter Agreement and others that are customary for facilities of this type, which are subject to customary grace periods and materiality thresholds, including, among other things, defaults related to payment failures, failure to comply with covenants, misrepresentations, defaults under other material indebtedness, the occurrence of a “change of control,” bankruptcy and related events, material judgments, specified changes in control of the Company and invalidity of the related loan documents.  If an event of default occurs under the Bridge Loan Agreement, the lenders may, among other things, declare the Bridge Loan immediately payable and foreclose on the collateral.  The Bridge Loan is secured by a pledge of our equity interest in the LLC.

The Bridge Loan may be voluntarily prepaid without penalty or premium.  We intend to use a portion of the proceeds of this rights offering and the LLC’s concurrent private placement to repay the Bridge Loan in full.  See “Use of Proceeds.”  The Backstop Parties may require us to reduce the size of this rights offering or their commitment to purchase depositary shares that are not subscribed for by other holders in this rights offering.  We expect that any such reduction would reduce the proceeds available to us from this rights offering and may result in us not having sufficient funds available to repay the Bridge Loan at maturity or to make the other payments contemplated by the use of proceeds of this rights offering and the LLC’s concurrent private placement.  See “Risk Factors—Risks Related to the Rights Offering—At their discretion, the Backstop Parties have the ability to reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to their Basic Commitment or Backstop Commitment or cause us to reduce the aggregate number of depositary shares offered in this rights offering.”

Rights Offering Letter Agreement

In connection with the Bridge Loan Agreement, on September 24, 2010, we entered into a Rights Offering Letter Agreement with the Backstop Parties, which was subsequently amended and restated in its entirety by the Amended and Restated Rights Offering Letter Agreement entered into with the Backstop Parties and dated as of                , 2010 (which we refer to as the “Rights Offering Letter Agreement”), pursuant to which we agreed to use commercially reasonable best efforts to commence this rights offering on or before January 24, 2011.  Further, the Rights Offering Letter Agreement sets forth, among other things, the terms and conditions of this rights offering and the LLC’s concurrent private placement, including the participation and backstop commitments of the Backstop Parties.  See “The Rights Offering” generally and, in particular, “The Rights Offering—Rights Offering Letter Agreement.”

Voting Agreements

On September 24, 2010, the Greenlight Parties entered into a voting agreement, which was subsequently superseded in its entirety by the amended and restated voting agreement entered into by the Greenlight Parties and dated as of                     , 2010, which requires the Greenlight Parties, in connection with certain stockholder votes, to cast their votes (i) in favor of at least two directors who are not affiliated with, or employed by, and who are otherwise independent of, the Greenlight Parties and (ii) in favor of proposals to amend our amended and restated certificate of incorporation to increase the number of authorized but unissued shares of common stock and class B common stock to an amount sufficient to permit the issuance of the shares issuable in connection with the transactions described herein and to approve such issuance.  Also on September 24, 2010, Third Point entered into a voting agreement, which was subsequently superseded in its entirety by the amended and restated voting agreement entered into by Third Point and dated as of                     , 2010, which requires Third Point, in connection with certain stockholder votes, to cast its votes in favor of proposals to amend our amended and restated certificate of incorporation to increase the number of authorized but unissued shares of common stock and class B common stock to an amount sufficient to permit the issuance of the shares issuable in connection with the transactions described herein and to approve such issuance.

Under the Rights Offering Letter Agreement, we must use our commercially reasonable best efforts to obtain stockholder approval of the authorization of all shares of common stock issuable upon conversion of all shares of Series A Non-Voting Convertible Preferred Stock. To that end, on November 15, 2010 we filed a proxy statement with the Securities and Exchange Commission in connection with a stockholder meeting to be called for such purpose, and we must use our best efforts to obtain such approval by January 24, 2011.

Unless and until the requisite stockholder approval is obtained, no shares of Series A Non-Voting Convertible Preferred Stock will convert into shares of common stock (and therefore no shares of common stock will be available for distribution by the depositary to the holders of the depositary shares).  We intend to seek the requisite stockholder approval as soon as practicable.

The Greenlight Parties are affiliates of Greenlight Capital, Inc., which, as of November 12, 2010, owned 7,542,104 shares of common stock and 4,311,396 shares of class B common stock, which together represented 36.4% of our outstanding total voting stock (composed of our common stock and class B common stock) on that date. Third Point is an affiliate of Third Point Funds, which as of November 12, 2010, owned 5,578,800 shares of common stock, which represented 17.1% of our outstanding total voting stock on that date.  Collectively, the parties to the Voting Agreements owned 53.5% of our outstanding total voting stock on that date.

 Reasons for this Rights Offering

We are conducting this rights offering to raise capital that we will use, together with the proceeds of the LLC’s concurrent private placement and the Backstop Commitment, to pay off the Bridge Loan, pay off all indebtedness under the Subordinated Debt Agreement, make the Cargill Cash Payment and to pay certain fees and expenses of this rights offering and the LLC’s concurrent private placement.

In September 2010, $17.9 million of outstanding working capital loans under our Senior Debt Facility were scheduled to become due and it was not clear in advance of that time that we would have sufficient liquidity to both repay these loans when due and to maintain our operations.  If we had been unable to repay the working capital loans at maturity, it would have resulted in an event of default under our Senior Debt Facility and a cross-default under our Subordinated Debt Agreement, and would have allowed the lenders to accelerate repayment of amounts outstanding.  In that event, the Company may have had to seek relief from its creditors under Chapter 11 of the U.S. Bankruptcy Code.

In order to avoid such an event, during the late spring and summer of 2010 we evaluated various alternatives and attempted to engage in discussions with our lenders under our Senior Debt Facility and representatives for them seeking a one-year extension of the working capital loans, which by the terms of the Senior Debt Facility would have required the consent of lenders holding two-thirds of the outstanding loans or, failing that, a forbearance or other form of amendment to the Senior Debt Facility.  In early September 2010, when it became apparent that these discussions with the lenders under our Senior Debt Facility were not likely to reach a timely conclusion on terms acceptable to the Company, our board of directors commenced explorative discussions with the Greenlight Parties to have the Greenlight Parties lend the Company funds on a short-term basis in order to pay off the working capital loans at maturity.  In connection with those discussions, the parties discussed having the Company raise equity capital promptly in order to repay any such short-term loan.  The Greenlight Parties and the Company also discussed whether the Greenlight Parties would, if requested by the Company, be willing to consider “backstopping” any proposed equity capital transaction.  The parties also engaged in discussions with Cargill regarding the modification and repayment of amounts owed by the Company to Cargill under the terms of the agreement dated January 14, 2009 by and between the Company and Cargill (which we refer to as the “Settlement Agreement”).

Because David Einhorn, who is the principal of the Greenlight Parties, is a member of our board of directors, our board of directors established an independent committee consisting only of independent members of the board in order to assess the fairness of any such transaction. The independent committee engaged separate legal counsel and engaged Piper Jaffray & Co. as the independent financial advisor to the committee.  The independent committee met a number of times in September of 2010 and, on September 17, proposed to the Greenlight Parties a transaction structure consisting of a short-term bridge loan to the Company (to be used to pay off the working capital loans) followed by a rights offering, backstopped by the Greenlight Parties, to raise capital to repay the bridge loan.  Over the course of the next week, the independent committee and the Greenlight Parties negotiated the terms of such a transaction.  Toward the end of that week, the Greenlight Parties and the Company inquired as to whether Third Point would be interested in participating alongside the Greenlight Parties, and Third Point thereafter joined the negotiations.  On September 24, 2010, the committee recommended to the board and, on that date, the board of directors approved the Rights Offering Letter Agreement, the Bridge Loan Agreement and the Voting Agreements.  David Einhorn was not involved in any of the deliberations or negotiations of the independent committee or the board in connection with the Bridge Loan Agreement, the Rights Offering Letter Agreement (or amendment thereto) or the Voting Agreements (or amendments thereto).  The terms of the Rights Offering Letter Agreement, which govern the terms of this rights offering and the LLC’s concurrent private placement, the Bridge Loan Agreement and the Voting Agreements were determined after arm’s-length negotiations between the independent committee and the Backstop Parties.

The proceeds of the Bridge Loan were used to pay off the outstanding working capital loans and to pay certain related fees and expenses.  The Rights Offering Letter Agreement was entered into in connection with the Bridge Loan Agreement because it provided a means for us to raise equity capital in this rights offering, the LLC’s concurrent private placement and the Backstop Commitment to repay the Bridge Loan at or prior to maturity.  Without this means of repayment, the Backstop Parties may not have provided the Bridge Loan and, as a result, we may not have been able to pay off the working capital loans at maturity.

In negotiating and recommending to the board of directors the terms of this rights offering, the independent committee considered a number of factors, including, but not limited to, the price at which we believe our stockholders might be willing to participate in this rights offering, our need for liquidity and additional capital, the fact that no alternative transaction was imminent, the fact that all of our stockholders are entitled to participate in this rights offering on a pro rata basis and the fact that holders of subscription rights will have an over-subscription privilege.  Prior to concluding that the Rights Offering Letter Agreement and this rights offering were in our best interest, the independent committee also considered the likelihood of obtaining an extension or a forbearance of the working capital loans on acceptable terms, the likelihood of existing stockholders realizing value in the Company in the event of a Chapter 11 filing, and the fact that, pursuant to the agreed terms of the Rights Offering Letter Agreement, we have the ability to solicit and, in certain circumstances, consummate a Substitute Transaction (see “The Rights Offering—Rights Offer Letter Agreement—Substitute Transaction”).  The independent committee received financial advice from Piper Jaffray & Co., the independent financial advisor to the committee, and was advised by independent legal counsel.  In advising the independent committee, Piper Jaffray:  provided advice concerning the financial aspects, and capital market implications, of the Bridge Loan, this rights offering and potential alternative transactions; participated in telephonic meetings with the committee; and reviewed precedent transactions and provided summary comparisons of those precedent transactions to the committee.  Piper Jaffray is also advising the independent committee in connection with its review of any potential Substitute Transactions that may arise.

In structuring the terms of this rights offering, the independent committee and the Backstop Parties established the formula used to calculate the rights price at an amount substantially below the market price of our common stock at the time of determination in order to increase the attractiveness of participating in this rights offering for our stockholders.  In addition, this rights offering was structured as a rights offering for depositary shares representing fractional interests in Series A Non-Voting Convertible Preferred Stock because of the likelihood that we would not have sufficient authorized but unissued shares of common stock to structure this rights offering as a rights offering for new shares of common stock.  We also agreed and acknowledged that we would seek stockholder approval of a proposal to amend our amended and restated certificate of incorporation in order to facilitate the conversion of all shares of Series A Non-Voting Convertible Preferred Stock into shares of common stock.

 Cargill Letter Agreement

On September 23, 2010, we entered into a letter agreement with Cargill, Cargill Commodity Services, Inc. and our operating subsidiaries BFE Operating Company, LLC, Pioneer Trail Energy, LLC and Buffalo Lake Energy, LLC (which we refer to as the “Cargill Letter”) pursuant to which we and Cargill agreed to adjustments to certain commercial terms under our ethanol and distillers grains marketing agreements, corn supply agreements and grain facility leases.

We and Cargill also agreed that upon completion of this rights offering, (i) we will pay Cargill $2,800,829 (which we refer to as the “Cargill Cash Payment”) pursuant to the terms of the Settlement Agreement and, as contemplated by the Settlement Agreement, Cargill will forgive a like amount of the payable under the Settlement Agreement and (ii) upon receipt of the Cargill Cash Payment, Cargill will forgive the remaining payable under the Settlement Agreement in exchange for depositary shares in an amount equal to approximately $6,000,000 (which we refer to as the “Cargill Stock Payment”).  The payment of the Cargill Cash Payment and the Cargill Stock Payment is contingent upon the successful completion of this rights offering and the raising of proceeds in this rights offering sufficient to make the Cargill Cash Payment, after repayment of all amounts owed at the time of consummation of this rights offering under the Bridge Loan Agreement and the Subordinated Debt Agreement (for more information about our Subordinated Debt Agreement, see “Use of Proceeds”).

The depositary shares that will make up the Cargill Stock Payment will be issued to Cargill on the 12th business day following the consummation of this rights offering and will be valued at a per share price equal to the average of the volume weighted averages of the trading prices of our common stock, as such prices are reported on The Nasdaq Global Market, for the 10 consecutive trading days ending on the second trading day immediately preceding the date such depositary shares are issued to Cargill.  The depositary shares to be issued to Cargill will therefore be issued after the depositary shares that will be issued upon expiration of this rights offering but will have the same rights and preferences as the depositary shares that will be issued upon expiration of this rights offering.  The depositary shares to be issued to Cargill are not being registered or sold in this rights offering.  In order to issue the depositary shares that will make up the Cargill Stock Payment, we expect to issue and deposit with the depositary a number of additional shares of Series A Non-Voting Convertible Preferred Stock that corresponds to the aggregate fractional interests in shares of Series A Non-Voting Convertible Preferred Stock that the newly issued depositary shares represent.

In the event that an insufficient number of authorized shares of Series A Non-Voting Convertible Preferred Stock are available for such issuance and deposit with the depositary, we expect to establish an alternative method for satisfying the Cargill Stock Payment that is satisfactory to us, Cargill and the Backstop Parties.

Summary of the Rights Offering

The following description summarizes the material terms of this rights offering, the LLC’s concurrent private placement, the depositary shares and the Series A Non-Voting Convertible Preferred Stock.  See “The Rights Offering,” “Description of Capital Stock—Description of the Depositary Shares” and “Description of Capital Stock—Description of the Series A Non-Voting Convertible Preferred Stock” for a more detailed description of the terms and conditions of this rights offering, the LLC’s concurrent private placement, the depositary shares and the Series A Non-Voting Convertible Preferred Stock.

Overview
We are distributing to the holders of our common stock non-transferable subscription rights to purchase depositary shares.  Each depositary share will represent a fractional interest in a share of Series A Non-Voting Convertible Preferred Stock equal to                of a share of Series A Non-Voting Convertible Preferred Stock and will entitle the holder, through the depositary, to a proportional fractional interest in the rights and preferences of such share of Series A Non-Voting Convertible Preferred Stock.  Each share of Series A Non-Voting Convertible Preferred Stock will, following the requisite stockholder approval, automatically convert into             shares of common stock.  Upon conversion, each depositary share shall entitle the holder thereof to receive one share of common stock and, upon the distribution of one share of common stock to the holder, each such depositary share shall be automatically cancelled and have no further value.  As a result, the depositary shares are effectively convertible on a one-for-one basis into shares of our common stock.

The Subscription Rights
We are distributing at no charge to the record holders of our common stock as of 5:00 p.m., New York City time, on                    , the record date, non-transferable subscription rights to purchase depositary shares representing an aggregate of 2,000,000 shares of Series A Non-Voting Convertible Preferred Stock.  Each subscription right will permit the holder of such right to acquire, at a rights price equal to $0.56, one depositary share under the basic subscription privilege and will also provide the holder of such right with an over-subscription privilege.

The subscription rights will be distributed pro rata to the holders of our common stock based on the number of shares of common stock held on the record date.  The number of subscription rights distributed to the holders of our common stock in this rights offering will be determined as described under “—Number of Rights; Number of LLC Purchase Privileges.”  Fractional subscription rights resulting from such pro rata distribution will be eliminated by rounding up to the nearest whole right.

Concurrent Private Placement
General.  Concurrent with this rights offering, the LLC will grant at no charge purchase privileges to the record holders (other than BioFuel Energy Corp.) of membership interests in the LLC as of 5:00 p.m., New York City time, on               , the record date, to purchase a new class of preferred membership interests in the LLC (which we refer to as the “LLC’s concurrent private placement”).  Each LLC purchase privilege will permit the holder of such privilege to acquire, at a price equal to $0.56, one preferred membership interest in the LLC under the LLC basic purchase privilege and will also provide the holder of such LLC basic purchase privilege with an LLC additional purchase privilege.  The LLC additional purchase privilege will entitle the holder of the LLC purchase privilege to purchase an additional amount of preferred membership interests equal to up to 100% of the preferred membership interests that the holder was otherwise entitled to purchase.  We expect that the record date, term and expiration date of the LLC’s concurrent private placement will be the same as those of this rights offering.

Grant of LLC Purchase Privileges.  All members of the LLC (other than BioFuel Energy Corp.) will be entitled to receive the LLC purchase privileges.  The LLC purchase privileges will be granted pro rata to the holders of membership interests in the LLC (other than BioFuel Energy Corp.) based on the number of membership interests held by them on the record date.  The number of LLC purchase privileges granted to the holders of membership interests in the LLC (other than BioFuel Energy Corp.) in the LLC’s concurrent private placement will be determined as described under “—Number of Rights; Number of LLC Purchase Privileges.”  Fractional LLC purchase privileges resulting from such pro rata distribution will be eliminated by rounding up to the nearest whole purchase privilege.

Issuance of Preferred Membership Interests.  Immediately prior to the consummation of this rights offering and the LLC’s concurrent private placement, the LLC will amend and restate its limited liability company agreement to add the preferred membership interests as a new class of LLC membership interest.  Immediately following the consummation of the LLC’s concurrent private placement, the holders of membership interests in the LLC (other than BioFuel Energy Corp.) will be entitled to receive preferred membership interests in amounts to be determined in accordance with their exercise of LLC basic purchase privileges and LLC additional purchase privileges (and, in the case of the Backstop Parties, determined in accordance with their exercise of the Backstop Commitment for preferred membership interests).  Immediately following the consummation of this rights offering, BioFuel Energy Corp. will contribute all proceeds of this rights offering to the LLC, and the LLC will issue to BioFuel Energy Corp. a number of preferred membership interests equal to the number of depositary shares that BioFuel Energy Corp. issued in this rights offering.  The LLC will then apply the proceeds of this rights offering, the LLC’s concurrent private placement and the Backstop Commitment as described under “—Use of Proceeds.”  Concurrent with the making of the Cargill Stock Payment, the LLC will issue to BioFuel Energy Corp. a number of preferred membership interests equal to the number of depositary shares issued to Cargill in the Cargill Stock Payment.

Terms of Preferred Membership Interests.  The preferred membership interests will (i) be automatically convertible as described immediately below, (ii) be entitled to pro rata distributions from the LLC, on an equivalent one-to-one basis with the membership interests, (iii) have a liquidation preference in the LLC equal to $0.56 per preferred membership interest and (iv) have only limited voting rights in the LLC.  For a full description of the preferred membership interests, see “Description of Capital Stock— LLC Preferred Membership Interests; Amended and Restated Limited Liability Company Agreement.”

Conversion of Preferred Membership Interests.  Following the requisite stockholder approval, all preferred membership interests will automatically convert into membership interests on a one-for-one basis and the holders of the preferred membership interests (other than BioFuel Energy Corp.) will also receive one share of class B common stock for each membership interest received upon conversion.

Purpose of LLC’s Concurrent Private Placement.  The LLC’s concurrent private placement has been structured so as to provide the holders of membership interests in the LLC (other than BioFuel Energy Corp.), who hold membership interests that are exchangeable on a one-for-one basis for shares of common stock, with a private placement that is economically equivalent to this rights offering.

Number of Rights; Number of LLC Purchase Privileges
The number of subscription rights distributed in this rights offering will be determined by dividing the Offering Size (as defined below) by $0.56.

The number of LLC purchase privileges granted in the LLC’s concurrent private placement will be determined by dividing the Private Placement Size (as defined below) by $0.56.

Rights Price
The “rights price” for this rights offering and the LLC’s concurrent private placement means $0.56, which was calculated pursuant to the Rights Offering Letter Agreement as the dollar amount equal to 25% of the average per share closing price of our common stock for the five trading days immediately following the date of the initial filing of the registration statement of which this prospectus is a part.

The rights price of $0.56 represents a significant discount to the market price of our common stock at the time of determination.  This rights price represented a                          % discount to the closing price of our common stock on                          .

Aggregate Size; Offering Size; Private Placement Size
The “Aggregate Size” of this rights offering and the LLC’s concurrent private placement will be an aggregate amount sufficient to (i) repay all amounts owed at the time of consummation of this rights offering, including accrued and unpaid interest, under the Bridge Loan Agreement and the Subordinated Debt Agreement (for more information about our Subordinated Debt Agreement, see “Use of Proceeds”), (ii) make the Cargill Cash Payment and (iii) pay certain fees and expenses incurred in connection with this rights offering and the LLC’s concurrent private placement, but is subject to reduction as described under “—Reduction by Backstop Parties.”  The Aggregate Size (subject to any such reduction) will be determined prior to commencement of this rights offering, will be included in an amendment to the registration statement of which this prospectus is a part and is currently anticipated to be approximately $44,000,000.

The “Offering Size” of this rights offering will be an amount equal to the Aggregate Size multiplied by a fraction, the numerator of which is the total number of shares of common stock outstanding as of the record date and the denominator of which is the total number of shares of common stock outstanding as of the record date plus the total number of membership interests in the LLC held by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) as of the record date.

The “Private Placement Size” of the LLC’s concurrent private placement will be an amount equal to the Aggregate Size multiplied by a fraction, the numerator of which is the total number of membership interests in the LLC held by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) as of the record date and the denominator of which is the total number of shares of common stock outstanding as of the record date plus the total number of membership interests in the LLC held by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) as of the record date.

The Aggregate Size will equal the Offering Size plus the Private Placement Size.  Assuming that from November 12, 2010 until the record date there are no changes in the total number of shares of common stock outstanding or the total number of membership interests in the LLC held by the holders of membership interests in the LLC (other than BioFuel Energy Corp.), we expect the Offering Size to be $34,394,435 and the Private Placement Size to be $9,605,565.

Basic Subscription Privilege
The basic subscription privilege of each subscription right will entitle you to purchase one depositary share per subscription right at a rights price per depositary share equal to $0.56.  Under the Rights Offering Letter Agreement described below, the Backstop Parties have agreed, subject to certain conditions, to exercise their basic subscription privileges in full (subject to reduction in certain circumstances).

Over-Subscription Privilege
If you fully exercise your basic subscription privilege, you will be entitled to subscribe for additional depositary shares that remain unsubscribed as a result of any unexercised basic subscription privileges pursuant to your over-subscription privilege.  The over-subscription privilege allows a holder to subscribe for an additional amount of depositary shares equal to up to 100% of the depositary shares for which such holder was otherwise entitled to subscribe.  The Backstop Parties may exercise their over-subscription privileges in this rights offering.

If there is a sufficient number of depositary shares available to fully satisfy the over-subscription privilege requests of all holders following the exercise of subscription rights under their basic subscription privileges, all over-subscription requests will be honored in full.  If insufficient depositary shares are available to fully satisfy the over-subscription privilege requests of all holders, the available unsubscribed depositary shares will be distributed proportionately among those holders who exercised their over-subscription privilege based on the number of depositary shares each holder subscribed for pursuant to their over-subscription privilege.  Fractional depositary shares resulting from the proportionate distribution of unsubscribed depositary shares pursuant to the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

If and to the extent that the Backstop Parties determine, after consultation with us, that the exercise of over-subscription privileges would result in adverse tax, legal or regulatory consequences to us or any of the Backstop Parties, we may reduce or eliminate, pro rata for all holders of subscription rights, the exercise of over-subscription privileges. In the event that the exercise of over-subscription privileges is so reduced, the available unsubscribed depositary shares will be distributed proportionately among those holders who exercised their over-subscription privilege based on the number of depositary shares each holder subscribed for pursuant to their over-subscription privilege.

The Depositary Shares
General.  Each depositary share will represent a fractional interest in a share of Series A Non-Voting Convertible Preferred Stock equal to the fraction determined by dividing 2,000,000 by the total number of depositary shares actually purchased in this rights offering and pursuant to the Backstop Commitment and will entitle the holder of such depositary share, through the depositary, to a proportional fractional interest in the rights and preferences of such share of Series A Non-Voting Convertible Preferred Stock, including conversion, dividend, liquidation and voting rights, subject to the terms of the deposit agreement.

The Depositary.  The holders of depositary shares will exercise their proportional rights in the Series A Non-Voting Convertible Preferred Stock through the depositary.  The depositary for the depositary shares will be BNY Mellon Shareowner Services.

Dividends.  The depositary will deliver any cash it receives in respect of dividends or other distributions on the Series A Non-Voting Convertible Preferred Stock to the holders of the depositary shares in proportion to the number of outstanding depositary shares held by such holders, on the date of receipt or as soon as practicable thereafter.

Voting.  To the extent practicable, the depositary will vote the amount of the Series A Non-Voting Convertible Preferred Stock represented by any depositary shares in accordance with the voting instructions it receives (if any) from holders of such depositary shares.  As described immediately below, the Series A Non-Voting Convertible Preferred Stock have only limited voting rights.

Distribution of Common Stock.  As described below, upon conversion of the Series A Non-Voting Convertible Preferred Stock, each depositary share shall entitle the holder thereof to receive one share of common stock and, upon the distribution of one share of common stock to the holder of each such depositary share, each such depositary share shall be automatically cancelled and have no further value.

The Series A Non-Voting Convertible Preferred Stock
General.  Upon the consummation of this rights offering, our board of directors will designate and issue 2,000,000 shares of Series A Non-Voting Convertible Preferred Stock which we will deposit with the depositary.  The depositary will be the sole holder of shares of the Series A Non-Voting Convertible Preferred Stock.  Twelve business days after the consummation of this rights offering, we expect to issue additional depositary shares to Cargill in order to make the Cargill Stock Payment.  In order to issue the depositary shares that will make up the Cargill Stock Payment, we expect to issue and deposit with the depositary a number of additional shares of Series A Non-Voting Convertible Preferred Stock that corresponds to the aggregate fractional interests in shares of Series A Non-Voting Convertible Preferred Stock that the newly issued depositary shares represent.

Dividends.  The holders of the Series A Non-Voting Convertible Preferred Stock will be entitled to receive dividends or distributions when, as and if such dividends or distributions are paid to the holders of our common stock; provided that each share of Series A Non-Voting Convertible Preferred Stock shall entitle the holder to receive any such dividends or distributions in an amount equal to the aggregate dividends or distributions that would be entitled to be received by holders of a number of shares of common stock equal to the quotient obtained by dividing the total number of depositary shares actually purchased in this rights offering and pursuant to the Backstop Commitment by 2,000,000.

Liquidation Preference.  In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of the Series A Non-Voting Convertible Preferred Stock will be entitled to receive, before any payment or distribution is made to holders of common stock, a liquidation preference in an amount equal to $0.56 multiplied by the quotient obtained by dividing the total number of depositary shares actually purchased in this rights offering and pursuant to the Backstop Commitment by 2,000,000.

Voting.  The Series A Non-Voting Convertible Preferred Stock will have no voting rights except that we will not, without the approval of at least a majority of the shares of the Series A Non-Voting Convertible Preferred Stock then outstanding, (i) authorize or issue additional shares of Series A Non-Voting Convertible Preferred Stock of the same series (provided that no such approval shall be required in respect of any shares of Series A Non-Voting Convertible Preferred Stock to be authorized and issued in connection with the Cargill Stock Payment), (ii) authorize or issue any other series of preferred equity securities which are senior or on parity with respect to liquidation or dividend payments to the Series A Non-Voting Convertible Preferred Stock or (iii) amend our certificate of incorporation and bylaws if the amendment would adversely affect the rights, preferences or privileges of the holders of the Series A Non-Voting Convertible Preferred Stock.

Conversion. The Series A Non-Voting Convertible Preferred Stock is automatically convertible into shares of common stock as described immediately below.

Conversion of Series A Non-Voting Convertible Preferred Stock into Common Stock
Each share of Series A Non-Voting Convertible Preferred Stock shall, following the requisite stockholder approval, automatically convert into a number of shares of common stock equal to the quotient obtained by dividing the total number of depositary shares actually purchased in this rights offering and pursuant to the Backstop Commitment by 2,000,000 (which we refer to as the “Conversion Rate”).

Upon conversion of the Series A Non-Voting Convertible Preferred Stock, each depositary share shall entitle the holder thereof to receive one share of common stock and, upon the distribution of one share of common stock to the holder of each such depositary share, each such depositary share shall be automatically cancelled and have no further value.  The depositary will distribute the shares of common stock it receives upon conversion of the Series A Non-Voting Convertible Preferred Stock to the holders of the depositary shares entitled to receive such distribution in proportion to the number of outstanding depositary shares held by each such holder, on the date of receipt or as soon as practicable thereafter.

Requisite Stockholder Approval
The requisite stockholder approval means the approval by the holders of our common stock and class B common stock of the authorization and issuance of all additional shares of common stock issuable (i) upon conversion of all shares of Series A Non-Voting Convertible Preferred Stock at the Conversion Rate and (ii) upon the exchange on a one-for-one basis of all membership interests in the LLC that would be received by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) following the conversion of all preferred membership interests they receive in the LLC’s concurrent private placement for membership interests.  To the extent necessary, the requisite stockholder approval would also include the authorization of all additional shares of class B common stock issuable upon the conversion of all preferred membership interests received by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) in the LLC’s concurrent private placement.

Unless and until the requisite stockholder approval is obtained, (i) no shares of Series A Non-Voting Convertible Preferred Stock will convert into shares of common stock (and therefore no shares of common stock will be available for distribution by the depositary to the holders of the depositary shares) and (ii) no preferred membership interests in the LLC will convert into membership interests or, in the case of holders other than BioFuel Energy Corp., the corresponding shares of class B common stock.  We intend to seek the requisite stockholder approval as soon as practicable.

Shares of Common Stock Outstanding Before this Rights Offering	25,465,728 shares of our common stock and 7,111,985 shares of our class B common stock were outstanding as of November 12, 2010.

Shares Outstanding After Completion of this Rights Offering
Immediately following the consummation of this rights offering and the LLC’s concurrent private placement and before the conversion of any shares of Series A Non-Voting Convertible Preferred Stock into shares of common stock, assuming that neither the size of this rights offering nor the size of the Basic Commitment or Backstop Commitment is reduced by the Backstop Parties, assuming that there is no LLC Backstop Reallocation (as defined below) and before giving effect to the Cargill Stock Payment, we expect that            depositary shares will be issued in this rights offering representing 2,000,000 shares of Series A Non-Voting Convertible Preferred Stock.

Following the consummation of this rights offering and the LLC’s concurrent private placement and upon the conversion of all shares of Series A Non-Voting Convertible Preferred Stock into shares of common stock, assuming that neither the size of this rights offering nor the size of the Basic Commitment or Backstop Commitment is reduced by the Backstop Parties, assuming that there is no LLC Backstop Reallocation (as defined below) and before giving effect to the Cargill Stock Payment, we expect that            additional shares of common stock will be issued in connection with the conversion of all 2,000,000 shares of Series A Non-Voting Convertible Preferred Stock (resulting in there being                   total shares of common stock outstanding).

Preferred Membership Interests in the LLC Outstanding After Completion of this Rights Offering and the LLC’s Concurrent Private Placement
Immediately following the consummation of this rights offering and the LLC’s concurrent private placement and before conversion of any preferred membership interests into common membership interests, assuming that neither the size of this rights offering nor the size of the Basic Commitment or Backstop Commitment is reduced by the Backstop Parties, assuming that there is no LLC Backstop Reallocation and before giving effect to the Cargill Stock Payment, we expect that            preferred membership interests will be issued, with        being issued to BioFuel Energy Corp. and        being issued to the holders of membership interests in the LLC (other than BioFuel Energy Corp.).

Following the consummation of this rights offering and the LLC’s concurrent private placement and upon the conversion of all preferred membership interests into common membership interests, assuming that neither the size of this rights offering nor the size of the Basic Commitment or Backstop Commitment is reduced by the Backstop Parties, assuming that there is no LLC Backstop Reallocation and before giving effect to the Cargill Stock Payment, we expect that            additional common membership interests will be issued and that        additional shares of class B common stock will be issued to the holders of membership interests in the LLC (other than BioFuel Energy Corp.) (resulting in there being                   total shares of class B common stock outstanding).

Rights Offering Letter Agreement
In connection with this rights offering and the LLC’s concurrent private placement, we have entered into a Rights Offering Letter Agreement with the Backstop Parties.  The Rights Offering Letter Agreement, as amended, sets forth, among other things, the terms and conditions of this rights offering and the LLC’s concurrent private placement, including the participation and backstop commitments of the Backstop Parties.

Backstop Parties’ Basic Commitment and Backstop Commitment
Subject to the terms and conditions set forth in the Rights Offering Letter Agreement, as amended, the Backstop Parties have agreed to (i) participate in this rights offering and the LLC’s concurrent private placement for their full basic subscription privilege and full LLC basic purchase privilege (which we refer to as the “Basic Commitment”) and (ii) purchase immediately prior to expiration of this rights offering and the LLC’s concurrent private placement (x) all of the available depositary shares not otherwise sold in this rights offering following the exercise of all other holders’ basic subscription privileges and over-subscription privileges and (y) all of the available preferred membership interests in the LLC not otherwise sold in the LLC’s concurrent private placement following the exercise of all LLC basic purchase privileges and LLC additional purchase privileges of all other holders of membership interests in the LLC (other than BioFuel Energy Corp.) (which we refer to as the “Backstop Commitment”).

The price per depositary share or preferred membership interest paid by the Backstop Parties pursuant to the Backstop Commitment will be equal to $0.56 (and therefore will be equal to the price paid by the other holders in this rights offering and in the LLC’s concurrent private placement).

The Backstop Parties may exercise their over-subscription privileges in this rights offering and LLC additional purchase privileges in the LLC’s concurrent private placement.

Any depositary shares purchased by the Backstop Parties pursuant to the Basic Commitment or the Backstop Commitment will be purchased directly from us on a private basis and are not being registered pursuant to the registration statement of which this prospectus is a part.

Reduction by Backstop Parties
Notwithstanding the foregoing, the Rights Offering Letter Agreement provides that the Backstop Parties may (i) reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to the Basic Commitment or Backstop Commitment or (ii) cause us to reduce the aggregate number of depositary shares offered in this rights offering, in the event that the Backstop Parties determine, in their sole discretion, that the consummation of this rights offering, the Basic Commitment or the Backstop Commitment would result in adverse tax, legal or regulatory consequences to us or any of the Backstop Parties.  We expect that any such reduction would reduce the proceeds available to us from this rights offering.

In the event that the Backstop Parties cause us to reduce the aggregate number of depositary shares offered in this rights offering or reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to the Basic Commitment or Backstop Commitment, this rights offering would proceed with us and the Backstop Parties using commercially reasonable best efforts to structure and consummate an alternative transaction to take the place of the issuance of the depositary shares not purchased in this rights offering or pursuant to the Basic Commitment or Backstop Commitment.  The alternative transaction would be structured so as to preserve the economic benefits to the parties to the Rights Offering Letter Agreement as if this rights offering had been consummated in full without giving effect to such reduction.  Nevertheless, it is not certain that we would be able to consummate an alternative transaction to raise additional proceeds.  If we cannot consummate such an alternative transaction following a reduction of this rights offering, we may not have sufficient funds available to repay the Bridge Loan at maturity or to make the other payments contemplated by the use of proceeds of this rights offering.  See “Risk Factors—Risks Related to Our Business and Industry—The pending maturity of our Bridge Loan, unless extended, raises substantial doubt about our ability to continue as a going concern.”

In addition, one or more of the Backstop Parties may elect either (i) to exercise their respective Backstop Commitments with respect to all or a portion of the available depositary shares not otherwise sold in this rights offering following the exercise of all other holders’ basic subscription privileges and over-subscription privileges by purchasing a new class of class B preferred membership interests in the LLC (instead of purchasing such available depositary shares) in the event that such Backstop Parties determine, in their sole discretion, that the purchase of such available depositary shares would result in adverse tax, legal or regulatory consequences to us or such Backstop Parties, which we refer to as a “LLC Backstop Reallocation,” or (ii) to not exercise their respective Backstop Commitments with respect to all or a portion of the available depositary shares not otherwise sold in this rights offering following the exercise of all other holders’ basic subscription privileges and over-subscription privileges in the event that such Backstop Parties determine, in their sole discretion, that the purchase of such available depositary shares would result in adverse tax, legal or regulatory consequences to us or such Backstop Parties.  Any election contemplated by clause (ii) of the prior sentence would reduce the proceeds of this rights offering.

In the event of a LLC Backstop Reallocation, the LLC will issue such class B preferred membership interests to the applicable Backstop Parties (in equal number to the number of available depositary shares not purchased because of such LLC Backstop Reallocation) in exchange for payment of $0.56 for each class B preferred membership interest purchased.  The class B preferred membership interests, if issued, would have the same terms as the preferred membership interests (including as to conversion, distribution, liquidation and other rights), except that, upon conversion of such class B preferred membership interests, holders of such class B preferred membership interests would receive membership interests in the LLC that would not be exchangeable (together with the corresponding shares of our class B common stock) for shares of our common stock.

Conditions to Backstop Parties’ Obligations
The Backstop Parties’ obligations to purchase any depositary shares pursuant to the Basic Commitment or the Backstop Commitment are subject to various conditions as described under “The Rights Offering—Rights Offering Letter Agreement—Conditions to Backstop Parties’ Obligations.”

Termination
The obligations of the Backstop Parties under the Rights Offering Letter Agreement are subject to termination immediately, upon the election of the Greenlight Parties, at any time prior to the consummation of this rights offering upon the occurrence of any of the following:  (i) the termination of the Bridge Loan Agreement; (ii) us entering into a definitive agreement with respect to a Substitute Transaction; (iii) the Greenlight Parties, in their reasonable judgment, determining that the conditions to the Backstop Parties’ obligations are incapable of being satisfied by January 24, 2011; (iv) there having occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or properties of us and our subsidiaries, taken as a whole; (v) the breach of any covenant or other provision of the Rights Offering Letter Agreement by us that has occurred and cannot be cured or satisfied with the passage of time or, if capable of being cured or satisfied, cannot be cured or satisfied prior to March 24, 2011; (vi) our common stock no longer being listed on a national securities exchange; or (vii) our adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy.

Additionally, the Rights Offering Letter Agreement provides that the obligations of the parties to the Rights Offering Letter Agreement may be terminated by either the Greenlight Parties or us upon the occurrence of (a) another party’s material breach of any of the representations, warranties or covenants where such breach remains uncured for a period of five days after receipt of notice of such breach or (b) the issuance by any governmental authority of any ruling or order enjoining the consummation of a material portion of the rights offering or any related transactions.  As described under “—Substitute Transaction,” we also have the ability to terminate the Rights Offering Letter Agreement in certain circumstances in connection with a Substitute Transaction.

Substitute Transaction
While the Rights Offering Letter Agreement generally requires us to consummate this rights offering and the LLC’s concurrent private placement, the Rights Offering Letter Agreement permits us to solicit or participate in discussions concerning any alternative equity financing or other transaction that would result in the (a) repayment in full of all amounts outstanding under the Bridge Loan Agreement, (b) repayment in full of all amounts under the Subordinated Debt Agreement and (c) satisfaction of all obligations under the Cargill Letter (which we refer to as a “Substitute Transaction”).  If our board of directors determines that (i) we have the opportunity to enter into a Substitute Transaction that will be consummated within a timeframe that is not materially longer than the anticipated timeframe for this rights offering and the LLC’s concurrent private placement but in no event later than February 1, 2011, and (ii) such Substitute Transaction is more favorable to the holders of our common stock than this rights offering and the LLC’s concurrent private placement and is reasonably likely to be consummated prior to February 1, 2011, then we will be permitted to enter into such Substitute Transaction and terminate the Rights Offering Letter Agreement.  In the event that we do so, we will be required to repay all amounts owed under the Bridge Loan Agreement and the Subordinated Debt Agreement and satisfy all of our obligations under the Cargill Letter on or before the earlier of February 1, 2011 and the closing date of such Substitute Transaction.  We will also be required to pay to the Backstop Parties an aggregate break-up fee in cash equal to $350,000.

Backstop Parties
The Backstop Parties are Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Reinsurance, Ltd. (which we refer to collectively as the “Greenlight Parties”) and Third Point Loan LLC (which we refer to as “Third Point”).   David Einhorn is the principal of the Greenlight Parties and is a member of our board of directors.  The Backstop Parties or their affiliates own a significant number of shares of our common stock and class B common stock.  The Greenlight Parties are affiliates of Greenlight Capital, Inc., which, as of November 12, 2010, owned 7,542,104 shares of common stock and 4,311,396 shares of class B common stock, which together represented 36.4% of our outstanding total voting stock (composed of our common stock and class B common stock) on that date.  Third Point is an affiliate of Third Point Funds, which as of November 12, 2010, owned 5,578,800 shares of common stock, which represented 17.1% of our outstanding total voting stock on that date.  Collectively, the Backstop Parties owned 53.5% of our outstanding total voting stock on that date.

The Backstop Parties’ aggregate ownership of our issued and outstanding equity may increase substantially as a result of this rights offering.  See “Risk Factors—Risks Related to the Rights Offering—The Backstop Parties control a substantial equity interest in us and may own an even greater equity interest in us following this rights offering.  Their interests may not coincide with yours and they may make decisions with which you disagree.”

Record Date	5:00 p.m., New York City time, on .

Expiration Date of this Rights Offering	5:00 p.m., New York City time, on .

Use of Proceeds
We intend to use the proceeds from this rights offering, the LLC’s concurrent private placement and the Backstop Commitment:  (i) first, to pay off the Bridge Loan; (ii) second, to pay off all indebtedness under the Subordinated Debt Agreement; (iii) third, to make the Cargill Cash Payment; (iv) fourth, to pay certain fees and expenses incurred in connection with this rights offering and the LLC’s concurrent private placement; and (v) fifth, the remainder, if any, for general corporate purposes.  For a full description, including possible adjustments, see “Use of Proceeds.”

Transferability of Rights	The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.

Listing	Shares of our common stock are currently listed on The Nasdaq Global Market under the symbol “BIOF.”

The depositary shares will not be listed for trading on any stock exchange.

No Board Recommendation
Our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and this rights offering.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in the depositary shares.

No Revocation or Change
Once you submit the rights certificate to exercise any subscription rights or, if you are a beneficial owner of shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, your subscription rights are exercised on your behalf by your nominee, you are not allowed to revoke or change the exercise or request a refund of monies paid.  All exercises of subscription rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable.

Extension, Cancellation and Amendment
Subject to the prior consent of the Backstop Parties, our board of directors may extend the subscription period, and thereby postpone the expiration date.  Subject to the terms and conditions of the Rights Offering Letter Agreement, we reserve the right to amend or modify any other terms of this rights offering.  This rights offering and the LLC’s concurrent private placement may only be terminated with the consent of the Backstop Parties or after termination of the Rights Offering Letter Agreement.   In the event that this rights offering is terminated, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Material U.S. Federal Income Tax Consequences
You should not recognize income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights to purchase depositary shares in this offering.  You are urged to consult your own tax advisor regarding the specific tax consequences to you in connection with your participation in this rights offering.  See “Material U.S. Federal Income Tax Consequences.”

Registration Rights
In connection with our initial public offering, we entered into a registration rights agreement pursuant to which we may be required to register the sale of shares of our common stock held by the Backstop Parties and our other historical equity investors (or to be acquired by such investors upon exchange of their membership interests in the LLC for shares of our common stock) and certain of their transferees.  Under the registration rights agreement, under certain circumstances and subject to certain restrictions, our historical equity investors have the right to request us to register the sale of their shares and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period.

In connection with this rights offering, we will amend and restate the existing registration rights agreement to provide that we may, under certain circumstances and subject to certain restrictions, also be required to register the sale of shares of our common stock that are issued to (i) the Backstop Parties and our other historical equity investors in respect of any depositary shares that they acquire in this rights offering (or the Backstop Parties acquire upon exercise of their Backstop Commitment) following conversion of the Series A Non-Voting Convertible Preferred Stock, (ii) the Backstop Parties and our other historical equity investors in respect of any membership interests in the LLC that are issued to them following conversion of any preferred membership interests in the LLC that they acquire in the LLC’s concurrent private placement (or the Backstop Parties acquire upon exercise of their Backstop Commitment) and (iii) the Backstop Parties in respect of the warrants that may be issued to them in the event that the Bridge Loan is not paid in full on or prior to March 24, 2011.

Procedures for Exercising Rights
Record Holders.  Subscription rights may be exercised by registered holders of shares of our common stock by completing and signing the rights certificate and delivering the completed and duly executed rights certificate, together with any required signature guarantees and the full subscription payment, to the subscription agent at the address set forth below under “The Rights Offering—Subscription Agent.”  Completed rights certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date.

Beneficial Owners.  If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee and you wish to exercise your subscription rights, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on the expiration date.  We will ask your record holder to notify you of this rights offering.  You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.  Your subscription rights will not be considered exercised unless the subscription agent receives from your broker, dealer, custodian bank or other nominee all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on the expiration date.

Nominees.  Nominees, such as brokers, dealers, custodian banks or other nominees, who hold shares of common stock for the account of others, should notify the respective beneficial owners as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the subscription rights.  If the beneficial owner so instructs, the nominee should exercise the subscription rights on behalf of the beneficial owner and deliver all documents and payment prior to 5:00 p.m., New York City time, on the expiration date.

Subscription Agent	BNY Mellon Shareowner Services.

Information Agent	Okapi Partners LLC.

Fees and Expenses
We will pay all fees and expenses of the subscription agent and the information agent.  You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Fees and Expenses Paid or Payable to the Backstop Parties
On September 24, 2010, we paid the Backstop Parties $743,795 in consideration of the Backstop Commitment and a fee of $776,825 in consideration of the funding of the Bridge Loan.  If the aggregate amount of this rights offering plus the LLC’s concurrent private placement is greater than $40,000,000, an additional fee of 4% of the excess will be payable to the Backstop Parties as additional consideration for the Backstop Commitment (excluding for calculation purposes any additional depositary shares or preferred membership interests purchased by the Backstop Parties pursuant to their Basic Commitment or their over-subscription privileges or LLC additional purchase privileges).  Further, if we sign a definitive agreement relating to a Substitute Transaction, we will also be required to pay the Backstop Parties a break-up fee equal to $350,000.  In addition, we have agreed to pay the reasonable fees and expenses of the Backstop Parties incurred in connection with the Rights Offering Letter Agreement and the transactions contemplated hereby (including the reasonable fees and expenses of legal counsel to the Backstop Parties) and to indemnify the Backstop Parties against losses arising out of this rights offering.

Risk Factors
Investing in the securities offered by this prospectus involves a high degree of risk.  You should carefully consider the risks described under “Risk Factors” before buying any of the depositary shares offered hereby.

Risk Factors

An investment in our securities involves a high degree of risk.  You should carefully consider the risks described below, together with the other information included in or incorporated by reference into this prospectus, before making an investment decision in this rights offering.

Risks Related to the Rights Offering

Your equity interest in us may be diluted as a result of this rights offering and the LLC’s concurrent private placement.

Assuming that neither the size of this rights offering nor the size of the Basic Commitment or Backstop Commitment is reduced by the Backstop Parties (see “—At their discretion, the Backstop Parties have the ability to reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to their Basic Commitment or Backstop Commitment or cause us to reduce the aggregate number of depositary shares offered in this rights offering”) and assuming that there is no LLC Backstop Reallocation, this rights offering will result in our issuance of approximately            depositary shares which are, by virtue of the Conversion Rate of the Series A Non-Voting Convertible Preferred Stock in which they represent interests and the depositary arrangements, effectively convertible on a one-for-one basis into shares of our common stock.  In addition, the LLC’s concurrent private placement will result in the issuance of preferred membership interests in the LLC which, following the requisite stockholder approval, will automatically convert into membership interests in the LLC which will be exchangeable by the holders thereof (other than BioFuel Energy Corp.) for shares of common stock.

The subscription price per depositary share (or preferred membership interest), which is $0.56, represents a significant discount to the market price of our common stock at the time of determination.  This rights price represented a                          % discount to the closing price of our common stock on                          .  In addition, the Backstop Parties have entered into the Rights Offering Letter Agreement with us that requires them, subject to certain conditions and possible reductions, to exercise their rights to purchase all of the depositary shares and preferred membership interests purchasable with their basic subscription privileges and LLC basic purchase privileges and requires them, subject to certain conditions and possible reductions, to purchase immediately prior to the expiration of this rights offering and the LLC’s concurrent private placement all of the available depositary shares not otherwise sold in this rights offering following the exercise of all other holders’ basic subscription privileges and over-subscription privileges and all of the available preferred membership interests not otherwise sold in the LLC’s concurrent private placement following the exercise of all LLC basic purchase privileges and LLC additional purchase privileges of all other holders of membership interests in the LLC (other than BioFuel Energy Corp.).  See “The Rights Offering—Rights Offering Letter Agreement—Basic Commitment and Backstop Commitment.”

As a result, holders who do not fully exercise their subscription privileges should expect that they will, at the completion of this rights offering and the LLC’s concurrent private placement, own a smaller proportional equity interest in us than would be the case had they fully exercised their subscription rights.

The rights price determined for this rights offering is not an indication of the fair value of the depositary shares or our common stock.

The rights price of $0.56 represents a significant discount to the market price of our common stock at the time of determination, but is not necessarily related to our book value, net worth or any other established criteria of value.  You should not consider the rights price to be an indication of the fair value of the depositary shares offered in this rights offering or our common stock.  We cannot assure you that you will be able to sell the depositary shares, or the common stock that you will receive upon the automatic conversion of the Series A Non-Voting Convertible Preferred Stock represented by such depositary shares, purchased during this rights offering at a price that is equal to or greater than $0.56.  Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock or the depositary shares after the completion of this rights offering.

You may not revoke your subscription exercise and could be committed to buying depositary shares.

Once you exercise your subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid.  All exercises of subscription rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable to the exercise of your rights.

If you exercise your subscription rights and, afterwards, the market price of our common stock decreases below $0.56, you will have committed to buying depositary shares, which are effectively convertible on a one-for-one basis into shares of common stock, at a price above the prevailing market price of our common stock.  Our common stock is traded on The Nasdaq Global Market under the symbol “BIOF,” and the closing sales price of our common stock on The Nasdaq Global Market on                , the last trading day before the commencement of this rights offering, was $                per share.  The rights price is $0.56 per depositary share.  The rights price, together with the number of depositary shares we propose to issue and ultimately will issue if this rights offering is completed and the number of preferred membership interests we propose to issue and ultimately will issue if the LLC’s concurrent private placement is completed, may result in a decrease in the market price of our common stock.

The Backstop Parties control a substantial equity interest in us and may own an even greater equity interest in us following this rights offering.  Their interests may not coincide with yours and they may make decisions with which you disagree.

The Backstop Parties or their affiliates own a significant number of shares of our common stock and class B common stock.  The Greenlight Parties are affiliates of Greenlight Capital, Inc., which, as of November 12, 2010, owned 7,542,104 shares of common stock and 4,311,396 shares of class B common stock, which together represented 36.4% of our outstanding total voting stock (composed of our common stock and class B common stock) on that date.  Third Point is an affiliate of Third Point Funds, which as of November 12, 2010, owned 5,578,800 shares of common stock, which represented 17.1% of our outstanding total voting stock on that date.  Collectively, the Backstop Parties owned 53.5% of our outstanding total voting stock on that date.

If the Backstop Commitment is exercised, we expect that the Backstop Parties’ and their affiliates’ aggregate proportional ownership of our outstanding equity will increase as a result of, and in proportion to, the performance by the Backstop Parties of their Backstop Commitment.

As a result of their substantial equity interest in us, the Backstop Parties have and will continue to have considerable influence over our corporate affairs and actions, including those submitted to a stockholder vote.  In addition, this rights offering may result in the Backstop Parties obtaining a much greater degree of control of our company, which could make some transactions more difficult or impossible without the support of the Backstop Parties.  The interests of the Backstop Parties may not always coincide with our interests as a company or the interests of our other stockholders.  Accordingly, these stockholders could cause us to enter into transactions or agreements that you would not approve or make decisions with which you may disagree.

At their discretion, the Backstop Parties have the ability to reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to their Basic Commitment or Backstop Commitment or cause us to reduce the aggregate number of depositary shares offered in this rights offering.

The Rights Offering Letter Agreement provides that the Backstop Parties may reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to the Basic Commitment or Backstop Commitment or cause us to reduce the aggregate number of depositary shares offered in this rights offering, in the event that the Backstop Parties determine, in their sole discretion, that the consummation of this rights offering, the Basic Commitment or the Backstop Commitment would result in adverse tax, legal or regulatory consequences to us or any of the Backstop Parties.  We expect that any such reduction would reduce the proceeds available to us from this rights offering and it is not certain that we would be able to consummate an alternative transaction to take the place of the depositary shares not purchased in this rights offering as a result of any such reduction.  If we cannot consummate such an alternative transaction, we may not have sufficient funds available to repay the Bridge Loan at maturity or to make the other payments contemplated by the use of proceeds of this rights offering.  See “Risk Factors—Risks Related to Our Business and Industry—The pending maturity of our Bridge Loan, unless extended, raises substantial doubt about our ability to continue as a going concern.”

In particular, the Backstop Parties may elect to reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to the Basic Commitment or Backstop Commitment or cause us to reduce the aggregate number of depositary shares offered in this rights offering if they determine that this rights offering, the Basic Commitment or the Backstop Commitment would limit our ability to use net operating loss carryforwards to offset future taxable income.  See “—Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited as a result of this rights offering and related transactions.  The Backstop Parties may reduce or restructure this rights offering as a result.”

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be limited as a result of this rights offering and related transactions.  The Backstop Parties may reduce or restructure this rights offering as a result.

As of September 30, 2010, we reported federal net operating loss (“NOL”) carryforwards of approximately $156 million, which will begin to expire if not used by December 31, 2028.

For accounting purposes, a valuation allowance is required to reduce our potential deferred tax assets if it is determined that it is more likely than not that all or some portion of such assets will not be realized due to the lack of sufficient taxable income.  Our financial statements currently provide a full valuation allowance against all of our NOL carryforwards.

Our ability to utilize our tax attributes, such as NOL carryforwards and tax credits (“Tax Attributes”), will be subject to significant limitation for federal income tax purposes if we undergo an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). For this purpose, an ownership change generally occurs, as of any “testing date” (as defined under Section 382 of the Code), if our “5-percent shareholders” have collectively increased their ownership in BioFuel Energy Corp. stock by more than 50 percentage points over their lowest percentage ownership at any time during the relevant testing period, which generally begins the later of either January 1, 2008 or three years preceding the relevant testing date. In general, our 5-percent shareholders would include any (i) individual who owns 5% or more (directly, indirectly or constructively) of BioFuel Energy Corp. stock and (ii) “public groups” who own BioFuel Energy Corp. stock (even in certain cases if they own less than 5% of BioFuel Energy Corp. stock) or stock in higher tier entities who own 5% or more (directly, indirectly or constructively) of BioFuel Energy Corp. stock. A “public group” generally consists of a group of persons each of whom owns (directly, indirectly or constructively) less than 5% of BioFuel Energy Corp. stock. An ownership change may therefore occur following substantial changes in the direct or indirect ownership of our outstanding stock by one or more 5-percent shareholders over this period.

If we were to experience an ownership change, Section 382 of the Code imposes an annual limitation on the amount of our post-change taxable income that may be offset by our pre-change Tax Attributes.  The limitation imposed by Section 382 for any post-change year is generally determined by multiplying the value of BioFuel Energy Corp. stock immediately before the ownership change by the applicable long-term tax-exempt rate.  Any unused annual limitation may, subject to certain limits, be carried over to later years.  In addition, the limitation may be increased under certain circumstances by the “built-in gain” in our assets at the time of the ownership change.

It is unclear whether all or a portion of our Tax Attributes are or will be subject to a limitation under Section 382 of the Code following this rights offering, either as a result of an ownership change experienced by us in the past or an ownership change to be experienced by us on account of this rights offering and related transactions.  The determination of whether this rights offering would result in an ownership change under Section 382 of the Code depends, in part, on the Offering Size (in particular, the total number of depositary shares actually purchased in this rights offering and pursuant to the Backstop Commitment), prior ownership shifts involving 5-percent shareholders, the percentage in which each common stockholder exercises its subscription rights and the effect of related transactions in conjunction with this rights offering (such as changes resulting from the Cargill Stock Payment or that would result if the warrants exercisable for an aggregate of 15% of our common stock on a fully diluted basis are issued to the Backstop Parties as a result of us being unable to pay the Bridge Loan in full on or before its maturity date).

The Rights Offering Letter Agreement provides that the Backstop Parties may reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to the Basic Commitment or Backstop Commitment or cause us to reduce the aggregate number of depositary shares offered in this rights offering, in the event that the Backstop Parties determine, in their sole discretion, that the consummation of this rights offering, the Basic Commitment or the Backstop Commitment would result in adverse tax consequences to the Backstop Parties or to us.  This rights offering may therefore be reduced or restructured in order to avoid an ownership change under Section 382.

Even if this rights offering and related transactions do not result in an ownership change under Section 382, it is possible that future changes in the ownership of BioFuel Energy Corp. stock by 5-percent shareholders, including certain changes in the ownership of any entity that owns 5% or more of BioFuel Energy Corp. stock, will result in an ownership change under Section 382.

To reduce the likelihood of an ownership change, our board of directors may take actions to impose transfer restrictions or other protective mechanisms, such as adopting a “tax benefit preservation plan,” which could limit the ability of stockholders to acquire 5% or more of the outstanding shares of BioFuel Energy Corp. stock (or, if any stockholder already owns in excess of 5% of BioFuel Energy Corp. stock, from acquiring any additional shares).  Any such tax benefit preservation plan, if adopted, would be adopted on terms and conditions approved by our board of directors.

Our ability to use our Tax Attributes will also depend on the amount of taxable income we generate in future periods.  In addition, any LLC Backstop Reallocation could reduce BioFuel Energy Corp.’s membership interests in the LLC relative to the LLC membership interests of the holders of membership interests in the LLC (other than BioFuel Energy Corp.) and thus reduce the amount of taxable income allocated to BioFuel Energy Corp. that could be offset by our Tax Attributes.  Our Tax Attributes may expire before we can generate sufficient taxable income to utilize them in full.

The subscription rights are not transferable and there will be no market for the subscription rights.

You may not sell, transfer or assign your subscription rights.  Because the subscription rights are non-transferable, there will be no market or other means for you to directly realize any value associated with your subscription rights.  You must exercise your subscription rights and acquire depositary shares in order to realize any value that may be embedded in your subscription rights.

We may cancel this rights offering at any time prior to the expiration of this rights offering.  If we cancel this rights offering, the only obligation to you that we or the subscription agent will have will be to return your subscription payments.

We may, subject to the terms of the Rights Offering Letter Agreement, decide not to continue with this rights offering or terminate this rights offering prior to the expiration of this rights offering.  See “The Rights Offering—Termination.”  If we terminate this rights offering, all subscription rights will expire without value and the only obligation that we or the subscription agent will have with respect to subscription rights that have been exercised will be to return any subscription payments the subscription agent has received, without interest, as soon as practicable.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Holders that desire to purchase depositary shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of this rights offering at 5:00 p.m., New York City time, on                .  If you are a beneficial holder, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of this rights offering.  We are not responsible if your broker, dealer, custodian bank or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of this rights offering.  If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in this rights offering prior to the expiration of this rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment received.  Neither we nor the subscription agent undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

We cannot guarantee that you will receive any or all of the amounts of depositary shares for which you over-subscribed and, in certain circumstances, your ability to over-subscribe could be reduced.

Holders who fully exercise their basic subscription privilege will be entitled to subscribe for an additional amount of depositary shares equal to up to 100% of the depositary shares for which such holder was otherwise entitled to subscribe.  We can provide no assurance that you will actually be entitled to purchase the number of depositary shares you subscribe for pursuant to your over-subscription privilege at the expiration of this rights offering.  If insufficient depositary shares are available to fully satisfy the over-subscription privilege requests of all holders, the available unsubscribed depositary shares will be distributed proportionately among those holders who exercised their over-subscription privilege based on the number of depositary shares each holder subscribed for pursuant to their over-subscription privilege.

In addition, if and to the extent that the Backstop Parties determine, after consultation with us, that the exercise of over-subscription privileges would result in adverse tax, legal or regulatory consequences to us or any of the Backstop Parties, we may reduce or eliminate, pro rata for all holders of subscription rights, the exercise of over-subscription privileges. In the event that the exercise of over-subscription privileges is so reduced, the available unsubscribed depositary shares will be distributed proportionately among those holders who exercised their over-subscription privilege based on the number of depositary shares each holder subscribed for pursuant to their over-subscription privilege.

Risks Related to the Depositary Shares

You are also making an investment decision in the Series A Non-Voting Convertible Preferred Stock and our common stock as well as in the depositary shares.

As described in this prospectus, you are investing in depositary shares that represent fractional interests in the Series A Non-Voting Convertible Preferred Stock.  The depositary will rely solely on the dividend payments and other distributions on the Series A Non-Voting Convertible Preferred Stock it receives from us to fund all dividend payments and other distributions on the depositary shares.  In addition, because the depositary shares effectively convert into shares of common stock on a one-for-one basis, the trading price of our common stock will directly affect the market price of the depositary shares.  Any decline in the market price of shares of our common stock and any related decline in value of the depositary shares may be substantial and, depending on the extent of the decline, you could lose all or substantially all of your investment in the depositary shares.

The market price of our common stock is volatile and may decline before or after the subscription rights expire.

The trading price of our common stock is volatile and could be subject to fluctuations in response to a number of factors, many of which are beyond our control.  These factors include, among other things, the announcement and consummation of this rights offering, the LLC’s concurrent private placement or any alternative transactions, the factors described “Risk Factors—Risks Related to Our Business,” actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, future sales of our equity securities, business conditions in our markets and the general state of the securities markets, changes in market prices for our products or for our raw materials, changes in capital markets, departures of key personnel and governmental legislation or regulation, as well as general economic and market conditions, such as downturns in our economy and recessions.  As a result, the price of our common stock could fluctuate widely, and those fluctuations could materially reduce our common stock price.

Holders of the depositary shares will have no rights as holders of common stock until they acquire our common stock upon conversion of the Series A Non-Voting Convertible Preferred Stock.

Until you acquire shares of our common stock upon conversion of the Series A Non-Voting Convertible Preferred Stock and delivery by the depositary following conversion of the depositary shares, you will have no direct rights with respect to our common stock, including, without limitation, voting rights.  Holders of the depositary shares must act through the depositary to exercise any voting rights in respect of the Series A Non-Voting Convertible Preferred Stock and must receive any dividends or distributions in respect of the Series A Non-Voting Convertible Preferred Stock only through the depositary.  As a result, holders of the depositary shares will not have the right to vote on actions customarily subject to stockholder vote or approval, including the election of directors, the approval of significant transactions and amendments to our certificate of incorporation that would not adversely affect the rights, preferences or privileges of the Series A Non-Voting Convertible Preferred Stock.  As a result, such holders’ ability to exercise influence over us is extremely limited.  Upon conversion, you will be entitled to exercise your rights as a holder of our common stock only as to matters for which the record date occurs after the close of business on the relevant date that you received shares of common stock.

The secondary market for the depositary shares may be illiquid.

The depositary shares are a new issue of securities for which there currently is no market.  Accordingly, no assurance can be given as to the development or liquidity of any market for the depositary shares.  If an active trading market does not develop or is not maintained, the market price and liquidity of the depositary shares may be adversely affected.  In that case, you may not be able to sell the depositary shares that you hold at a particular time or at a favorable price.

Holders of the depositary shares will be entitled to receive shares of common stock only if and when our stockholders approve the authorization and issuance of common stock upon conversion of the Series A Non-Voting Convertible Preferred Stock.

The Series A Non-Voting Convertible Preferred Stock, which the depositary shares represent fractional interests in, will only convert into shares of common stock when the authorization and issuance of shares of common stock in connection with such conversion has been approved by our stockholders.  Because the holders of depositary shares will not be entitled to receive shares of common stock until the conversion of the Series A Non-Voting Convertible Preferred Stock for common stock, they will hold depositary shares until we receive the requisite stockholder approval.  Until holders of depositary shares acquire shares of our common stock upon conversion of the Series A Non-Voting Convertible Preferred Stock, they will have no direct rights with respect to our common stock.  Holders of the depositary shares must act through the depositary to exercise any voting rights in respect of the Series A Non-Voting Convertible Preferred Stock and must receive any dividends or distributions in respect of the Series A Non-Voting Convertible Preferred Stock only through the depositary.  As a result, holders of the depositary shares will not have the right to vote on actions customarily subject to stockholder vote or approval, including the election of directors, the approval of significant transactions and amendments to our certificate of incorporation that would not adversely affect the rights, preferences or privileges of the Series A Non-Voting Convertible Preferred Stock.  In addition, a trading market for the depositary shares may not develop or may be less liquid than the trading market for our common stock and the market price of the depositary shares may be adversely affected as a result.

Under the Rights Offering Letter Agreement, we are obligated to use our best efforts to obtain such approval by January 24, 2011.  However, it is possible that the stockholder approval could be significantly delayed beyond January 24, 2011 or may never be obtained.

You may suffer dilution on the common stock that is ultimately issuable to you upon conversion of the Series A Non-Voting Convertible Preferred Stock.

The terms of the Series A Non-Voting Convertible Preferred Stock have only limited anti-dilution provisions that apply in the event of certain stock splits, stock dividends and sales of common stock at a price below the rights price, and do not restrict our ability to offer shares of our common stock in the future or to engage in other transactions that could dilute our common stock.  We have no obligation to consider the interests of the holders of the Series A Non-Voting Convertible Preferred Stock or the depositary shares in engaging in any such offering or transaction.  If we issue additional shares of our common stock, that issuance may adversely affect the price of our common stock and the depositary shares.  The price of our common stock and the depositary shares may also be adversely affected by the existence, issuance or sale of securities that are convertible into or exchangeable for, or of securities that represent the right to receive, our common stock or other dilution of our equity, or by our announcement that any such issuance or sale or other dilution may occur.

In particular, in the event that the Bridge Loan is not paid in full on or before March 24, 2011, we will be required to issue warrants to the Backstop Parties exercisable at an exercise price of $0.01 per share for an aggregate of 15% of our common stock on a fully diluted basis as of the date the warrants are issued.  The possibility that these warrants may be issued may prove to be a hindrance to our efforts to raise future equity and debt funding, and the issuance and exercise of such warrants would dilute the percentage ownership interest of our other stockholders and likely would reduce the value of their stock.  In addition, we expect to issue additional depositary shares in connection with the Cargill Stock Payment, and the exact number of depositary shares issuable to Cargill will not be known until after this rights offering is consummated (for a discussion how the number of depositary shares that will be issued to Cargill will be calculated, see “Prospectus Summary—Related Agreements and Transactions—Cargill Letter Agreement”).  Further, following the requisite stockholder approval, all preferred membership interests in the LLC issued in connection with the LLC’s concurrent private placement will automatically convert into membership interests in the LLC which will be exchangeable by the holders thereof (other than BioFuel Energy Corp.) for shares of common stock.

The liquidation preference of the Series A Non-Voting Convertible Preferred Stock will be subordinate to those of holders of our indebtedness and of any senior equity securities we may issue in the future and may be subject to the equal rights of other equity securities.

There are no restrictions in the terms of the Series A Non-Voting Convertible Preferred Stock on our ability to incur indebtedness.  In addition, while the Series A Non-Voting Convertible Preferred Stock have certain veto rights over the issuance of other series of preferred equity securities that are senior or on parity with respect to liquidation payments to the Series A Non-Voting Convertible Preferred Stock, it is possible that such preferred equity securities could be issued in the future.  If we were to liquidate our business, we would be required to repay all of our outstanding indebtedness and to satisfy the liquidation preferences of any then outstanding senior equity securities before we could make any distributions on the Series A Non-Voting Convertible Preferred Stock.  We could have insufficient cash available to do so, in which case holders of the depositary shares would not receive any payment on the amounts due them relating to the liquidation preference of the Series A Non-Voting Convertible Preferred Stock.  Moreover, any amounts remaining after the payment of our indebtedness and any senior securities would be split equally among the holders of the Series A Non-Voting Convertible Preferred Stock and any other holders of our securities that may be issued in the future that rank on parity with the Series A Non-Voting Convertible Preferred Stock as to liquidation preferences.  The liquidation preference of the preferred membership interests in the LLC will rank effectively on parity with the liquidation preference of the Series A Non-Voting Convertible Preferred Stock (as represented by the depositary shares).

Risks Related to Our Business and Industry

Narrow commodity margins have resulted in decreased liquidity and continue to present a significant risk to our ability to service our debt.

Our results of operations and financial condition depend substantially on the price of our main commodity input, corn, relative to the price of our main commodity product, ethanol, which is known in the industry as the “crush spread.” The prices of these commodities are volatile and beyond our control.   For example, from July 1, 2008 through June 30, 2010, spot corn prices on the Chicago Board of Trade (CBOT) ranged from $3.01 to $7.49 per bushel, with an average price of $3.99 per bushel, while CBOT ethanol prices ranged from $1.40 to $2.86 per gallon, with an average price of $1.77 per gallon.  However, the volatility in corn prices and the volatility in ethanol prices are not correlated, and as a result, the crush spread fluctuated widely throughout 2009, ranging from $0.06 per gallon to $0.68 per gallon, and during the first half of 2010, ranging from $0.15 to $0.47.  Since we commenced operations, we have from time to time entered into derivative financial instruments such as futures contracts, swaps and option contracts with the objective of limiting our exposure to changes in commodities prices.  However, we are currently able to engage in such hedging activities only on a limited basis due to our lack of financial resources, and we may not have the financial resources to increase or conduct any of these hedging activities in the future. In addition, if geographic basis differentials are not hedged, they could cause our hedging programs to be ineffective or less effective than anticipated.

As a result of the volatility of the prices for these and other items, our results fluctuate substantially and in ways that are largely beyond our control.  For example, we were profitable in the fourth quarter of 2009, when crush spreads averaged $0.49 per gallon.  However, as reported in the unaudited consolidated financial statements incorporated by reference in this prospectus, we reported net losses of $12.0 million and $22.4 million during the three and six months ended June 30, 2010, respectively.  During each of these periods, crush spreads contracted significantly, averaging $0.24 and $0.28 per gallon during the three and six months ended June 30, 2010, respectively.

Narrow commodity margins present a significant risk to our cash flows and liquidity.  We cannot predict when or if crush spreads will narrow.  In the event crush spreads narrow, we may choose to curtail operations at our plants or cease operations altogether.  In addition, we have fully utilized our debt service reserve availability under our $230 million senior secured credit facility (of which $192.5 million was outstanding as of September 30, 2010) with a syndicate of lenders (“Senior Debt Facility”) and we may expend all of our other sources of liquidity, in which event we would not be able to pay principal or interest on our debt, which would lead to an event of default under our Bridge Loan Agreement, Senior Debt Facility and Subordinated Debt Agreement and, in the absence of forbearance, debt service abeyance or other accommodations from our lenders, require us to seek relief through a filing under the U.S. Bankruptcy Code. We expect fluctuations in the crush spread to continue. Any further reduction in the crush spread may cause our operating margins to deteriorate further, resulting in an impairment charge in addition to causing the consequences described above.

We are currently unable to hedge against fluctuations in commodity prices and may be unable to do so in the future, which further exposes us to commodity price risk.

Since we have commenced operations, we have from time to time entered into derivative financial instruments such as futures contracts, swaps and option contracts with the objective of limiting our exposure to changes in commodities prices.  However, we are currently able to engage in such hedging activities only on a limited basis due to our lack of financial resources, and we may not have the financial resources to conduct hedging activities in the future.  In addition, ethanol futures have historically traded with an inverted price progression, or “strip,” whereby outer month contracts are priced at lower prices than spot or near-month contracts. In contrast, corn futures historically have traded such that outer months have higher prices than near or spot months. As a result, even under market conditions in which we realize positive margins at current (spot) prices we may not be able to lock in such margins for future production. Furthermore, because of the lack of an established futures market or established markets for future physical delivery of ethanol, we may not be able to price a material amount of our future production so as to permit us to hedge a material portion of our commodities price risks.

The pending maturity of our Bridge Loan, unless extended, raises substantial doubt about our ability to continue as a going concern.

We have approximately $19.4 million of outstanding indebtedness under our Bridge Loan, which matures in March 2011.  We are restricted by the terms of our Senior Debt Facility from using the funds generated by our operating subsidiaries to repay the Bridge Loan.  Therefore, even if we generate positive cash flow from operations, under the terms of our Senior Debt Facility, we cannot use that cash flow to repay the Bridge Loan.  If this rights offering and the LLC’s concurrent private placement do not generate sufficient proceeds to repay the Bridge Loan, we are unlikely to have sufficient liquidity to repay the Bridge Loan when it becomes due.  The Backstop Parties may require us to reduce the size of this rights offering or their commitment to purchase depositary shares that are not subscribed for by other holders in this rights offering, if the Backstop Parties determine, in their sole discretion, that the consummation of this rights offering, the Basic Commitment or the Backstop Commitment would result in adverse tax, legal or regulatory consequences to us or any of the Backstop Parties. If we are unable to generate sufficient proceeds from this rights offering and the LLC’s concurrent private placement to repay the Bridge Loan, we may seek new capital from other sources.  We cannot assure you that we will be successful in achieving any of these initiatives or, even if successful, that these initiatives will be sufficient to address our limited liquidity and the pending maturity of the Bridge Loan.  If we are unable to raise sufficient proceeds from this rights offering, the LLC’s concurrent private placement or from other sources, we may be unable to continue as a going concern, which could potentially force us to seek relief through a filing under the U.S. Bankruptcy Code.

We have a significant amount of indebtedness and limited liquidity, and virtually all of our assets are pledged to secure our senior debt.

As of September 30, 2010, we had $192.5 million of indebtedness outstanding under our Senior Debt Facility. In addition, if this rights offering and the LLC’s concurrent private placement do not generate sufficient proceeds to repay the debt under our Subordinated Debt Agreement (we refer to such debt herein as the “Subordinated Debt”) and Bridge Loan in full, we may continue to have indebtedness outstanding under our Bridge Loan and Subordinated Debt Agreement, and may continue to have obligations to Cargill under the Settlement Agreement, even after we complete this rights offering and the LLC’s concurrent private placement.  During our limited period of operations, we have been unable to consistently generate positive cash flow, mostly due to the narrow crush spread.  In addition, we have had, and continue to have, severely limited liquidity, with $10.9 million in cash on hand as of September 30, 2010.  Of that $10.9 million, only $6.4 million of cash was held by the LLC and therefore would have been available for use to repay a portion of the Bridge Loan.  The remaining $4.5 million of cash was held by our operating subsidiaries and we are restricted by the terms of our Senior Debt Facility from using those funds to repay the Bridge Loan.  If we do not have sufficient cash flow to service our debt, we would need to refinance all or part of our existing debt, sell assets, borrow more money or raise additional capital, any or all of which we may not be able to do on commercially reasonable terms or at all. If we are unable to do so, we may be required to curtail operations or cease operating altogether, and could be forced to seek relief from creditors through a filing under the U.S. Bankruptcy Code.  Because the debt under our Senior Debt Facility subjects substantially all of our assets to liens, there may be no assets left for stockholders in the event of a liquidation.

Our substantial indebtedness could have important consequences by adversely affecting our financial position.

Our substantial indebtedness could:

•
require us to dedicate all of our cash flow from operations (after the payment of operating expenses) to payments with respect to our indebtedness, thereby reducing the availability of our cash flow for working capital, capital expenditures and other general corporate expenditures;

•	restrict our ability to take advantage of strategic opportunities;

•	limit our flexibility in planning for, or reacting to, competition or changes in our business or industry;

•	limit our ability to borrow additional funds;

•	increase our vulnerability to adverse general economic or industry conditions;

•	restrict us from expanding our current facilities, building new facilities or exploring business opportunities; and

•	place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

Our ability to make payments on and refinance our Senior Debt Facility will depend on our ability to generate cash from our operations. Our ability to generate cash from operations is subject, in large part, to our crush spread as well as general economic, competitive, legislative and regulatory factors and other factors that are beyond our control. During our limited period of operations we have been unable to generate consistent positive cash flow. If this continues, we may not be able to generate enough cash flow from operations or obtain enough capital to service our Senior Debt Facility, finance our business operations or fund our planned capital expenditures. If we do not have sufficient cash flow to service our debt, we would need to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, any or all of which we may not be able to do on commercially reasonable terms or at all.

Because the debt under our Senior Debt Facility subjects substantially all of our assets to liens, there may be no assets left for stockholders in the event of a liquidation. In the event of a foreclosure on all or substantially all of our assets, we may not be able to continue to operate as a going concern.

We are subject to additional risks associated with our existing debt arrangements.

Our Senior Debt Facility.  The operating subsidiaries of the LLC that own and operate our Wood River and Fairmont plants have entered into a Senior Debt Facility with a group of financial institutions that is secured by substantially all of those subsidiaries’ assets.  The agreement contains standard clauses regarding occurrence of a “material adverse effect,” which is defined very broadly and in such fashion as to be subjective. In the event our banks should determine that a “material adverse effect” has occurred, they could declare us in default and accelerate payment of all principal and interest due.

The terms of the Senior Debt Facility include customary events of default and covenants that limit the applicable subsidiaries from taking certain actions without obtaining the consent of the lenders. In particular, our Senior Debt Facility places significant restrictions on the ability of those subsidiaries to distribute cash to the LLC, which limits our ability to use cash generated by those subsidiaries for other purposes, such as repayment of the Bridge Loan. In addition, the Senior Debt Facility restricts those subsidiaries’ ability to incur additional indebtedness. Under our Senior Debt Facility, if Cargill admits in writing its inability to, or is generally unable to, pay its debts as such debts become due, we will be deemed to be in default. In addition, should either of our subsidiaries that are borrowers under the Senior Debt Facility admit in writing its inability to, or is generally unable to, pay its debts as such debts become due, we will be deemed to be in default.

A default under our Senior Debt Facility would also constitute a default under our Subordinated Debt Agreement and Bridge Loan Agreement and would entitle the lenders to accelerate the repayment of amounts outstanding. In the event of a default, the lenders could also proceed to foreclose against the assets securing such obligations. Because the debt under our Senior Debt Facility subjects substantially all of our assets to liens, there may be no assets left for stockholders in the event of a liquidation. In the event of a foreclosure on all or substantially all of our assets, we may not be able to continue to operate as a going concern.

Our subordinated debt agreement.  The LLC has entered into a subordinated debt agreement (the “Subordinated Debt Agreement”) with entities affiliated with Greenlight Capital, Inc. and entities and an individual affiliated with Third Point LLC. Subordinated borrowings are secured by the subsidiary equity interests owned by the LLC. A default under our Senior Debt Facility would also constitute a default under our Subordinated Debt and would entitle the lenders to accelerate the repayment of amounts outstanding. In the event of a default, the lenders could also proceed to foreclose against the assets securing such obligations. Because the debt under our Senior Debt Facility subjects substantially all of our assets to liens, there may be no assets left for stockholders in the event of a liquidation. In the event of a foreclosure on all or substantially all of our assets, we may not be able to continue to operate as a going concern.

During the third and fourth quarters of 2008, the LLC did not make the quarterly interest payments that were due on the last day of each quarter, which upon written notice to the LLC would constitute an event of default under the Subordinated Debt Agreement. On January 16, 2009, the Company announced that it had entered into an agreement with the subordinated debt lenders, whereby future payments to the lenders will be contingent on available cash flow, as defined. As part of the agreement, the Subordinated Debt holders received an immediate $2.0 million cash payment, which paid $767,000 of accrued interest due September 30, 2008 and reduced the principal balance by $1,233,000. Effective December 1, 2008, interest on the Subordinated Debt began to accrue at a 5% annual rate, compared to the previous rate of 15%, which rate will continue to apply until certain payment obligations have been met under the Settlement Agreement.  Although we intend to use a portion of the proceeds from this rights offering and the LLC’s concurrent private placement to repay all of the Subordinated Debt, if we do not generate sufficient proceeds to do so, the Subordinated Debt Agreement will remain in effect and will have the likely effect of limiting the ways in which we can use certain future cash flows that might otherwise have become available for other purposes, including pursuit of business opportunities, plant expansion or acquisitions.

A default under our Senior Debt Facility would also constitute a default under our Subordinated Debt Agreement and would entitle both the senior lenders and the subordinated lenders to accelerate the repayment of amounts outstanding.

Our Bridge Loan Agreement.  On September 24, 2010, we entered into the Bridge Loan Agreement with the Greenlight Parties, Third Point and Greenlight APE, LLC, as administrative agent, pursuant to which we borrowed $19,420,620.  The proceeds of the Bridge Loan were used to repay all outstanding working capital loans under our Senior Debt Facility and to pay certain related fees and expenses.  The Bridge Loan matures on March 24, 2011, and in the event the Bridge Loan is not paid in full on or before that date, we will issue warrants to the Backstop Parties exercisable at an exercise price of $0.01 per share for an aggregate of 15% of our common stock on a fully diluted basis as of the date the warrants are issued.  The Bridge Loan may be voluntarily prepaid without penalty or premium.  We intend to use a portion of the proceeds of this rights offering and the LLC’s concurrent private placement to repay the Bridge Loan in full.  See “Use of Proceeds.”  If the Bridge Loan is not repaid in full at maturity and we are forced to issue such warrants to the Backstop Parties, the equity ownership of our stockholders (other than the Backstop Parties and their affiliates) will be diluted.

Our future debt facilities will likely be secured by substantially all our assets.  We expect that the debt we will incur to finance any future needs will be incurred either pursuant to an expanded version of our current Senior Debt Facility, a new, separate credit facility (which would require the consent of our existing banks) or a new corporate credit facility that would replace our current Senior Debt Facility. In any event, it is most likely that this indebtedness would be secured by substantially all of our assets. Because the debt under these facilities may subject substantially all of our assets to liens, there may be no assets left for stockholders in the event of a liquidation. Moreover, because the Senior Debt Facility only contains limits on the amount of indebtedness that certain of our subsidiaries may incur, we have the ability to incur substantial additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

The domestic ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in legislation or regulation could adversely affect our results of operations and financial position.

The elimination of, or any significant reduction in, the blenders’ credit could have a material impact on our results of operations and financial position.  The cost of production of ethanol is made significantly more competitive with that of gasoline as a result of federal tax incentives.  The Volumetric Ethanol Excise Tax Credit, commonly referred to as the “blenders’ credit,” is a federal excise tax incentive program that allows gasoline distributors that blend ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sold. The original $0.51 per gallon credit was reduced to $0.45 per gallon beginning on January 1, 2009 and is scheduled to expire on December 31, 2010.  It is possible that the blenders’ credit will not be renewed beyond 2010 or will be renewed on different terms.  If the blenders’ credit is not renewed, or is renewed at a reduced rate, it may decrease the demand for ethanol, which is likely to result in lower prices for ethanol, or it may result in a decrease in the price that gasoline blenders and marketers are able to pay for ethanol.  In such event, there would likely be a material adverse affect on our results of operations, liquidity and financial condition.

The elimination of or significant changes to the Freedom to Farm Act could reduce corn supplies.  In 1996, Congress passed the Freedom to Farm Act, which allows farmers continued access to government subsidies while reducing restrictions on farmers’ decisions about land use. This act not only increased acreage dedicated to corn crops but also allowed farmers more flexibility to respond to increases in corn prices by planting greater amounts of corn. The elimination of this act could reduce the amount of corn available in future years and could reduce the farming industry’s responsiveness to the increasing corn needs of ethanol producers.

Ethanol can be imported into the United States duty-free from some countries, which may undermine the domestic ethanol industry.  Imported ethanol is generally subject to a $0.54 per gallon tariff that was designed to offset the “blenders’ credit” ethanol incentive available under the federal excise tax incentive program for refineries that blend ethanol in their gasoline. A special exemption from the tariff exists for ethanol imported from 24 countries in Central America and the Caribbean Islands, which is limited to a total of 7.0% of U.S. production per year. In addition, the North American Free Trade Agreement, which went into effect on January 1, 1994, allows Canada and Mexico to import ethanol duty-free. Imports from the exempted countries may increase as a result of new plants under development. The tariff is scheduled to expire on December 31, 2010. If it is not extended by Congress, imports of ethanol from non-exempt countries may increase. Production costs for ethanol in these countries can be significantly less than in the United States and the duty-free import of lower price ethanol through the countries exempted from the tariff may reduce the demand for domestic ethanol and the price at which we sell our ethanol.

The effect of the Renewable Fuel Standard, or RFS, program in the Energy Independence and Security Act signed into law in December 2007 and the Energy Policy Act signed into law in August 2005 is uncertain.  The use of fuel oxygenates, including ethanol, was mandated through regulation, and much of the forecasted growth in demand for ethanol was expected to result from additional mandated use of oxygenates. Most of this growth was projected to occur in the next few years as the remaining markets switch from methyl tertiary butyl ether (MTBE) to ethanol. The Energy Independence and Security Act of 2007 and the Energy Policy Act of 2005, however, eliminated the mandated use of oxygenates and instead established minimum nationwide levels of renewable fuels—ethanol, biodiesel or any other liquid fuel produced from biomass or biogas—to be blended with gasoline. The legislation also included provisions for trading of credits for use of renewable fuels and authorized potential reductions in the RFS minimum by action of a governmental administrator. The rules for implementation of the RFS and the energy bill became effective in September 2007, and the ultimate effects of these rules on the ethanol industry are uncertain. In addition, the favorable ethanol provisions in the 2007 Act and 2005 Act may be adversely affected by the enactment of additional legislation.

The legislation did not include MTBE liability protection sought by refiners. Management believes that this lack of protection led to the virtual elimination of MTBE as a blending agent, and increased demand for ethanol. Refineries, however, may use replacement additives other than ethanol, such as iso-octane, iso-octene and alkylate. Accordingly, the actual demand for ethanol may increase at a lower rate than previously estimated, resulting in excess production capacity in our industry, which would negatively affect our business.

Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse affect on our results of operations.  Under the Energy Policy Act, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the Environmental Protection Agency determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the nation, or that there is inadequate supply to meet the requirements. Any waiver of the RFS with respect to one or more states would reduce demand for ethanol and could cause our results of operations to decline and our financial condition to suffer.

Our results and liquidity may be adversely affected by future hedging transactions and other strategies.

Although we are currently unable to do so due to limited financial resources, we may in the future enter into contracts to sell a portion of our ethanol and distillers grain production or to purchase a portion of our corn or natural gas requirements on a forward basis to offset some of the effects of volatility of ethanol prices and costs of commodities.  From time to time, we may also engage in other hedging transactions involving exchange-traded futures contracts for corn and natural gas. The financial statement impact of these activities will depend upon, among other things, the prices involved, changes in the underlying market price and our ability to sell sufficient products to use all of the corn and natural gas for which we have futures contracts or our ability to sell excess corn or natural gas purchased in hedging transactions. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or, in the case of exchange-traded contracts, where there is a change in the expected differential between the underlying price in the hedging agreement and the actual prices paid or received by us.

Although we will attempt to link our hedging activities to sales and production plans and pricing activities, such hedging activities can themselves result in losses. Hedging activities can result in losses when a position is purchased in a declining market or a position is sold in a rising market. This risk can be increased in highly volatile conditions such as those recently experienced in corn and other commodities futures markets. A hedge position is often settled when the physical commodity is either purchased (corn and natural gas) or sold (ethanol or distillers grain). In the interim, we are and may continue to be subject to the risk of margin calls and other demands on our financial resources arising from hedging activities. We may experience hedging losses in the future. We may also vary the amount of hedging or other price mitigation strategies we undertake, and we may choose not to engage in hedging transactions at all. As a result, our results of operations and financial condition may be adversely affected by increases in the price of corn or natural gas or decreases in the price of ethanol.   In addition, our significant indebtedness and debt service requirements increase the effect of changes in commodities prices on our cash flow, and may limit our ability to sustain our operations in the future.

During the year ended December 31, 2008, the LLC recorded a $39.9 million loss from hedging. All of the hedge contracts that caused this loss were entered into with Cargill, which conducts all corn purchases and sales of ethanol and distillers grain for the LLC and its subsidiaries. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and capital resources—Cargill debt agreement” in our Quarterly Report on Form 10-Q for the period ended September 30, 2010 incorporated by reference in this prospectus. On January 16, 2009, the Company announced that it had finalized an agreement with Cargill resolving matters related to these unpaid losses. Following a $3.0 million payment in early December 2008, the remaining balance due to Cargill totaled $14.4 million and interest began accruing at a 5% annual rate, with future payments to Cargill being contingent on available cash flow, as defined in the agreement. Although we intend to use a portion of the proceeds from this rights offering and the LLC’s concurrent private placement to make a payment to Cargill and thereafter issue depositary shares to Cargill in settlement of all further obligations under the Settlement Agreement, if we do not generate sufficient proceeds to pay Cargill, the Settlement Agreement will remain in effect and will limit the Company’s use of certain future cash flows that would otherwise have been available for other purposes, including pursuit of business opportunities, plant expansion or acquisitions.

The Company has adopted a risk management policy which is intended to provide additional, formal oversight over the hedging activities of the LLC and the operating subsidiaries of the LLC.  We cannot assure you, however, that this policy will prevent or mitigate future hedging losses.

Increased acceptance of ethanol as a fuel and construction of additional ethanol production plants could lead to shortages of availability and increases in the price of corn.

The growth of the ethanol industry has led to significantly greater demand for corn. Cargill, which supplies corn for our plants, may have difficulty from time to time in sourcing corn on economical terms, due to supply shortages or elevated market prices. Any supply shortage could require us to suspend operations until corn becomes available on economical terms. Suspension of operations would materially harm our business, results of operations and financial condition. Additionally, the price we pay for corn could increase if another ethanol production facility were built in the same general vicinity, if we expand one of our production facilities or based on market conditions. One of our competitors has constructed a large scale ethanol production plant approximately six miles from our Fairmont site, near Welcome, Minnesota. Two plants in such close proximity could lead to increases in the price of corn or shortages of availability of corn in the area. In addition, the price of corn increased significantly over historical levels in late 2006, through 2007 and into the third quarter of 2008. This increase in corn prices was attributed in part to the anticipated demand from new ethanol production plants under construction or development.  Although corn prices declined rapidly in the later part of 2008 and fluctuated in a range closer to historical levels during 2009, they have recently begun rising again in the third quarter of 2010.   We cannot assure you that the price of corn will not rise significantly in the future, which could adversely affect our results of operations.

Excess production capacity in our industry may result in over-supply of ethanol which could adversely affect our business.

According to the Renewable Fuels Association (the “RFA”), a trade group, domestic ethanol production capacity has increased from approximately 1.8 billion gallons per year (Bgpy) in 2001, to an estimated 13.0 Bgpy at the end of 2009. The RFA estimates that, as of January 1, 2010, approximately 1.4 Bgpy of additional production capacity, an increase of approximately 11% over current production levels, is under construction at 11 new and existing facilities.  In July 2010, Archer Daniels Midland Company, the second largest domestic ethanol producer, announced the start-up of operations at a new plant representing expanded capacity of 300 million gallons per year (Mmgy).  In addition, the Energy Information Agency (EIA) of the U.S. Department of Energy recently estimated that, during the month of July 2010, the most recent month for which statistics were available, daily ethanol production in the U.S. was 857,000 barrels per day, which would equate to an annualized output of approximately 13.1 Bgpy, exceeding the all-time high output from the previous month.  As a result of this increase in production, the ethanol industry faces the risk of excess capacity.  In a manufacturing industry with excess capacity, producers have an incentive to continue manufacturing products as long as the price of the product exceeds the marginal cost of production (i.e., the cost of producing only the next unit, without regard to interest, overhead or other fixed costs).

Excess ethanol production capacity also may result from decreases in the demand for ethanol, which could result from a number of factors, including regulatory developments and reduced gasoline consumption in the United States. Reduced gasoline consumption could occur as a result of a decrease in general economic conditions, as a result of increased prices for gasoline or crude oil, which could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage, or as a result of technological advances, such as the commercialization of hydrogen fuel-cells, which could supplant gasoline-powered engines. There are a number of governmental initiatives designed to reduce gasoline consumption, including tax credits for hybrid vehicles and consumer education programs. According to preliminary data published by the EIA, motor fuel consumption in the United States, which includes ethanol blended with gasoline, declined to approximately 137.8 billion gallons in 2009 from 138.2 billion gallons the prior year.  Management believes that this decline in overall motor fuel consumption was the result of the severe economic recession recently experienced in the U.S., and has also contributed to the declining price of ethanol.

If there is excess capacity in our industry, and it continues to outstrip demand for a significant period of time, the market price of ethanol could remain at a level that is inadequate to generate sufficient cash flow to cover costs, which could result in an impairment charge, could have an adverse effect on our results of operations, cash flows and financial condition, and which could render us unable to make debt service payments and cause us to cease operating altogether.

Competition for qualified personnel in the ethanol industry is intense, and we may not be able to retain qualified personnel to operate our ethanol plants.

Our success depends in part on our ability to attract and retain competent personnel. For each of our plants, we must hire and retain qualified managers, engineers and operations and other personnel, which can be challenging in a rural community. Competition for both managers and plant employees in the ethanol industry can be intense. Although we have hired the personnel necessary to operate our plants, we may not be able to maintain or retain qualified personnel. If we are unable to hire and maintain or retain productive and competent personnel, our strategy may be adversely affected and we may not be able to efficiently operate our ethanol plants as planned.

We are dependent upon our officers for management and direction, and the loss of any of these persons could adversely affect our operations and results.

We are dependent upon the diligence and skill of our senior management team for implementation of our proposed strategy and execution of our business plan, and our future success depends to a significant extent on the continued service and coordination of our senior management team. We do not maintain “key person” life insurance for any of our officers or other employees. The loss of any of our officers could delay or prevent the achievement of our business objectives.

We are dependent on our commercial relationship with Cargill and subject to various risks associated with this relationship.

Our operating results may suffer if Cargill does not perform its obligations under our contracts.  We have entered into an extensive commercial relationship with Cargill and will be dependent on Cargill for the success of our business. This relationship includes long-term marketing agreements with Cargill, under which Cargill has agreed to market and distribute 100% of the ethanol and distillers grain produced at our Wood River and Fairmont production plants. We have also entered into corn supply agreements with Cargill, under which Cargill supplies 100% of the corn for our Wood River and Fairmont plants. The success of our business depends on Cargill’s ability to provide our production plants with the required corn supply in a cost-effective manner and to market and distribute our products successfully. If Cargill defaults on payments owed to us, fails to perform any of its responsibilities or does not perform its responsibilities as effectively as we expect them to under our agreements, our results of operations will be adversely affected.

Cargill may terminate its arrangements with us in the event that certain parties acquire 30% or more of our common stock or the power to elect a majority of the Board.  Cargill has the right to terminate its arrangements with us for any or all of our facilities if any of five identified parties or their affiliates acquires 30% or more of our common stock or the power to elect a majority of our board of directors. Cargill has designated five parties, each of which is currently engaged primarily in the agricultural commodities business, and it has the right to annually update this list of identified parties, so long as the list does not exceed five entities and the affiliates of such entities. The five parties currently identified by Cargill are Archer Daniels Midland Company, CHS Inc., Tate & Lyle PLC, The Scoular Company and Bunge Limited. Cargill’s termination right may have the effect of deferring, delaying or discouraging transactions with these parties and their affiliates that might otherwise be beneficial to us. If Cargill were to terminate any of our goods and services agreements, it would have a significant negative impact on our business and we would be unable to continue our operations at each affected facility until alternative arrangements were made. If we were required to make alternative arrangements, we may not be able to make such arrangements or, if we are able to make such arrangements, they may not be on terms as favorable as our agreements with Cargill. We currently have no agreements or structure in place that would prohibit any of the parties identified by Cargill from acquiring 30% or more of our common stock and we do not expect to have any such agreements or structures in the future. However, we have no expectation that any of these parties would have an interest in acquiring shares of our common stock. We monitor Schedule 13D filings so that we will be informed of any parties accumulating ownership of our stock. If any identified party accumulates a significant amount of stock, our board of directors will address the matter at that time consistent with its fiduciary duties under applicable law.

If we do not meet certain quality and quantity standards under our marketing agreements with Cargill, our results of operations may be adversely affected.  If our ethanol or distillers grain does not meet certain quality standards, Cargill may reject our products or accept our products and decrease the purchase price to reflect the inferior quality. In addition, if our distillers grain is subject to a recall reasonably determined by Cargill to be necessary, we will be responsible for all reasonable costs associated with the recall. If we fail to produce a sufficient amount of ethanol or distillers grain and, as a result, Cargill is required to purchase replacement products from third parties at a higher purchase price to meet sale commitments, we must pay Cargill the price difference plus a commission on the deficiency volume. Our failure to meet the quality and quantity standards in our marketing agreements with Cargill could adversely affect our results of operations.

We will be subject to certain risks associated with Cargill’s ethanol marketing pool.  Under the terms of our ethanol marketing agreements, Cargill may place our ethanol in a common marketing pool with ethanol produced by Cargill and certain other third party producers. Each participant in the pool will receive the same price for its share of ethanol sold, net of freight and other agreed costs incurred by Cargill with respect to the pooled ethanol. Freight and other charges will be divided among pool participants based solely upon each participant’s ethanol volume in the pool. As a result, we may be responsible for higher freight and other costs than we would be if we did not participate in the marketing pool, depending on the freight and other costs attributable to the other marketing pool members. In addition, we may become committed to sell ethanol at a fixed price in the future under the marketing pool, exposing us to the risk of increased corn prices if we are unable to hedge such sales. We have the right to opt out of the ethanol marketing pool for any contract year by giving Cargill a six-month advance notice. However, we may be required to participate in the pool for an additional 18 months if Cargill has contractually committed to sell ethanol based on our continued participation in the pool.

We are subject to certain risks associated with our corn supply agreements with Cargill.  We have agreed to purchase our required corn supply for our Wood River and Fairmont plants exclusively from Cargill and pay Cargill a per bushel fee for all corn Cargill sells to us. We cannot assure you that the prices we pay for corn under our corn supply agreements with Cargill, together with the fee we have agreed to pay to Cargill, will be lower than the prices we could pay or that our competitors will be paying for corn from other sources.

Our interests may conflict with the interests of Cargill.  According to the RFA, as of February 2009, Cargill has two of its own plants, which were producing approximately 120 Mmgy. In addition, we understand that Cargill may market ethanol for other third parties under the marketing pool arrangements described above. We cannot assure you that Cargill will not favor its own interests or those of other parties over our interests. Under our marketing agreements with Cargill, other than our right to terminate to the extent such conflict results in material quantifiable pecuniary loss, we have waived any claim of conflict of interest against Cargill for failure to use commercially reasonable efforts to maximize our returns to the extent such claims relate to an alleged conflict of interest or alleged preference to third parties for which Cargill provides marketing services. If we elected to terminate the marketing agreements in these circumstances, we would need to enter into replacement marketing arrangements with another party, which may not be possible at all or on terms as favorable as our current agreements with Cargill. To the extent a conflict of interest does not result in material quantifiable pecuniary loss, we would be without recourse against Cargill.

New, more energy-efficient technologies for producing ethanol could displace corn-based ethanol and materially harm our results of operations and financial condition.

The development and implementation of new technologies may impact our business significantly. The current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulosic biomass such as agricultural waste, forest residue, and municipal solid waste. This trend is driven by the fact that cellulosic biomass is generally cheaper than corn and producing ethanol from cellulosic biomass would create opportunities to produce ethanol in areas that are unable to grow corn. Another trend in ethanol production research is to produce ethanol through a chemical process rather than a fermentation process, thereby significantly increasing the ethanol yield per pound of feedstock. Although current technology does not allow these production methods to be cost competitive, new technologies may develop that would allow these or other methods to become viable means of ethanol production in the future thereby displacing corn-based ethanol in whole or in part or intensifying competition in the ethanol industry. Our plants are designed to produce corn-based ethanol through a fermentation process. If we are unable to adopt or incorporate these advances into our operations, our cost of producing ethanol could be significantly higher than those of our competitors, and retrofitting our plants may be very time-consuming and could require significant capital expenditures. In addition, advances in the development of alternatives to ethanol, such as alternative fuel additives, or technological advances in engine and exhaust system design performance, such as the commercialization of hydrogen fuel-cells or hybrid engines, or other factors could significantly reduce demand for or eliminate the need for ethanol. We cannot predict when new technologies may become available, the rate of acceptance of new technologies, the costs associated with new technologies or whether these other factors may harm demand for ethanol.

Our profit margins may be adversely affected by fluctuations in the selling price and production cost of gasoline.

Ethanol is marketed as a fuel additive to reduce vehicle emissions from gasoline, as an octane enhancer to improve the octane rating of the gasoline with which it is blended and, to a lesser extent, as a gasoline substitute. As a result, ethanol prices are influenced by the supply of and demand for gasoline. Our results of operations may be materially harmed if the demand for, or the price of, gasoline decreases. Conversely, a prolonged increase in the price of, or demand for, gasoline could lead the U.S. government to relax import restrictions on foreign ethanol that currently benefit us.

Our business is highly sensitive to corn prices, and we generally cannot pass along increases in corn prices to our customers.

Corn is the principal raw material we use to produce ethanol and distillers grain. We expect corn costs to represent approximately 77% of our total operating expenses, assuming a corn price of $4.75 per bushel. Changes in the price of corn therefore significantly affect our business. In general, rising corn prices result in lower profit margins and may result in negative margins if not accompanied by increases in ethanol prices. Under current market conditions, because ethanol competes with fuels that are not corn-based, we generally are unable to pass along increased corn costs to our customer. At certain levels, corn prices would make ethanol uneconomical to use in fuel markets.  Over the period from July 1, 2008 through June 30, 2010, spot corn prices, based on the Chicago Board of Trade, or CBOT, have ranged from a low of $3.01 per bushel in September 2009 to a high of $7.49 per bushel in July 2008, with prices averaging $3.99 per bushel during this two year period. As of September 30, 2010, the CBOT spot price of corn was $4.96 per bushel.  The price of corn is influenced by a number of factors, including weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors, government policies and subsidies with respect to agriculture and international trade, and global and local supply and demand.  In addition, any event that tends to increase the demand for corn could cause the price of corn to increase. We believe that the increasing ethanol production capacity has contributed to, and will continue to contribute to, a period of elevated corn prices compared to historical levels.

The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we will use in our manufacturing process.

We rely upon third parties for our supply of natural gas, which we use in the ethanol production process. The prices for and availability of natural gas are subject to volatile market conditions. The fluctuations in natural gas prices over the period from July 1, 2008 through June 30, 2010, based on the New York Mercantile Exchange, or NYMEX, have ranged from a low of $2.51 per million of British Thermal Units (Mmbtu) in September 2009 to a high of $13.58 per Mmbtu in July 2008, averaging $5.21 per Mmbtu during this two year period. As of September 30, 2010, the NYMEX spot price of natural gas was $3.87 per Mmbtu. These market conditions are often affected by factors beyond our control, such as the price of oil as a competitive fuel, higher prices resulting from colder than average weather conditions or the impact of hurricanes and overall economic conditions.  Local variation in the cost or supply of natural gas at either plant may also negatively impact our operations. Significant disruptions in the supply of natural gas could impair our ability to manufacture ethanol for our customers. Furthermore, increases in natural gas prices could adversely affect our results of operations.

We may not be able to compete effectively.

We compete with a number of significant ethanol producers in the United States, including Archer Daniels Midland Company, Valero Energy Corporation, Abengoa Bioenergy Corporation, Poet, and Green Plains Renewable Energy, Inc.  Some of our competitors are divisions of larger enterprises and have substantially greater financial resources than we do. According to the RFA, the three largest producers (Archer Daniels Midland Company, Poet and Valero Energy Corporation) together control 31% of the ethanol market as of the end of 2009.

In November 2008, VeraSun Energy Corporation filed for protection from creditors under Chapter 11 of the U.S. Bankruptcy Code. VeraSun subsequently announced that seven of its ethanol plants would be sold to Valero Energy, a producer and retailer of gasoline, as a result of an auction process conducted under the auspices of the bankruptcy court. Its remaining plants were sold in the auction to various secured lenders, two of which were subsequently sold to Valero.  In October 2009, Murphy Oil acquired a 110 mgy ethanol plant formerly owned by VeraSun, located in Hankinson, ND, and subsequently restarted operations.  In June 2009, Sunoco Oil, another producer and retailer of gasoline, acquired a 100 mgy ethanol refinery in Volney, New York, and in January 2010 announced it was restarting operations at that plant.  In addition, during 2008 and 2009, a variety of smaller ethanol producers likewise filed for protection under Chapter 11 or comparable state law. While it is too soon to estimate what effect, if any, these events may have on our business or competitive prospects, the impact of these large oil refiners and retailers vertically integrating into ethanol production, and the possibility that one or more of our other competitors may as a result have improved capital structures, or be without significant debt service obligations, could have the potential effect of placing us at a competitive disadvantage.

In addition to the larger sized competitors described above, there are many smaller competitors that have been able to compete successfully in the ethanol industry made up mostly of farmer-owned cooperatives and independent firms consisting of groups of individual farmers and investors. As many of these smaller competitors are farmer-owned, they receive greater government subsidies than we do and often require their farmer-owners to commit to selling them a certain amount of corn as a requirement of ownership. We expect competition to increase as the ethanol industry becomes more widely known and demand for ethanol increases.

We also face increasing competition from international suppliers. International suppliers produce ethanol primarily from sugar cane and have cost structures that may be substantially lower than ours. Although there is a $0.54 per gallon tariff on foreign-produced ethanol that is approximately equal to the federal blenders’ credit, ethanol imports equivalent to up to 7% of total domestic production in any given year from various countries were exempted from this tariff under the Caribbean Basin Initiative in order to spur economic development in Central America and the Caribbean. In addition, this tariff is currently scheduled to expire on December 31, 2010, and there can be no assurance that it will be renewed beyond that time. Any increase in domestic or foreign competition could force us to reduce our prices and take other steps to compete effectively, which may adversely affect our results of operations and financial position.

Growth in the sale and distribution of ethanol depends on changes to and expansion of related infrastructure which may not occur on a timely basis, if at all.

It currently is impracticable to transport by pipeline fuel blends that contain ethanol. Substantial development of infrastructure will be required by persons and entities outside our control for our business, and the ethanol industry generally, to grow. Areas requiring expansion include, but are not limited to:

•	additional rail car capacity;

•	additional storage facilities for ethanol;

•	increases in truck fleets capable of transporting ethanol within localized markets;

•	investment in refining and blending infrastructure to handle ethanol;

•	growth in service stations equipped to handle ethanol fuels; and

•	growth in the fleet of flexible fuel vehicles capable of using E85 fuels.

The substantial investments or government support required for these infrastructure changes and expansions may not be made on a timely basis or at all. Any delay or failure in making the changes to or expansion of infrastructure could weaken the demand or prices for our products, impede our delivery of products, impose additional costs on us or otherwise materially harm our results of operations or financial position.

Transportation delays, including as a result of disruptions to infrastructure, could adversely affect our operations.

Our business depends on the availability of rail and road distribution infrastructure. Any disruptions in this infrastructure network, whether caused by earthquakes, storms, other natural disasters or human error or malfeasance, could materially impact our business. It currently is impracticable to transport by pipeline fuel blends that contain ethanol, and we have limited ethanol storage capacity at our facilities. Therefore, any unexpected delay in transportation of our ethanol could result in significant disruption to our operations, possibly requiring shutting down our plant operations. We will rely upon others to maintain our rail lines from our production plants to national rail networks, and any failure on their part to maintain the lines could impede our delivery of products, impose additional costs on us or otherwise cause our results of operations or financial condition to suffer.

Disruptions in the supply of oil or natural gas could materially harm our business.

Significant amounts of oil and natural gas are required for the growing, fertilizing and harvesting of corn, as well as for the fermentation, distillation and transportation of ethanol and the drying of distillers grain. A serious disruption in the supply of oil or natural gas and any related period of elevated prices could significantly increase our production costs and possibly require shutting down our plant operations, which would materially harm our business.

Our business may be influenced by seasonal fluctuations.

Our operating results may be influenced by seasonal fluctuations in the price of our primary operating inputs, corn and natural gas, and the price of our primary product, ethanol. Generally speaking, the spot price of corn tends to rise during the spring planting season in May and June and tends to decrease during the fall harvest in October and November. The price for natural gas, however, tends to move inversely to that of corn and tends to be lower in the spring and summer and higher in the fall and winter. In addition, ethanol prices have historically been substantially correlated with the price of unleaded gasoline. The price of unleaded gasoline tends to rise during the summer and winter. Due to the blenders’ credit, ethanol historically has traded at a per gallon premium to gasoline, although there have been times that ethanol has traded at a discount to gasoline. This discount, or price inversion, is believed to be the result of the rapid growth in the supply of ethanol compounded by the limited infrastructure and blending capacity required for distribution. Given our limited operating history, we do not know yet how these seasonal fluctuations will affect our operating results over time.

The price of distillers grain is affected by the price of other commodity products, such as soybeans, and decreases in the price of these commodities could decrease the price of distillers grain.

Distillers grain is one of many animal feed products and competes with other protein-based animal feed products. The price of distillers grain may decrease when the price of competing feed products decreases. The prices of competing animal feed products are based in part on the prices of the commodities from which they are derived. Downward pressure on commodity prices, such as soybeans, will generally cause the price of competing animal feed products to decline, resulting in downward pressure on the price of distillers grain. Because the price of distillers grain is not tied to production costs, decreases in the price of distillers grain will result in us generating less revenue and lower profit margins. In addition, the production of distillers grain is expected to rise significantly in connection with the projected expansion of ethanol production capacity in the United States over the next several years. As a result of this likely significant increase in supply, the market price of distillers grain may fall sharply from its current levels. If the market price of distillers grain falls, our business and financial results may be harmed.

Our financial results may be adversely affected by potential future acquisitions or sales of our plants, which could divert the attention of key personnel, disrupt our business and dilute stockholder value.

As part of our business strategy, and as market and financing conditions permit, we intend to (1) pursue acquisitions of other ethanol producers, building sites, production facilities, storage or distribution facilities and selected infrastructure and (2) seek opportunities to sell one or more plants or plant sites on a basis more favorable than we would expect to realize by holding them. Due to increased competition, however, we may not be able to secure suitable acquisition opportunities. Further, we may not be able to find a buyer or buyers for one or more of our plants or plant sites at prices that we consider attractive. In addition, the completion of any acquisition may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our operations. In addition, if we finance acquisitions by issuing equity securities or debt that is convertible into equity securities, our existing stockholders may be diluted, which could affect the market price of our common stock. The failure to successfully evaluate and execute acquisitions or investments or otherwise adequately address these risks could materially harm our business and financial results.

We have encountered unanticipated difficulties in operating our plants, which may recur and cause us to incur substantial losses.

We are aware of certain plant design and construction defects that may impede the reliable and continuous operation of our plants, and as a result, our plants have not consistently operated at full capacity. We are in the process of addressing these and a variety of other reliability issues at our plants.  However, our limited liquidity may prevent us from financing all of these initiatives and, even if completed, we cannot assure you that our initiatives will be successful or can be implemented in a timely fashion or without an extended period of interruption to operations. As a result, the operation of our plants has been more costly or inefficient than we anticipated, and this may recur in the future.  Although we received payments from our general contractor for warranty claims under our engineering, procurement and construction contracts for some of the unanticipated difficulties we have encountered, these payments did not fully compensate us for the cost of remedying such defects.  In any event, we will not be able to recover lost sales or lost profits that have resulted, or might result in the future, from any defect in the design or construction of our plants. Any inability to operate our plants at full capacity on a consistent basis could have a negative impact on our cash flows and liquidity.

We may also encounter other factors that could prevent us from conducting operations as expected, resulting in decreased capacity or interruptions in production, including shortages of workers or materials, design issues relating to improvements, construction and equipment cost escalation, transportation constraints, adverse weather, unforeseen difficulties or labor issues, or changes in political administrations at the federal, state or local levels that result in policy change towards ethanol in general or our plants in particular. Furthermore, local water, electricity and gas utilities may not be able to reliably supply the resources that our facilities will need or may not be able to supply them on acceptable terms. Our operations may be subject to significant interruption if any of our facilities experiences a major accident or is damaged by severe weather or other natural disasters. In addition, our operations may be subject to labor disruptions, unscheduled downtime or other operational hazards inherent in our industry. Some of these operational hazards may cause personal injury or loss of life, severe damage to or destruction of property and equipment or environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Our insurance may not be adequate to cover the potential operational hazards described above and we may not be able to renew our insurance on commercially reasonable terms or at all. Any cessation of operations due to any of the above factors would cause our sales to decrease significantly, which would have a material adverse effect on our results of operation and financial condition.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities.

We are subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, access to and impacts on water supply, and the health and safety of our employees. Some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can require expensive emissions testing and pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and facility shutdowns. We may not be  in compliance with these laws, regulations or permits at all times or we may not have all permits required to operate our business. We may be subject to legal actions brought by environmental advocacy groups and other parties for actual or alleged violations of environmental laws or permits. In addition, we may be required to make significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits.

During the start-up and initial operation of our two plants, we have occasionally failed to meet all of the parameters of our air and water discharge permits.  We have addressed these issues primarily through adjustments to our equipment and operations, including significant upgrades to our water treatment system in Fairmont, Minnesota, and subsequent re-tests have indicated that we are operating within our permitted limits.  We have received Notices of Violations with respect to both sites from environmental regulators relating to these issues.  In Nebraska, we have not been subject to any enforcement action.  In Minnesota, we have resolved all of our outstanding enforcement issues through a Stipulated Agreement with the state, which resulted in us paying a fine of $285,000 during 2010. We do not anticipate a material adverse impact on our business or financial condition as a result of these prior violations.

Our water permits are issued under the federal National Pollutant Discharge Elimination System (NPDES), as administered by the states.  Our Minnesota NPDES permit contains certain discharge variances from the water quality standards adopted by the U.S. EPA, which variances expire on July 31, 2011.  As part of the Stipulated Agreement with the state of Minnesota, we expect that we will be required to implement further upgrades to our water treatment system in Fairmont and to implement additional alternative technologies to allow us to meet the water quality standards.  In the event these technologies prove to be infeasible, we expect that we would be required to implement alternative discharge solutions, such as a pipeline to a larger, more remote receiving stream.  Each of these undertakings would require significant expenditures which we expect will represent a significant portion of our capital improvement budgets in Fairmont in 2011 and 2012.  However, we have no assurances at this time that we will be able to meet the timelines for implementing the proposed solutions or, if we are able to identify a solution, that the necessary equipment, technology or construction will not be prohibitively expensive or economically feasible.  Failure to meet the water quality standards on or after the July 31, 2011 expiration date, or as otherwise set forth in the Stipulated Agreement, may result in additional enforcement actions, including substantial fines, and may result in legal actions by private parties, any one or combination of which could have a material adverse affect on our financial condition.

We may be adversely affected by pending climate change regulations.

Ethanol production involves the emission of various airborne pollutants, including particulate, carbon dioxide, oxides of nitrogen, hazardous air pollutants and volatile organic compounds. In 2007, the U.S. Supreme Court classified carbon dioxide as an air pollutant under the Clean Air Act in a case seeking to require the EPA to regulate carbon dioxide in vehicle emissions. On February 3, 2010, the EPA released its proposed final regulations on the Renewable Fuels Standard, or RFS 2. We believe these final regulations grandfather our plants at their current operating capacity, though expansion of our plants will need to meet a threshold of a 20% reduction in “greenhouse gas,” or GHG, emissions from a 2005 baseline measurement to produce ethanol eligible for the RFS 2 mandate. In order to expand capacity at our plants, we may be required to obtain additional permits, install advanced technology such as corn oil extraction, or reduce drying of certain amounts of distillers grains.

Separately, the California Air Resources Board has adopted a Low Carbon Fuel Standard requiring a 10% reduction in GHG emissions from transportation fuels by 2020. An Indirect Land Use Change component is included in this lifecycle GHG emissions calculation, though this standard is being challenged by numerous lawsuits.  This proposed standard could have the effect in the future of rendering our ethanol unsaleable in the state of California and, if adopted in other states, elsewhere.

Forward-Looking Statements

This prospectus and the information incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements concerning future commodity prices and their effect on the Company, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements.  Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business.  Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time and in relatively new and rapidly developing industries such as ethanol.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  Important factors that could cause such differences include, but are not limited to, those factors discussed under the headings “Risk Factors” included in this prospectus and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and elsewhere in this prospectus and in the documents incorporated by reference herein.

Should one or more of the risks or uncertainties described above or elsewhere in this prospectus or in the information incorporated by reference herein occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Except as required by law, we disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement and therefore disclaim any resulting liability for potentially related damages.  To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law to contain all material information.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

Use of Proceeds

Assuming that neither the size of this rights offering nor the size of the Basic Commitment or Backstop Commitment is reduced by the Backstop Parties, we estimate that the net proceeds from the sale of the depositary shares offered in this rights offering and from the preferred membership interests offered in the LLC’s concurrent private placement, after deducting estimated offering expenses, will be approximately $                million.  We intend to, or will cause the LLC to, use the proceeds from the sale of securities in this offering, the LLC’s concurrent private placement and the Backstop Commitment to, promptly upon consummation:  (i) first, pay off the Bridge Loan, which we estimate would use $      of the proceeds; (ii) second, pay off all indebtedness under the Loan Agreement, dated as of September 25, 2006, by and among the LLC and certain of the Backstop Parties and their affiliates (which we refer to as the “Subordinated Debt Agreement”), which we estimate would use $      of the proceeds; (iii) third, make the Cargill Cash Payment, which would use $2,800,829 of the proceeds; (iv) fourth, to pay certain fees and expenses incurred in connection with this rights offering and the LLC’s concurrent private placement, which we estimate would use $      of the proceeds; and (v) fifth, use the remainder, if any, for general corporate purposes.

In the event that the Backstop Parties reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to the Basic Commitment or Backstop Commitment (see “The Rights Offering—Rights Offering Letter Agreement—Reduction by the Backstop Parties”) and, as a result, we do have sufficient proceeds from this rights offering and the concurrent private placement to pay off the Bridge Loan but do not have sufficient proceeds to both pay off all indebtedness under the Subordinated Debt Agreement and make the Cargill Cash Payment, then the Backstop Parties will have the option to cause us to use the proceeds remaining after the pay off of the Bridge Loan to make the Cargill Cash Payment before paying off any indebtedness under the Subordinated Debt Agreement.

Currently, we have approximately $19.4 million of outstanding indebtedness under our Bridge Loan, at an annual interest rate of 12.5%. The maturity date of the Bridge Loan is March 24, 2011. The proceeds of the Bridge Loan were used to repay in full all outstanding working capital loans under our Senior Debt Facility and to pay certain related fees and expenses. As of September 30, 2010, the LLC had $21.1 million outstanding under the Subordinated Debt Agreement, at a 5.0% annual interest rate compounded quarterly.  The maturity date of this debt is March 2015.  From September 25, 2006, the date the LLC and the subordinated debt lenders entered into the Subordinated Debt Agreement, through December 1, 2008, interest on the subordinated debt was payable at a 15.0% annual interest rate.  In January 2009, the LLC and the subordinated debt lenders entered into a waiver and amendment agreement to the Subordinated Debt Agreement.  Under the waiver and amendment agreement, effective December 1, 2008, interest on the subordinated debt began accruing at a 5.0% annual rate, a rate that will apply until the amounts owed to Cargill under the Settlement Agreement have been paid in full, at which time the rate will revert to a 15.0% annual rate.  As a result of our intended use of proceeds of this rights offering, the LLC’s concurrent private placement and the Backstop Commitment and the terms of the Cargill Letter (and assuming that neither the size of this rights offering nor the size of the Basic Commitment or Backstop Commitment is reduced by the Backstop Parties), we expect to pay off all of the indebtedness under the Subordinated Debt Agreement before or concurrently with the payment in cash or satisfaction by issuance of depositary shares of all amounts owed under the Settlement Agreement.

Market Price and Dividends on Common Stock

Market Information

We completed an initial public offering of shares of our common stock in June 2007.  Our common stock trades on The Nasdaq Global Market under the symbol “BIOF.”  The following table sets forth the high and low closing prices for the common stock as reported on The Nasdaq Global Market for the quarterly periods indicated.  These prices do not include retail markups, markdowns or commissions.

Year ended, December 31, 2008	High	Low
First Quarter	$7.31	$3.82
Second Quarter	$4.96	$2.55
Third Quarter	$2.67	$0.54
Fourth Quarter	$0.73	$0.31

Year ended December 31, 2009	High	Low
First Quarter	$0.47	$0.26
Second Quarter	$1.45	$0.25
Third Quarter	$0.77	$0.57
Fourth Quarter	$3.77	$0.84

Year ending December 31, 2010	High	Low
First Quarter	$4.13	$2.75
Second Quarter	$3.14	$1.33
Third Quarter	$2.22	$1.10

On November 12, 2010, the closing price of our common stock was $2.11.  On November 12, 2010, there were approximately 34 shareholders of record of our common stock and 12 shareholders of record of our class B common stock. We believe the number of beneficial owners is substantially greater than the number of record holders because a large portion of our outstanding common stock is held of record in broker “street names” for the benefit of individual investors. As of November 12, 2010, there were 25,465,728 common shares outstanding, net of 809,606 shares held in treasury, and 7,111,985 class B common shares outstanding.

Dividend Policy

We have not paid any dividends since our inception and do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes, including to service our debt and to fund the operation of our business. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and condition, legal requirements and other factors as our board of directors deems relevant. In addition, our Senior Debt Facility imposes restrictions on the ability of the subsidiaries that own our Wood River and Fairmont plants to pay dividends or make other distributions to us, which will restrict our ability to pay dividends.

BioFuel Energy Corp. is a holding company and has no material assets other than its ownership of membership units in the LLC. We intend to cause the LLC to make distributions to BioFuel Energy Corp. in an amount sufficient to cover dividends, if any, declared by us. If the LLC makes such distributions, the holders of membership interests in the LLC (other than BioFuel Energy Corp.) will be entitled to receive equivalent distributions from the LLC on their membership units. To ensure that our public stockholders are treated fairly with the holders of membership interests in the LLC (other than BioFuel Energy Corp.), our certificate of incorporation requires that all distributions received from the LLC, other than distributions to cover tax obligations and other corporate expenses, will be dividended to holders of our common stock.

Equity Compensation Plans

The information required by this item concerning equity compensation plans is incorporated by reference to “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” of our Annual Report on Form 10-K for the year ended December 31, 2009.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2010 (i) on an actual basis, (ii) on an as adjusted basis to give effect to this rights offering and the LLC’s concurrent private placement and the application of the net proceeds therefrom (including the payoff of the Bridge Loan and the Subordinated Debt Agreement and the making of the Cargill Cash Payment and Cargill Stock Payment (assuming a per share value of our common stock used to determine the number of Series A Non-Voting Convertible Preferred Stock shares representing depositary shares to be issued in satisfaction of the Cargill Stock Payment equal to $           , which was the closing sales price of our common stock on The Nasdaq Global Market on                , the last trading day before the commencement of this rights offering)), after deducting the estimated fees and offering expenses, but before the automatic conversion of shares of Series A Non-Voting Convertible Preferred Stock into shares of common stock and (iii) on an as adjusted basis to give effect to this rights offering and the LLC’s concurrent private placement and the application of the net proceeds therefrom (including the payoff of the Bridge Loan and the Subordinated Debt Agreement and the making of the Cargill Cash Payment and Cargill Stock Payment (assuming a per share value of our common stock used to determine the number of Series A Non-Voting Convertible Preferred Stock shares representing depositary shares to be issued in satisfaction of the Cargill Stock Payment equal to $           , which was the closing sales price of our common stock on The Nasdaq Global Market on                , the last trading day before the commencement of this rights offering)), after deducting the estimated fees and offering expenses, and gives effect to the automatic conversion of shares of Series A Non-Voting Convertible Preferred Stock into shares of common stock that will occur following the requisite stockholder approval. Please see “Use of Proceeds.”  The following table also assumes that the size of this rights offering is not reduced by the Backstop Parties.

You should read this table together with the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim consolidated financial statements and related notes and other financial information incorporated by reference herein from our Quarterly Report on Form 10-Q for the period ended September 30, 2010.

	As of September 30, 2010
	Actual	As adjusted to give effect to this rights offering and the LLC’s concurrent private placement	As further adjusted to give effect to the automatic conversion of Series A Non-Voting Convertible Preferred Stock into shares of common stock
	(unaudited) (dollars in thousands)
Cash and equivalents	$10,895	$	$
Total debt	256,877
Stockholders’ equity:
Preferred stock ((i) 5.0 million shares authorized and no shares issued or outstanding, actual; (ii) 5.0 million shares authorized and 2.0 million shares of Series A Non-Voting Convertible Preferred Stock, $0.01 par value per share, issued and outstanding, as adjusted before automatic conversion; and (iii) 5.0 million shares authorized and no shares issued or outstanding, as further adjusted after automatic conversion)	—
Common stock, (i) $0.01 par value per share (100.0 million shares authorized and 26,275,334 shares issued and outstanding, actual; (ii) 100.0 million shares authorized and 26,275,334 million shares issued and outstanding, as adjusted before automatic conversion; and (iii) million shares authorized and million shares issued and outstanding, as further adjusted after automatic conversion)	262
Class B common stock, $0.01 par value per share ((i) 50.0 million shares authorized and 7,111,985 shares issued and outstanding, actual; (ii) 50.0 million shares authorized and 7,111,985 million shares issued and outstanding, as adjusted before automatic conversion; and (iii) million shares authorized and million shares issued and outstanding, as further adjusted after automatic conversion)	71
Less common stock held in treasury, at cost, 809,606 shares at September 30, 2010	(4,316)
Additional paid-in capital	138,322
Accumulated deficit	(79,513)
Total BioFuel Energy Corp. stockholders’ equity	54,826
Noncontrolling interest	268
Total equity	55,094
Total capitalization	$322,866	$	$

Selected Financial Data

The selected financial data of BioFuel Energy Corp. (i) as of December 31, 2009 and 2008 and for the years then ended has been derived from the audited consolidated financial statements of BioFuel Energy Corp. incorporated by reference into this prospectus and (ii) as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 has been derived from the unaudited consolidated financial statements of BioFuel Energy Corp. incorporated by reference into this prospectus.

You should read the selected historical financial data in conjunction with the information included under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our Quarterly Reports on Form 10-Q for the three months ended March 31, 2010, June 30, 2010 and September 30, 2010, incorporated by reference into this prospectus.

	Year Ended December 31, 2008	Year Ended December 31, 2009	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2010
			(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Statement of Operations Data
Net sales	$179,867	$415,514	$295,096	$312,031
Cost of goods sold	199,163	404,750	298,911	318,336
Gross profit (loss)	(19,296)	10,764	(3,815)	(6,305)
General and administrative expenses:
Compensation expense	8,063	6,160	4,551	5,152
Other expense	8,981	9,327	8,210	4,642
Other operating expense	1,350	150	—	—
Operating loss	(37,690)	(4,873)	(16,576)	(16,099)
Other income (expense):
Interest income	1,087	78	74	—
Interest expense	(5,831)	(14,906)	(12,036)	(8,061)
Other non-operating expense	(1,781)	(1)	(1)	—
Loss on derivative financial instruments	(39,912)	—	—	—
Loss before income taxes	(84,127)	(19,702)	(28,539)	(24,160)
Less: Net loss attributable to the noncontrolling interest	43,262	6,072	8,061	5,224
Net loss attributable to BioFuel Energy Corp. common shareholders	$(40,865)	$(13,630)	$(20,478)	$(18,936)

Loss per share—basic and diluted attributable to BioFuel Energy Corp. common shareholders	$(2.65)	$(0.57)	$(0.87)	$(0.75)

Basic and diluted weighted average number of common shares	15,419	23,792	23,418	25,411

	As of December 31, 2008	As of December 31, 2009	As of September 30, 2010
			(Unaudited)
		(in thousands)
Balance Sheet Data
Cash and equivalents	$12,299	$6,109	$10,895
Total current assets	46,865	53,593	55,428
Property, plant and equipment, net	305,350	284,362	266,364
Total assets	365,724	346,775	329,703
Total current liabilities	38,157	40,830	46,428
Long-term debt, net of current portion	226,351	220,754	218,377
Total liabilities	270,965	268,880	274,609
Noncontrolling interest	14,069	5,660	268
BioFuel Energy Corp. stockholders’ equity	80,690	72,235	54,826
Total liabilities and equity	365,724	346,775	329,703

The Rights Offering

The Subscription Rights

We are distributing at no charge to the record holders of our common stock as of 5:00 p.m., New York City time, on                        , the record date, non-transferable subscription rights to purchase depositary shares representing an aggregate of 2,000,000 shares of Series A Non-Voting Convertible Preferred Stock.  Each subscription right will permit the holder of such right to acquire, at a rights price equal to $0.56, one depositary share under the basic subscription privilege and will also provide the holder of such right with an over-subscription privilege.

The subscription rights will be distributed pro rata to the holders of our common stock based on the number of shares of common stock held on the record date.  The number of subscription rights distributed to the holders of our common stock in this rights offering will be determined as described under “—Number of Rights; Number of LLC Purchase Privileges.”  Fractional subscription rights resulting from such pro rata distribution will be eliminated by rounding up to the nearest whole right. If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, then we expect that DTC will distribute subscription rights to your nominee on your behalf.

Number of Rights; Number of LLC Purchase Privileges

The number of subscription rights distributed in this rights offering will be determined by dividing the Offering Size (as defined below) by $0.56.

The number of LLC purchase privileges granted in the LLC’s concurrent private placement will be determined by dividing the Private Placement Size (as defined below) by $0.56.

Rights Price

The rights price for this rights offering and the LLC’s concurrent private placement means $0.56, which was calculated pursuant to the Rights Offering Letter Agreement as the dollar amount equal to 25% of the average per share closing price of our common stock for the five trading days immediately following the date of the initial filing of the registration statement of which this prospectus is a part.

The rights price of $0.56 represents a significant discount to the market price of our common stock at the time of determination, but the rights price is not necessarily related to our book value, net worth or any other established criteria of value.  This rights price represented a                      % discount to the closing price of our common stock on                      .  You should not consider the rights price to be an indication of the fair value of the depositary shares offered in this rights offering or our common stock.  We cannot assure you that the market price of our common stock will not decline during or after this rights offering.  We also cannot assure you that you will be able to sell the depositary shares, or the common stock that you will receive upon the automatic conversion of the Series A Non-Voting Convertible Preferred Stock represented by such depositary shares, purchased during this rights offering at a price that is equal to or greater than $0.56.

Aggregate Size; Offering Size; Private Placement Size

The “Aggregate Size” of this rights offering and the LLC’s concurrent private placement will be an aggregate amount sufficient to (i) repay all amounts owed at the time of consummation of this rights offering, including accrued and unpaid interest, under the Bridge Loan Agreement and the Subordinated Debt Agreement, (ii) make the Cargill Cash Payment and (iii) pay certain fees and expenses incurred in connection with this rights offering and the LLC’s concurrent private placement, but is subject to reduction as described under “—Rights Offering Letter Agreement—Reduction by Backstop Parties.”  The Aggregate Size (subject to any such reduction) will be determined prior to commencement of this rights offering, will be included in an amendment to the registration statement of which this prospectus is a part and is currently anticipated to be approximately $44,000,000.

The “Offering Size” of this rights offering will be an amount equal to the Aggregate Size multiplied by a fraction, the numerator of which is the total number of shares of common stock outstanding as of the record date and the denominator of which is the total number of shares of common stock outstanding as of the record date plus the total number of membership interests in the LLC held by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) as of the record date.

The “Private Placement Size” of the LLC’s concurrent private placement will be an amount equal to the Aggregate Size multiplied by a fraction, the numerator of which is the total number of membership interests in the LLC held by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) as of the record date and the denominator of which is the total number of shares of common stock outstanding as of the record date plus the total number of membership interests in the LLC held by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) as of the record date.

The Aggregate Size will equal the Offering Size plus the Private Placement Size.  Assuming that from November 12, 2010 until the record date there are no changes in the total number of shares of common stock outstanding or the total number of membership interests in the LLC held by the holders of membership interests in the LLC (other than BioFuel Energy Corp.), we expect the Offering Size to be $34,394,435 and the Private Placement Size to be $9,605,565.

Concurrent Private Placement

General. Concurrent with this rights offering, the LLC will grant at no charge purchase privileges to the record holders (other than BioFuel Energy Corp.) of membership interests in the LLC as of 5:00 p.m., New York City time, on               , the record date, to purchase a new class of preferred membership interests in the LLC (which we refer to as the “LLC’s concurrent private placement”).  Each LLC purchase privilege will permit the holder of such privilege to acquire, at a rights price equal to $0.56, one preferred membership interest in the LLC under the LLC basic purchase privilege and will also provide the holder of such LLC basic purchase privilege with an LLC additional purchase privilege.  The LLC additional purchase privilege will entitle the holder of the LLC purchase privilege to purchase an additional amount of preferred membership interests equal to up to 100% of the preferred membership interests that the holder was otherwise entitled to purchase.  We expect that the record date, term and expiration date of the LLC’s concurrent private placement will be the same as those of this rights offering.

Grant of LLC Purchase Privileges. All members of the LLC (other than BioFuel Energy Corp.) will be entitled to receive the LLC purchase privileges.  The LLC purchase privileges will be granted pro rata to the holders of membership interests in the LLC (other than BioFuel Energy Corp.) based on the number of membership interests held by them on the record date.  The number of LLC purchase privileges granted to the holders of membership interests in the LLC (other than BioFuel Energy Corp.) in the LLC’s concurrent private placement will be determined as described under “—Number of Rights; Number of LLC Purchase Privileges.”  Fractional LLC purchase privileges resulting from such pro rata distribution will be eliminated by rounding up to the nearest whole purchase privilege.

Issuance of Preferred Membership Interests.  Immediately prior to the consummation of this rights offering and the LLC’s concurrent private placement, the LLC will amend and restate its limited liability company agreement to add the preferred membership interests as a new class of LLC membership interest.  Immediately following the consummation of the LLC’s concurrent private placement, the holders of membership interests in the LLC (other than BioFuel Energy Corp.) will be entitled to receive preferred membership interests in amounts to be determined in accordance with their exercise of LLC basic purchase privileges and LLC additional purchase privileges (and, in the case of the Backstop Parties, determined in accordance with their exercise of the Backstop Commitment for preferred membership interests).  Immediately following the consummation of this rights offering, BioFuel Energy Corp. will contribute all proceeds of this rights offering to the LLC, and the LLC will issue to BioFuel Energy Corp. a number of preferred membership interests equal to the number of depositary shares that BioFuel Energy Corp. issued in this rights offering.  The LLC will then apply the proceeds of this rights offering, the LLC’s concurrent private placement and the Backstop Commitment as described under “Use of Proceeds.”  Concurrent with the making of the Cargill Stock Payment, the LLC will issue to BioFuel Energy Corp. a number of preferred membership interests equal to the number of depositary shares issued to Cargill in the Cargill Stock Payment.

Terms of Preferred Membership Interests. The preferred membership interests will (i) be automatically convertible as described immediately below, (ii) be entitled to pro rata distributions from the LLC, on an equivalent one-to-one basis with the membership interests, (iii) have a liquidation preference in the LLC equal to $0.56 per preferred membership interest and (iv) have only limited voting rights in the LLC.  For a full description of the preferred membership interests, see “Description of Capital Stock— LLC Preferred Membership Interests; Amended and Restated Limited Liability Company Agreement.”

Conversion of Preferred Membership Interests. Following the requisite stockholder approval, all preferred membership interests will automatically convert into membership interests on a one-for-one basis and the holders of the preferred membership interests (other than BioFuel Energy Corp.) will also receive one share of class B common stock for each membership interest received upon conversion.

Purpose of LLC’s Concurrent Private Placement.  The LLC’s concurrent private placement has been structured so as to provide the holders of membership interests in the LLC (other than BioFuel Energy Corp.), who hold membership interests that are exchangeable on a one-for-one basis for shares of common stock, with a private placement that is economically equivalent to this rights offering.

Conversion of Series A Non-Voting Convertible Preferred Stock

As described under “Description of Capital Stock—Description of the Depositary Shares,” each depositary share will represent a fractional interest in a share of Series A Non-Voting Convertible Preferred Stock equal to the fraction determined by dividing 2,000,000 by the total number of depositary shares actually purchased in this rights offering and pursuant to the Backstop Commitment.  Subject to the terms of the deposit agreement, each depositary share will be entitled to all rights and preferences of the Series A Non-Voting Convertible Preferred Stock in proportion to the fraction of a share of the Series A Non-Voting Convertible Preferred Stock such depositary share represents.

As described under “Description of Capital Stock—Description of the Series A Non-Voting Convertible Preferred Stock,” each share of Series A Non-Voting Convertible Preferred Stock shall, following the requisite stockholder approval, automatically convert into a number of shares of common stock equal to the quotient obtained by dividing the total number of depositary shares actually purchased in this rights offering and pursuant to the Backstop Commitment by 2,000,000 (which we refer to as the “Conversion Rate”).  The requisite stockholder approval means that approval by the holders of our common stock and class B common stock of the authorization and issuance of all additional shares of common stock issuable (i) upon conversion of all shares of Series A Non-Voting Convertible Preferred Stock at the Conversion Rate and (ii) upon the exchange on a one-for-one basis of all membership interests in the LLC that would be received by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) following the conversion of all preferred membership interests they receive in the LLC’s concurrent private placement for membership interests.  To the extent necessary, the requisite stockholder approval would also include the authorization of all additional shares of class B common stock issuable upon the conversion of all preferred membership interests received by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) in the LLC’s concurrent private placement.

As described under “Description of Capital Stock—Description of the Depositary Shares,” upon conversion of the Series A Non-Voting Convertible Preferred Stock, each depositary share shall entitle the holder thereof to receive one share of common stock and, upon the distribution of one share of common stock to the holder of each such depositary share, each such depositary share shall be automatically cancelled and have no further value. The depositary will distribute the shares of common stock it receives upon conversion of the Series A Non-Voting Convertible Preferred Stock to the holders of the depositary shares entitled to receive such distribution in proportion to the number of outstanding depositary shares held by each such holder, on the date of receipt or as soon as practicable thereafter.

Because the holders of depositary shares will not be entitled to receive shares of common stock until the conversion of the Series A Non-Voting Convertible Preferred Stock for common stock, they will hold depositary shares and will have no direct rights with respect to our common stock until we receive the requisite stockholder approval.  Holders of the depositary shares must act through the depositary to exercise any voting rights in respect of the Series A Non-Voting Convertible Preferred Stock and must receive any dividends or distributions in respect of the Series A Non-Voting Convertible Preferred Stock only through the depositary.  As a result, holders of the depositary shares will not have the right to vote on actions customarily subject to stockholder vote or approval, including the election of directors, the approval of significant transactions and amendments to our certificate of incorporation that would not adversely affect the rights, preferences or privileges of the Series A Non-Voting Convertible Preferred Stock.  In addition, the trading market for the depositary shares may be less liquid than the trading market for our common stock and the market price of the depositary shares may be adversely affected as a result.  See “Risk Factors—Risks Related to the Depositary Shares” for more information.

Basic Subscription Privilege

With your basic subscription privilege, you may purchase one depositary share per subscription right at a rights price per depositary share equal to $0.56, upon delivery of the required documents and payment of $0.56 prior to the expiration of this rights offering.  You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares pursuant to your over-subscription privilege.  Under the Rights Offering Letter Agreement, the Backstop Parties have agreed, subject to the terms and conditions described under “—Rights Offering Letter Agreement—Basic Commitment and Backstop Commitment,” to exercise their basic subscription privileges in full (subject to reduction in certain circumstances as described in therein).

We will deliver certificates representing depositary shares or (if you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee) credit your account at your record holder with depositary shares purchased with the basic subscription privilege as soon as practicable after the expiration of this rights offering.

Over-Subscription Privilege

If you fully exercise your basic subscription privilege, you will be entitled to subscribe for additional depositary shares that remain unsubscribed as a result of any unexercised basic subscription privileges pursuant to your over-subscription privilege.  The over-subscription privilege allows a holder to subscribe for an additional amount of depositary shares equal to up to 100% of the depositary shares for which such holder was otherwise entitled to subscribe.  The Backstop Parties may exercise their over-subscription privileges in this rights offering.

If there is a sufficient number of depositary shares available to fully satisfy the over-subscription privilege requests of all holders following the exercise of subscription rights under their basic subscription privileges, all over-subscription requests will be honored in full.  If insufficient depositary shares are available to fully satisfy the over-subscription privilege requests of all holders, the available unsubscribed depositary shares will be distributed proportionately among those holders who exercised their over-subscription privilege based on the number of depositary shares each holder subscribed for pursuant to their over-subscription privilege.  Fractional depositary shares resulting from the proportionate distribution of unsubscribed depositary shares pursuant to the over-subscription privilege will be eliminated by rounding down to the nearest whole share.

If and to the extent that the Backstop Parties determine, after consultation with us, that the exercise of over-subscription privileges would result in adverse tax, legal or regulatory consequences to us or any of the Backstop Parties, we may reduce or eliminate, pro rata for all holders of subscription rights, the exercise of over-subscription privileges. In the event that the exercise of over-subscription privileges is so reduced, the available unsubscribed depositary shares will be distributed proportionately among those holders who exercised their over-subscription privilege based on the number of depositary shares each holder subscribed for pursuant to their over-subscription privilege. Any excess payments received by the subscription agent will be returned, without interest, as soon as practicable.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of this rights offering.  Because we will not know the total number of unsubscribed depositary shares prior to the expiration of this rights offering, if you wish to maximize the number of depositary shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate rights price for the maximum number of depositary shares available to you, assuming that no holders other than you and the Backstop Parties (who have agreed, subject to certain exceptions, to exercise their basic subscription privileges in full) have purchased any depositary shares pursuant to their basic subscription privileges or over-subscription privileges.

We can provide no assurance that you will actually be entitled to purchase the number of depositary shares you subscribe for pursuant to your over-subscription privilege at the expiration of this rights offering.  We will not be able to satisfy your exercise of the over-subscription privilege if all holders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent sufficient depositary shares are available following the exercise of subscription rights under the basic subscription privileges.

•
To the extent that the aggregate rights price of the maximum number of unsubscribed depositary shares available to you pursuant to your over-subscription privilege is less than the amount you actually paid in connection with the exercise of your over-subscription privilege, you will be allocated only the number of unsubscribed depositary shares available to you, and any excess payments received by the subscription agent will be returned, without interest, as soon as practicable.

•
To the extent the amount you actually paid in connection with the exercise of your over-subscription privilege is less than the aggregate rights price of the maximum number of unsubscribed depositary shares available to you pursuant to your over-subscription privilege, you will be allocated the number of unsubscribed depositary shares for which you actually paid in connection with the exercise of your over-subscription privilege.

We will deliver certificates representing depositary shares or (if you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee) credit your account at your record holder with depositary shares purchased with the over-subscription privilege as soon as practicable after the expiration of this rights offering.  Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

We will not offer or sell in connection with this rights offering any depositary shares that are not subscribed for pursuant to the basic subscription privileges or the over-subscription privileges.  The Backstop Parties, however, have agreed to backstop the offering as described under “—Rights Offering Letter Agreement—Basic Commitment and Backstop Commitment.”

Rights Offering Letter Agreement

In addition to setting forth the terms of this rights offering and the LLC’s concurrent private placement, the Rights Offering Letter Agreement also includes certain other agreements and commitments as described below.  The Rights Offering Letter Agreement, as amended, is an exhibit to the registration statement of which this prospectus is a part.

Requirement to Effect Rights Offering

Under the Rights Offering Letter Agreement, we must use our commercially reasonable best efforts to cause the registration statement of which this prospectus is a part to be declared effective on or before January 24, 2011, and to remain effective for a five-week offering period without interruption.

Basic Commitment and Backstop Commitment

Subject to the terms and conditions set forth in the Rights Offering Letter Agreement, as amended, the Backstop Parties have agreed to (i) participate in this rights offering and the LLC’s concurrent private placement for their full basic subscription privilege and full LLC basic purchase privilege (which we refer to as the “Basic Commitment”) and (ii) purchase immediately prior to expiration of this rights offering and the LLC’s concurrent private placement (x) all of the available depositary shares not otherwise sold in this rights offering following the exercise of all other holders’ basic subscription privileges and over-subscription privileges and (y) all of the available preferred membership interests in the LLC not otherwise sold in the LLC’s concurrent private placement following the exercise of all LLC basic purchase privileges and LLC additional purchase privileges of all other holders of membership interests in the LLC (other than BioFuel Energy Corp.) (which we refer to as the “Backstop Commitment”).

The price per depositary share or preferred membership interest paid by the Backstop Parties pursuant to the Backstop Commitment will be equal to $0.56 (and therefore will be equal to the price paid by the other holders in this rights offering and in the LLC’s concurrent private placement).

The Backstop Parties may exercise their over-subscription privileges in this rights offering and LLC additional purchase privileges in the LLC’s concurrent private placement.

Any depositary shares purchased by the Backstop Parties pursuant to the Basic Commitment or the Backstop Commitment will be purchased directly from us on a private basis and are not being registered pursuant to the registration statement of which this prospectus is a part.

Reduction by Backstop Parties

Notwithstanding the foregoing, the Rights Offering Letter Agreement provides that the Backstop Parties may (i) reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to the Basic Commitment or Backstop Commitment or (ii) cause us to reduce the aggregate number of depositary shares offered in this rights offering, in the event that the Backstop Parties determine, in their sole discretion, that the consummation of this rights offering, the Basic Commitment or the Backstop Commitment would result in adverse tax, legal or regulatory consequences to us or any of the Backstop Parties.  We expect that any such reduction would reduce the proceeds available to us from this rights offering.

In the event that the Backstop Parties cause us to reduce the aggregate number of depositary shares offered in this rights offering or reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to the Basic Commitment or Backstop Commitment, this rights offering would proceed with us and the Backstop Parties using commercially reasonable best efforts to structure and consummate an alternative transaction to take the place of the issuance of the depositary shares not purchased in this rights offering or pursuant to the Basic Commitment or Backstop Commitment.  The alternative transaction would be structured so as to preserve the economic benefits to the parties to the Rights Offering Letter Agreement as if this rights offering had been consummated in full without giving effect to such reduction (provided that no Backstop Party shall be obligated to fund an amount in excess of the amount represented by its Backstop Commitment).  Nevertheless, it is not certain that we would be able to consummate an alternative transaction to raise additional proceeds.  If we cannot consummate such an alternative transaction following a reduction of this rights offering, we may not have sufficient funds available to make the Cargill Cash Payment, repay the Subordinated Debt or, ultimately, repay the Bridge Loan at maturity.  See “Risk Factors—Risks Related to Our Business and Industry—The pending maturity of our Bridge Loan, unless extended, raises substantial doubt about our ability to continue as a going concern.”  In the event that the size of this rights offering is reduced, we will nonetheless apply whatever proceeds are raised by this rights offering, the LLC’s concurrent private placement and the Backstop Commitment in accordance with, and in the order specified by, “Use of Proceeds.”

In addition, one or more of the Backstop Parties may elect either (i) to exercise their respective Backstop Commitments with respect to all or a portion of the available depositary shares not otherwise sold in this rights offering following the exercise of all other holders’ basic subscription privileges and over-subscription privileges by purchasing a new class of class B preferred membership interests in the LLC (instead of purchasing such available depositary shares) in the event that such Backstop Parties determine, in their sole discretion, that the purchase of such available depositary shares would result in adverse tax, legal or regulatory consequences to us or such Backstop Parties, which we refer to as a “LLC Backstop Reallocation,” or (ii) to not exercise their respective Backstop Commitments with respect to all or a portion of the available depositary shares not otherwise sold in this rights offering following the exercise of all other holders’ basic subscription privileges and over-subscription privileges in the event that such Backstop Parties determine, in their sole discretion, that the purchase of such available depositary shares would result in adverse tax, legal or regulatory consequences to us or such Backstop Parties.  Any election contemplated by clause (ii) of the prior sentence would reduce the proceeds of this rights offering.

In the event of a LLC Backstop Reallocation, the LLC will issue such class B preferred membership interests to the applicable Backstop Parties (in equal number to the number of available depositary shares not purchased because of such LLC Backstop Reallocation) in exchange for payment of $0.56 for each class B preferred membership interest purchased.  The class B preferred membership interests, if issued, would have the same terms as the preferred membership interests (including as to conversion, distribution, liquidation and other rights), except that, upon conversion of such class B preferred membership interests, holders of such class B preferred membership interests would receive membership interests in the LLC that would not be exchangeable (together with the corresponding shares of our class B common stock) for shares of our common stock.

Backstop Parties’ Ownership

The Backstop Parties or their affiliates own a significant number of shares of our common stock and class B common stock.  David Einhorn is the principal of the Greenlight Parties and is a member of our board of directors.  The Greenlight Parties are affiliates of Greenlight Capital, Inc., which, as of November 12, 2010, owned 7,542,104 shares of common stock and 4,311,396 shares of class B common stock, which together represented 36.4% of our outstanding total voting stock (composed of our common stock and class B common stock) on that date.  Third Point is an affiliate of Third Point Funds, which as of November 12, 2010, owned 5,578,800 shares of common stock, which represented 17.1% of our outstanding total voting stock on that date.  Collectively, the Backstop Parties owned 53.5% of our outstanding total voting stock on that date.

If the Backstop Commitment is exercised, we expect that the Backstop Parties’ and their affiliates’ aggregate proportional ownership of our outstanding equity will increase as a result of, and in proportion to, the performance by the Backstop Parties of their Backstop Commitment.

As a result of their substantial equity interest in us, the Backstop Parties have and will continue to have considerable influence over our corporate affairs and actions, including those submitted to a stockholder vote.  In addition, this rights offering may result in the Backstop Parties obtaining a much greater degree of control of our company, which could make some transactions more difficult or impossible without the support of the Backstop Parties.  The interests of the Backstop Parties may not always coincide with our interests as a company or the interests of our other stockholders.  Accordingly, these stockholders could cause us to enter into transactions or agreements that you would not approve or make decisions with which you may disagree.

Conditions to Backstop Parties’ Obligations

The Backstop Parties’ obligations to purchase any depositary shares pursuant to the Basic Commitment or the Backstop Commitment are subject to various conditions, including the following (unless waived by the Backstop Parties):  (i) we must be in compliance with our obligations under the Bridge Loan Agreement and the other transaction documents relating thereto in all material respects; (ii) there must not have occurred any material adverse change, or any development involving a prospective material adverse change, in our condition, financial or otherwise, or in our earnings, business, operations or properties; (iii) there must not have occurred any material disruption or material adverse change in the financial, banking or capital markets that, in the commercially reasonable judgment of the Backstop Parties, would have a material adverse impact on the success of this rights offering; (iv) the Cargill Letter must be in full force and effect; (v) executive management waiver agreements (under which certain members of our management team agree to waive any change of control benefits that they may have under their employment arrangements as a result of this rights offering) must be in full force and effect; (vi) all required approvals and consents shall have been obtained and no actions, suits or proceedings shall be pending or threatened that challenge the Rights Offering Letter Agreement, the Bridge Loan Agreement, the Cargill Letter or any related agreement; (vii) the Backstop Parties must be reasonably satisfied with the certificate of designations setting forth the rights and preferences of the Series A Non-Voting Convertible Preferred Stock as determined by the Greenlight Parties in their reasonable discretion; and (viii) we must not have entered into any letter of intent, memorandum of understanding, agreement in principle or other agreement relating to any competing plan, proposal, offer or transaction with a third party other than the Greenlight Parties materially inconsistent with the Rights Offering Letter Agreement.

Substitute Transaction

The provisions of the Rights Offering Letter Agreement permit us to solicit, participate in, initiate or facilitate discussions or negotiations with, or provide any information to, any person or group of persons concerning any alternative equity financing or other transaction that would result in the (a) repayment in full of all amounts outstanding under the Bridge Loan Agreement, (b) repayment in full of all amounts under the Subordinated Debt Agreement and (c) satisfaction of all obligations under the Cargill Letter (which we refer to as a “Substitute Transaction”).  If, as a result of such activities, our board of directors (excluding any board member that is an affiliate of the Greenlight Parties) determines in good faith after consultation with outside legal counsel and independent financial advisors that (i) we have the opportunity to enter into a Substitute Transaction that will be consummated within a timeframe that is not materially longer than the anticipated timeframe for this rights offering and the LLC’s concurrent private placement but in no event later than February 1, 2011, and (ii) such Substitute Transaction is more favorable to the holders of our common stock (excluding benefits arising to the Backstop Parties by virtue of the Backstop Commitment) than this rights offering and the LLC’s concurrent private placement (taking into account all the terms and conditions of such Substitute Transaction that the board deems relevant including, without limitation, any break-up fee provisions, expense reimbursement provisions, conditions to closing and availability of necessary financing) and is reasonably likely to be consummated prior to February 1, 2011, then we shall deliver three business days’ prior notice to the Greenlight Parties of our intention to enter into such Substitute Transaction, together with reasonable details concerning the terms and conditions of such Substitute Transaction.  After such three business day period, (x) the board would be permitted to approve the Substitute Transaction, (y) we would be permitted to enter into such Substitute Transaction and (z) we would be permitted to terminate the Rights Offering Letter Agreement, so long as in each case (A) the Substitute Transaction continues to meet the requirements described in clause (ii) above and (B) upon execution of definitive documentation relating to a Substitute Transaction, we pay to the Backstop Parties an aggregate break-up fee (to be allocated among the Backstop Parties in accordance with their relative Backstop Commitments) in cash equal to $350,000.  We will also be required to repay all amounts owed under the Bridge Loan Agreement and the Subordinated Debt Agreement and satisfy all of our obligations under the Cargill Letter on or before the earlier of February 1, 2011 and the closing date of such Substitute Transaction.

Termination

The obligations of the Backstop Parties under the Rights Offering Letter Agreement are subject to termination immediately, upon the election of the Greenlight Parties, at any time prior to the consummation of this rights offering upon the occurrence of any of the following:  (i) the termination of the Bridge Loan Agreement; (ii) us entering into a definitive agreement with respect to a Substitute Transaction; (iii) the Greenlight Parties, in their reasonable judgment, determining that the conditions to the Backstop Parties’ obligations are incapable of being satisfied by January 24, 2011; (iv) there having occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or properties of us and our subsidiaries, taken as a whole; (v) the breach of any covenant or other provision of the Rights Offering Letter Agreement by us that has occurred and cannot be cured or satisfied with the passage of time or, if capable of being cured or satisfied, cannot be cured or satisfied prior to March 24, 2011; (vi) our common stock no longer being listed on a national securities exchange; or (vii) our adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy.

Additionally, the Rights Offering Letter Agreement provides that the obligations of the parties to the Rights Offering Letter Agreement may be terminated by either the Greenlight Parties or us upon the occurrence of (a) another party’s material breach of any of the representations, warranties or covenants where such breach remains uncured for a period of five days after receipt of notice of such breach or (b) the issuance by any governmental authority of any ruling or order enjoining the consummation of a material portion of the rights offering or any related transactions.  As described under “—Substitute Transaction,” we also have the ability to terminate the Rights Offering Letter Agreement in certain circumstances in connection with a Substitute Transaction.

Fees and Expenses Paid or Payable to the Backstop Parties

On September 24, 2010, we paid the Backstop Parties $743,795 in consideration of the Backstop Commitment and a fee of $776,825 in consideration of the funding of the Bridge Loan.  If the aggregate amount of this rights offering plus the LLC’s concurrent private placement is greater than $40,000,000, an additional fee of 4% of the excess will be payable to the Backstop Parties as additional consideration for the Backstop Commitment (excluding for calculation purposes any additional depositary shares or preferred membership interests purchased by the Backstop Parties pursuant to their Basic Commitment or their over-subscription privileges or LLC additional purchase privileges).  No portion of the Backstop Commitment fee previously paid to the Backstop Parties is refundable, even if the Backstop Parties elect to reduce the number of depositary shares that they would otherwise be obligated to purchase pursuant to the Basic Commitment or Backstop Commitment or cause us to reduce the aggregate number of depositary shares offered in this rights offering as described under “—Reduction by Backstop Parties” or we enter into a Substitute Transaction.

As described under “—Substitute Transaction,” if we sign a definitive agreement relating to a Substitute Transaction, we will also be required to pay the Backstop Parties a break-up fee equal to $350,000.  In addition, we have agreed to pay the reasonable fees and expenses of the Backstop Parties incurred in connection with the Rights Offering Letter Agreement and the transactions contemplated hereby, including this rights offering (including the reasonable fees and expenses of legal counsel to the Backstop Parties).

Indemnification

Under the Rights Offering Letter Agreement, we have agreed to indemnify and hold harmless the Backstop Parties and their stockholders, officers, directors, employees, affiliates, advisors, agents, attorneys, accountants and consultants from and against any and all losses resulting from or arising out of the Rights Offering Letter Agreement, this rights offering, the Backstop Commitment or any related transaction (but the indemnity will not apply to any indemnified person to the extent any losses it has incurred resulted from the bad faith, willful misconduct or gross negligence of such indemnified person).

Stockholder Approval

Pursuant to and in accordance with the Rights Offering Letter Agreement, we will use our commercially reasonable best efforts to obtain stockholder approval of the authorization of all shares of common stock issuable upon conversion of all shares of Series A Non-Voting Convertible Preferred Stock.  To that end, on November 15, 2010 we filed a proxy statement with the Securities and Exchange Commission in connection with a stockholder meeting to be called for such purpose, and we must use our best efforts to obtain such approval by January 24, 2011.

Unless and until the requisite stockholder approval is obtained, no shares of Series A Non-Voting Convertible Preferred Stock will convert into shares of common stock (and therefore no shares of common stock will be available for distribution by the depositary to the holders of the depositary shares).  We intend to seek the requisite stockholder approval as soon as practicable.

Shares Outstanding Before and After this Rights Offering

25,465,728 shares of our common stock and 7,111,985 shares of our class B common stock were outstanding as of November 12, 2010.

Immediately following the consummation of this rights offering and the LLC’s concurrent private placement, assuming that neither the size of this rights offering nor the size of the Basic Commitment or Backstop Commitment is reduced by the Backstop Parties, assuming that there is no LLC Backstop Reallocation and before giving effect to the Cargill Stock Payment, we expect that            depositary shares will be issued in this rights offering representing an aggregate of 2,000,000 shares of Series A Non-Voting Convertible Preferred Stock.

Following the consummation of this rights offering and the LLC’s concurrent private placement and upon the conversion of all shares of Series A Non-Voting Convertible Preferred Stock into shares of common stock, assuming that neither the size of this rights offering nor the size of the Basic Commitment or Backstop Commitment is reduced by the Backstop Parties, assuming that there is no LLC Backstop Reallocation (as defined below) and before giving effect to the Cargill Stock Payment, we expect that            additional shares of common stock will be issued in connection with the conversion of all 2,000,000 shares of Series A Non-Voting Convertible Preferred Stock (resulting in there being                   total shares of common stock outstanding).

Preferred Membership Interests in the LLC Outstanding After Completion of this Rights Offering and the LLC’s Concurrent Private Placement

Immediately following the consummation of this rights offering and the LLC’s concurrent private placement, assuming that neither the size of this rights offering nor the size of the Basic Commitment or Backstop Commitment is reduced by the Backstop Parties, assuming that there is no LLC Backstop Reallocation and before giving effect to the Cargill Stock Payment, we expect that            preferred membership interests will be issued, with        being issued to BioFuel Energy Corp. and        being issued to the holders of membership interests in the LLC (other than BioFuel Energy Corp.).

Following the consummation of this rights offering and the LLC’s concurrent private placement and upon the conversion of all preferred membership interests into common membership interests, assuming that neither the size of this rights offering nor the size of the Basic Commitment or Backstop Commitment is reduced by the Backstop Parties, assuming that there is no LLC Backstop Reallocation and before giving effect to the Cargill Stock Payment, we expect that            additional common membership interests will be issued and that        additional shares of class B common stock will be issued to the holders of membership interests in the LLC (other than BioFuel Energy Corp.) (resulting in there being                   total shares of class B common stock outstanding).

Listing

Shares of our common stock are currently listed on The Nasdaq Global Market under the symbol “BIOF.”

Neither the subscription rights nor the depositary shares will be listed for trading on any stock exchange.

Registration Rights

In connection with our initial public offering, we entered into a registration rights agreement pursuant to which we may be required to register the sale of shares of our common stock held by the Backstop Parties and our other historical equity investors (or to be acquired by such investors upon exchange of their membership interests in the LLC for shares of our common stock) and certain of their transferees.  Under the registration rights agreement, under certain circumstances and subject to certain restrictions, our historical equity investors have the right to request us to register the sale of their shares and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period.

In connection with this rights offering, we will amend and restate the existing registration rights agreement to provide that we may, under certain circumstances and subject to certain restrictions, also be required to register the sale of shares of our common stock that are issued to (i) the Backstop Parties and our other historical equity investors in respect of any depositary shares that they acquire in this rights offering (or the Backstop Parties acquire upon exercise of their Backstop Commitment) following conversion of the Series A Non-Voting Convertible Preferred Stock, (ii) the Backstop Parties and our other historical equity investors in respect of any membership interests in the LLC that are issued to them following conversion of any preferred membership interests in the LLC that they acquire in the LLC’s concurrent private placement (or the Backstop Parties acquire upon exercise of their Backstop Commitment) and (iii) the Backstop Parties in respect of the warrants that may be issued to them in the event that the Bridge Loan is not paid in full on or prior to March 24, 2011.

Expiration Date and Amendments

The subscription period during which you may exercise your subscription rights expires at 5:00 p.m., New York City time, on                , which is the expiration date of this rights offering.  If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable and will be of no value.  We will not be required to issue depositary shares to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent.  If you are a beneficial owner of shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, your subscription rights will not be considered exercised unless the subscription agent receives from your broker, dealer, custodian bank or other nominee all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on the expiration date.

Subject to the terms of the Rights Offering Letter Agreement and the consent of the Backstop Parties, our board of directors may determine to extend the subscription period, and thereby postpone the expiration date.  Any extension of this rights offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Subject to the terms of the Rights Offering Letter Agreement and the consent of the Backstop Parties, we reserve the right to amend or modify any other terms of this rights offering.

Termination

This rights offering and the LLC’s concurrent private placement may only be terminated with the consent of the Backstop Parties or after termination of the Rights Offering Letter Agreement.  See “—Rights Offering Letter Agreement—Termination.”  If we terminate this rights offering, all subscription rights will expire without value and the only obligation that we and the subscription agent will have with respect to subscription rights that have been exercised will be to return any subscription payments the subscription agent has received, without interest, as soon as practicable.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone.  The subscription rights will not be listed for trading on The Nasdaq Global Market or on any stock exchange or market.  The subsequent transfer after the record date of shares of common stock for which subscription rights were granted will not have any effect on the selling holder’s subscription privileges in respect of any such subscription rights.

Reasons for this Rights Offering

We are conducting this rights offering to raise capital that we will use, together with the proceeds of the LLC’s concurrent private placement and the Backstop Commitment, to pay off the Bridge Loan, pay off all indebtedness under the Subordinated Debt Agreement, make the Cargill Cash Payment and to pay certain fees and expenses of this rights offering and the LLC’s concurrent private placement.

In September 2010, $17.9 million of outstanding working capital loans under our Senior Debt Facility were scheduled to become due and it was not clear in advance of that time that we would have sufficient liquidity to both repay these loans when due and to maintain our operations.  If we had been unable to repay the working capital loans at maturity, it would have resulted in an event of default under our Senior Debt Facility and a cross-default under our Subordinated Debt Agreement, and would have allowed the lenders to accelerate repayment of amounts outstanding.  In that event, the Company may have had to seek relief from its creditors under Chapter 11 of the U.S. Bankruptcy Code.

In order to avoid such an event, during the late spring and summer of 2010 we evaluated various alternatives and attempted to engage in discussions with our lenders under our Senior Debt Facility and representatives for them seeking a one-year extension of the working capital loans, which by the terms of the Senior Debt Facility would have required the consent of lenders holding two-thirds of the outstanding loans or, failing that, a forbearance or other form of amendment to the Senior Debt Facility. In early September 2010, when it became apparent that these discussions with the lenders under our Senior Debt Facility were not likely to reach a timely conclusion on terms acceptable to the Company, our board of directors commenced explorative discussions with the Greenlight Parties to have the Greenlight Parties lend the Company funds on a short-term basis in order to pay off the working capital loans at maturity. In connection with those discussions, the parties discussed having the Company raise equity capital promptly in order to repay any such short-term loan. The Greenlight Parties and the Company also discussed whether the Greenlight Parties would, if requested by the Company, be willing to consider "backstopping" any proposed equity capital transaction. The parties also engaged in discussions with Cargill regarding the modification and repayment of amounts owed by the Company to Cargill under the terms of the agreement dated January 14,2009 by and between the Company and Cargill (which we refer to as the "Settlement Agreement").

Because David Einhorn, who is the principal of the Greenlight Parties, is a member of our board of directors, our board of directors established an independent committee consisting only of independent members of the board in order to assess the fairness of any such transaction. The independent committee engaged separate legal counsel and engaged Piper Jaffray & Co. as the independent financial advisor to the committee.  The independent committee met a number of times in September of 2010 and, on September 17, proposed to the Greenlight Parties a transaction structure consisting of a short-term bridge loan to the Company (to be used to pay off the working capital loans) followed by a rights offering, backstopped by the Greenlight Parties, to raise capital to repay the bridge loan.  Over the course of the next week, the independent committee and the Greenlight Parties negotiated the terms of such a transaction.  Toward the end of that week, the Greenlight Parties and the Company inquired as to whether Third Point would be interested in participating alongside the Greenlight Parties, and Third Point thereafter joined the negotiations.  On September 24, 2010, the committee recommended to the board and, on that date, the board of directors approved the Rights Offering Letter Agreement, the Bridge Loan Agreement and the Voting Agreements.  David Einhorn was not involved in any of the deliberations or negotiations of the independent committee or the board in connection with the Bridge Loan Agreement, the Rights Offering Letter Agreement (or amendment thereto) or the Voting Agreements (or amendments thereto).  The terms of the Rights Offering Letter Agreement, which govern the terms of this rights offering and the LLC’s concurrent private placement, the Bridge Loan Agreement and the Voting Agreements were determined after arm’s-length negotiations between the independent committee and the Backstop Parties.

The proceeds of the Bridge Loan were used to pay off the outstanding working capital loans and to pay certain related fees and expenses.  The Rights Offering Letter Agreement was entered into in connection with the Bridge Loan Agreement because it provided a means for us to raise equity capital in this rights offering, the LLC’s concurrent private placement and the Backstop Commitment to repay the Bridge Loan at or prior to maturity.  Without this means of repayment, the Backstop Parties may not have provided the Bridge Loan and, as a result, we may not have been able to pay off the working capital loans at maturity.

In negotiating and recommending to the board of directors the terms of this rights offering, the independent committee considered a number of factors, including, but not limited to, the price at which we believe our stockholders might be willing to participate in this rights offering, our need for liquidity and additional capital, the fact that no alternative transaction was imminent, the fact that all of our stockholders are entitled to participate in this rights offering on a pro rata basis and the fact that holders of subscription rights will have an over-subscription privilege.  Prior to concluding that the Rights Offering Letter Agreement and this rights offering were in our best interest, the independent committee also considered the likelihood of obtaining an extension or a forbearance of the working capital loans on acceptable terms, the likelihood of existing stockholders realizing value in the Company in the event of a Chapter 11 filing, and the fact that, pursuant to the agreed terms of the Rights Offering Letter Agreement, we have the ability to solicit and, in certain circumstances, consummate a Substitute Transaction (see “—Rights Offer Letter Agreement—Substitute Transaction”).  The independent committee received financial advice from Piper Jaffray & Co., the independent financial advisor to the committee, and was advised by independent legal counsel.  In advising the independent committee, Piper Jaffray:  provided advice concerning the financial aspects, and capital market implications, of the Bridge Loan, this rights offering and potential alternative transactions; participated in telephonic meetings with the committee; and reviewed precedent transactions and provided summary comparisons of those precedent transactions to the committee.  Piper Jaffray is also advising the independent committee in connection with its review of any potential Substitute Transactions that may arise.

In structuring the terms of this rights offering, the independent committee and the Backstop Parties established the formula used to calculate the rights price at an amount substantially below the market price of our common stock at the time of determination in order to increase the attractiveness of participating in this rights offering for our stockholders.  In addition, this rights offering was structured as a rights offering for depositary shares representing fractional interests in Series A Non-Voting Convertible Preferred Stock because of the likelihood that we would not have sufficient authorized but unissued shares of common stock to structure this rights offering as a rights offering for new shares of common stock.  We also agreed and acknowledged that we would seek stockholder approval of a proposal to amend our amended and restated certificate of incorporation in order to facilitate the conversion of all shares of Series A Non-Voting Convertible Preferred Stock into shares of common stock.

Method of Exercising Subscription Rights

Rights are evidenced by rights certificates, which will either be physical certificates or electronic certificates issued through the facilities of DTC.  Except as described below under “Foreign Stockholders,” the rights certificates will be delivered to record date stockholders or, if a stockholder’s common stock is registered in the name of a broker, dealer, custodian bank or other nominee, on his, her or its behalf, to such broker, dealer, custodian bank or other nominee.  The exercise of subscription rights is irrevocable and may not be cancelled or modified.

Record Holders

Subscription rights may be exercised by registered holders of shares of our common stock by completing and signing the rights certificate and delivering the completed and duly executed rights certificate, together with any required signature guarantees and the full subscription payment, to the subscription agent at the address set forth below under “—Subscription Agent.”  Completed rights certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date of this rights offering.

Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee and you wish to exercise your subscription rights, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on the expiration date.  We will ask your record holder to notify you of this rights offering. You should complete and return to your record holder the appropriate subscription documentation you receive from your record holder.  Your subscription rights will not be considered exercised unless the subscription agent receives from your broker, dealer, custodian bank or other nominee all of the required documents and your full subscription payment prior to 5:00 p.m., New York City time, on the expiration date.

Brokers, dealers, custodian banks or other nominee holders of subscription rights will be required to certify to the subscription agent, before any basic subscription privilege or over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of depositary shares subscribed for pursuant to the basic subscription privilege and the number of depositary shares subscribed for pursuant to the over-subscription privilege by such beneficial owner.

Nominees

Nominees, such as brokers, dealers, custodian banks or other nominees, who hold shares of common stock for the account of others should notify the respective beneficial owners as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the subscription rights.  If the beneficial owner so instructs, the nominee should exercise the subscription rights on behalf of the beneficial owner and deliver all documents and payment prior to 5:00 p.m., New York City time, on the expiration date.

Whether you are a record holder or hold through a broker, dealer, custodian bank or other nominee, we will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise from you or from your nominee, as applicable, after the expiration of this rights offering, regardless of when you transmitted the documents.

Payment Method

Payments must be made in full in U.S. currency by certified or cashier’s check payable to BNY Mellon Shareholder Services, the subscription agent, drawn upon a U.S. bank.  Such payment will be deemed to have been received by the subscription agent immediately upon receipt.

Payment received after the expiration of this rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable.

Personal checks will not be accepted.

You should read the instruction letters accompanying the rights certificate carefully and strictly follow them.  DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US.  We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate (delivered by you or your nominee) and payment of the full subscription payment amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription payment amount to the subscription agent will be at the risk of the holders of subscription rights.  If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent.  If you are a beneficial holder, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of this rights offering.  We are not responsible if your broker, dealer, custodian bank or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of this rights offering.

Unless a rights certificate provides that the depositary shares are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised (either under your basic subscription privilege or your over-subscription privilege), or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent.  If the subscription agent does not apply your full subscription payment to your purchase of depositary shares, any excess subscription payment received by the subscription agent will be returned, without interest, as soon as practicable.

Validity of Subscriptions

We will resolve in our sole discretion all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in this rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions.  We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful.  You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion.  Neither we nor the subscription agent will be under any duty to notify you or your representative of defects in your subscriptions.  A subscription will be considered accepted, subject to our right to withdraw or terminate this rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent.  Our interpretations of the terms and conditions of this rights offering will be final and binding.

Subscription Agent

The subscription agent for this rights offering is BNY Mellon Shareowner Services.  If your shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your applicable subscription documents to your broker, dealer, custodian bank or other nominee. If you are a record holder, then the address to which subscription documents, rights certificates and subscription payments should be mailed or delivered is:

By Mail:	By Hand or Overnight Courier:

BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Dept.	Attn: Corporate Actions, 27th Floor
P.O. Box 3301	480 Washington Blvd
South Hackensack, NJ 07606	Jersey City, NJ 07310

If you deliver subscription documents, rights certificates or subscription payments in a manner different from that described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

The information agent for this rights offering is Okapi Partners LLC.  You should direct any questions or requests for assistance concerning the method of subscribing for depositary shares or for additional copies of this prospectus to the information agent at the below address:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022
Banks and brokerage firms: (212) 297-0720
Stockholders and all others, toll-free: (877) 869-0171
Email:  info@okapipartners.com

Rights holders may also contact their broker, dealer, custodian bank or other nominee for information with respect to this rights offering.

Fees and Expenses

We will pay all fees and expenses of the subscription agent and the information agent.  You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for depositary shares in a segregated account pending completion of this rights offering. The subscription agent will hold this money in escrow until this rights offering is completed or is terminated.  If this rights offering is terminated for any reason, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Stockholder Rights

You will have no rights as a holder of the depositary shares you purchase in this rights offering, if any, until certificates representing the depositary shares are issued to you or your account at your record holder is credited with the depositary shares purchased in this rights offering.

Foreign Stockholders

We will not mail the rights certificates to record stockholders with addresses that are outside the United States or that have a military post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of this rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the rights certificate to exercise any subscription rights or, if you are a beneficial owner of shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, your subscription rights are exercised on your behalf by your nominee, you are not allowed to revoke or change the exercise or request a refund of monies paid.  All exercises of subscription rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase depositary shares.

Regulatory Limitation

We will not be required to issue to you depositary shares pursuant to this rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such depositary shares and if, at the time this rights offering expires, you have not obtained such clearance or approval.

Material U.S. Federal Income Tax Treatment of Rights Distribution

You should not recognize income, gain or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights to purchase depositary shares in this offering.  You are urged to consult your own tax advisor regarding the specific tax consequences to you in connection with your participation in this rights offering.  See “Material U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of the subscription rights.  You are urged to make your decision based on your own assessment of our business and this rights offering.  Please see “Risk Factors” for a discussion of some of the risks involved in investing in the depositary shares.

Description of Capital Stock

The following description is a summary of the material terms of our common stock, class B common stock, preferred stock, Series A Non-Voting Convertible Preferred Stock, depositary shares, LLC membership interests, LLC preferred membership interests, certificate of incorporation and bylaws.

Authorized Capital

Our authorized capital stock consists of 100 million shares of common stock, par value $0.01 per share, 50 million shares of class B common stock, par value $0.01 per share, and 5 million shares of preferred stock, par value $0.01 per share.

Common Stock

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders generally are entitled to vote.  Holders of our common stock and class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.  We do not intend to pay cash dividends on our common stock for the foreseeable future.  However, to ensure that our public stockholders are treated fairly with the holders of membership interests in the LLC (other than BioFuel Energy Corp.), it is intended that all distributions received from the LLC, other than distributions to cover tax obligations and other corporate expenses, will be dividended to holders of our common stock.

In the event of our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

The holders of our common stock have no conversion, preemptive or other subscription rights.  There are no redemption or sinking fund provisions applicable to our common stock.

Class B Common Stock

Holders of membership interests in the LLC (other than BioFuel Energy Corp.) also hold one share of class B common stock for each membership interest held.  Shares of our class B common stock entitle the holder to one vote for each share held of record on all matters on which stockholders generally are entitled to vote.  If a holder of our class B common stock exchanges any of its membership interests in the LLC for shares of our common stock, the shares of our class B common stock held by such holder and attributable to the exchanged LLC membership interests will automatically be transferred to BioFuel Energy Corp. and be retired without further action.

Holders of our common stock and class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our class B common stock do not have any right to receive dividends or to receive a distribution upon a dissolution, liquidation or winding up of BioFuel Energy Corp.

Preferred Stock

Our board of directors has the authority, subject to any limitations imposed by law or Nasdaq rules, without further action by the stockholders, to issue up to 5 million shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series of such preferred stock.  These rights, preferences and privileges include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of that series, any or all of which may be greater than the rights of common stock.  Upon consummation of this rights offering, our board of directors will designate and issue 2 million shares of Series A Non-Voting Convertible Preferred Stock.

Series A Non-Voting Convertible Preferred Stock

The following description is a summary of the material terms of the certificate of designations for the Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share.  A copy of the certificate of designations and the form of Series A Non-Voting Convertible Preferred Stock stock certificate will be filed as exhibits to the registration statement of which this prospectus is a part.

General

Shares of the Series A Non-Voting Convertible Preferred Stock represent a single series of our authorized preferred stock.  In this rights offering, we are offering depositary shares representing fractional interests in shares of the Series A Non-Voting Convertible Preferred Stock.  The depositary will be the sole holder of shares of the Series A Non-Voting Convertible Preferred Stock.  The holders of depositary shares will be required to exercise their proportional rights in the Series A Non-Voting Convertible Preferred Stock through the depositary as described under “—Description of the Depositary Shares.”

Twelve business days after the consummation of this rights offering, we expect to issue additional depositary shares to Cargill in order to make the Cargill Stock Payment.  The depositary shares to be issued to Cargill will be issued after the depositary shares that will be issued upon expiration of this rights offering but will have the same rights and preferences as the depositary shares that will be issued upon expiration of this rights offering.  In order to issue the depositary shares that will make up the Cargill Stock Payment, we expect to designate and issue and deposit with the depositary a number of additional shares of Series A Non-Voting Convertible Preferred Stock that corresponds to the aggregate fractional interests in shares of Series A Non-Voting Convertible Preferred Stock that the newly issued depositary shares represent.  In the event that an insufficient number of authorized shares of Series A Non-Voting Convertible Preferred Stock are available for such issuance and deposit with the depositary, we expect to establish an alternative method for satisfying the Cargill Stock Payment that is satisfactory to us, Cargill and the Backstop Parties.

When issued against the consideration therefor, the Series A Non-Voting Convertible Preferred Stock and any shares of our common stock issued upon the conversion of the Series A Non-Voting Convertible Preferred Stock will be fully paid and non-assessable.  The holders of the Series A Non-Voting Convertible Preferred Stock will have no preemptive or preferential right to purchase or subscribe for stock, obligations, warrants or other securities of the Company of any class.

The Series A Non-Voting Convertible Preferred Stock is automatically convertible, if certain conditions are met, into shares of common stock as described below under “—Automatic Conversion.”

Dividends and Other Distributions

The holders of shares of Series A Non-Voting Convertible Preferred Stock will be entitled to receive dividends or distributions (as applicable), when, as and if such dividends or distributions (as applicable) are paid to the holders of our common stock; provided that each share of Series A Non-Voting Convertible Preferred Stock shall entitle the holder to receive any such dividends or distributions (as applicable) in an amount equal to the aggregate dividends or distributions that would be entitled to be received by holders of a number of shares of common stock equal to the quotient obtained by dividing the total number of depositary shares actually purchased in this rights offering and pursuant to the Backstop Commitment by 2,000,000.

We are only obligated to pay a dividend on the Series A Non-Voting Convertible Preferred Stock if our board of directors or an authorized committee of our board declares the dividend payable and we have assets that legally can be used to pay the dividend.

Automatic Conversion

Each share of Series A Non-Voting Convertible Preferred Stock shall, following the requisite stockholder approval, automatically convert into a number of shares of common stock equal to the quotient obtained by dividing the total number of depositary shares actually purchased in this rights offering and pursuant to the Backstop Commitment by 2,000,000 (which we refer to as the “Conversion Rate”).  The requisite stockholder approval means that approval by the holders of our common stock and class B common stock of the authorization and issuance of all additional shares of common stock issuable (i) upon conversion of all shares of Series A Non-Voting Convertible Preferred Stock at the Conversion Rate and (ii) upon the exchange on a one-for-one basis of all membership interests in the LLC that would be received by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) following the conversion of all preferred membership interests they receive in the LLC’s concurrent private placement for membership interests.  To the extent necessary, the requisite stockholder approval would also include the authorization of all additional shares of class B common stock issuable upon the conversion of all preferred membership interests received by the holders of membership interests in the LLC (other than BioFuel Energy Corp.) in the LLC’s concurrent private placement.

Anti-dilution; Mergers

The Conversion Rate shall be subject to certain customary anti-dilution adjustments in the event of any dividend or other distribution payable in stock, stock split, reverse split, certain other recapitalizations or similar transactions or sales of common stock at a price below the rights price occurring after the date of issuance of the Series A Non-Voting Convertible Preferred Stock.  The Conversion Rate will not be adjusted as a result of the Cargill Stock Payment.

In addition, in the event of any consolidation, merger, combination or other transaction in which our common stock is exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Non-Voting Convertible Preferred Stock shall at the same time be similarly exchanged or changed.

Redemption

The Series A Non-Voting Convertible Preferred Stock will not be redeemable.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, each share of Series A Non-Voting Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of common stock or any other class of capital stock or series of preferred stock established after the original issue date of the Series A Non-Voting Convertible Preferred Stock the terms of which do not expressly provide that such class or series will rank senior to or on a parity with the Series A Non-Voting Convertible Preferred Stock as to rights upon our liquidation, dissolution or winding up, but after any distribution on any class of our capital stock or series of preferred stock established after the issue date the terms of which expressly provide that such class or series will rank senior to the Series A Non-Voting Convertible Preferred Stock as to rights upon our liquidation, dissolution or winding up, a liquidation preference in an amount equal to $0.56 multiplied by the quotient obtained by dividing the total number of depositary shares actually purchased in this rights offering and pursuant to the Backstop Commitment by 2,000,000, plus declared but unpaid dividends, if any.  If, upon our voluntary or involuntary liquidation, winding up or dissolution, the amounts payable with respect to the liquidation preference of the Series A Non-Voting Convertible Preferred Stock and any class of capital stock or series of preferred stock established after the issue date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Non-Voting Convertible Preferred Stock as to rights upon our liquidation, dissolution or winding up (which we refer to collectively as “parity stock”) are not paid in full, the holders of the Series A Non-Voting Convertible Preferred Stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference to which they are entitled.  After payment of the full amount of the liquidation preference to which they are entitled, the holders of the Series A Non-Voting Convertible Preferred Stock will have no right or claim to any of our remaining assets in the event of our liquidation, dissolution or winding up.

Neither the sale, conveyance or other transfer of all or substantially all of our assets or business (other than in connection with our liquidation, dissolution or winding up), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, dissolution or winding up.

The certificate of designations for the Series A Non-Voting Convertible Preferred Stock will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Series A Non-Voting Convertible Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The Series A Non-Voting Convertible Preferred Stock will have no voting rights except as set forth below or as otherwise required by Delaware law from time to time.

We will not, without the approval of at least a majority of the shares of the Series A Non-Voting Convertible Preferred Stock then outstanding (in the aggregate, voting together as a class):

•
authorize or issue additional shares of Series A Non-Voting Convertible Preferred Stock of the same series (provided that no such approval shall be required in respect of any shares of Series A Non-Voting Convertible Preferred Stock to be authorized and issued in connection with the Cargill Stock Payment);

•
authorize or issue any other series of preferred equity securities which are senior or on parity with respect to liquidation or dividend payments to the Series A Non-Voting Convertible Preferred Stock; or

•	amend our certificate of incorporation and bylaws if the amendment would adversely affect the rights, preferences or privileges of the holders of the Series A Non-Voting Convertible Preferred Stock.

Listing

There will not be any trading market for the shares of the Series A Non-Voting Convertible Preferred Stock.

Description of the Depositary Shares

The following description is a summary of the material terms of the depositary shares.  The deposit agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

General

Each depositary share will represent a fractional interest in a share of Series A Non-Voting Convertible Preferred Stock equal to the fraction determined by dividing 2,000,000 by the total number of depositary shares actually purchased in this rights offering and pursuant to the Backstop Commitment and will initially be evidenced by a global security, as defined in and described under “—Book-entry, Settlement and Clearance.”  Subject to the terms of the deposit agreement, each depositary share will be entitled to all rights and preferences of the Series A Non-Voting Convertible Preferred Stock, including rights upon conversion, in proportion to the fraction of a share of the Series A Non-Voting Convertible Preferred Stock such depositary share represents.

In this section, references to “holders” of depositary shares mean those who have depositary shares registered in their own names on the books maintained by the depositary and not indirect holders who will own beneficial interests in depositary shares registered in the street name of, or issued in book-entry form through, DTC prior to the conversion of the Series A Non-Voting Convertible Preferred Stock. You should review the special considerations that apply to indirect holders as described under “—Book-entry, Settlement and Clearance.”

Dividends and Other Distributions

The depositary will deliver any cash it receives in respect of dividends or other distributions on the Series A Non-Voting Convertible Preferred Stock to the holders of the depositary shares in proportion to the number of outstanding depositary shares held by such holders, on the date of receipt or as soon as practicable thereafter.

Record dates for the payment of dividends on the depositary shares will be the same as the corresponding record dates for the payment of dividends on the Series A Non-Voting Convertible Preferred Stock.

If the depositary determines that any dividend or other distribution of property other than cash is subject to tax or other governmental charge that the depositary is obligated by law to withhold, the depositary may dispose of all or any portion of such property, at a public or private sale, as the depositary deems necessary and practicable to pay such tax or charge, and the depositary will distribute the net proceeds of such sale or the balance of any such property, after deduction of such tax or charge, to holders of the depositary shares in proportion to the number of outstanding depositary shares that they hold.  If the depositary determines, however, that any distribution of cash or other property to certain holders (but not all holders) is subject to withholding tax, the depositary will reduce the amount of such cash distribution to such holders or use its best efforts to sell only the non-cash property distributable to such holders, as the case may be.

Conversion of Series A Non-Voting Convertible Preferred Stock

Each share of Series A Non-Voting Convertible Preferred Stock shall, following the requisite stockholder approval, automatically convert into a number of shares of common stock at the Conversion Rate.  For a full description of the terms and conditions on which the Series A Non-Voting Convertible Preferred Stock is automatically convertible, see “—Description of the Series A Non-Voting Convertible Preferred Stock.”

Upon conversion of the Series A Non-Voting Convertible Preferred Stock, each depositary share shall entitle the holder thereof to receive one share of common stock and, upon the distribution of one share of common stock to the holder of each such depositary share, each such depositary share shall be automatically cancelled and have no further value. The depositary will distribute the shares of common stock it receives upon conversion of the Series A Non-Voting Convertible Preferred Stock to the holders of the depositary shares entitled to receive such distribution in proportion to the number of outstanding depositary shares held by each such holder, on the date of receipt or as soon as practicable thereafter.  No fractional shares of our common stock or securities representing fractional shares of our common stock will be delivered to holders of depositary shares.  Any fractional interest in a share of our common stock resulting from the proportional distribution of common stock following the conversion of any shares of Series A Non-Voting Convertible Preferred Stock will be paid in cash based on the per share closing price (as defined in the following sentence) of our common stock at the close of business on the trading day next preceding the date of conversion.  The “per share closing price” of our common stock on any date means the closing sale price per share (or if no closing price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on The Nasdaq Global Market (or such other principal national securities exchange on which our common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, the average of the midpoint of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose).

The Conversion Rate shall be subject to certain customary anti-dilution adjustments in the event of any dividend or other distribution payable in stock, stock split, reverse split, certain other recapitalizations or similar transactions or sales of common stock at a price below the rights price occurring after the date of issuance of the Series A Non-Voting Convertible Preferred Stock.  In the event that the Conversion Rate of the Series A Non-Voting Convertible Preferred Stock is adjusted, the one-for-one effective conversion ratio of depositary shares for common stock shall be correspondingly adjusted.  For example, if the Conversion Rate were to double as a result of a two-for-one stock split of our common stock, holders of depositary shares would then be entitled to receive two shares of common stock (rather than one) for each depositary share held.

In the event of any consolidation, merger, combination or other transaction in which our common stock is exchanged for or changed into other stock or securities, cash or any other property, then in any such case the then outstanding shares of Series A Non-Voting Convertible Preferred Stock shall at the same time be similarly exchanged or changed, and the holders of the depositary shares shall then be entitled to receive such other stock or securities, cash or any other property in exchange for their depositary shares.

Voting the Series A Non-Voting Convertible Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series A Non-Voting Convertible Preferred Stock are entitled to vote, the depositary will, as soon as practicable after receiving such notice, mail the information contained in the notice to the holders of the depositary shares.  Each holder of depositary shares on the record date, which will be the same date as the record date for the voting of the Series A Non-Voting Convertible Preferred Stock, may instruct the depositary to vote the amount of the Series A Non-Voting Convertible Preferred Stock represented by such holder’s depositary shares.  To the extent practicable, the depositary will vote the amount of the Series A Non-Voting Convertible Preferred Stock represented by any depositary shares in accordance with the voting instructions it receives (if any) from holders of such depositary shares.  If any holder of depositary shares instructs the depositary to vote a fractional interest of a share of the Series A Non-Voting Convertible Preferred Stock, the depositary will aggregate such interest with all other fractional interests with the same voting instruction and will submit the number of whole votes resulting from such aggregation.  We will take all reasonable action that the depositary determines is necessary to enable the depositary to vote as instructed.  If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series A Non-Voting Convertible Preferred Stock, it will not vote such amount of Series A Non-Voting Convertible Preferred Stock represented by such depositary shares.

Withdrawal Rights

The holders of depositary shares will not have any rights to withdraw the shares of the Series A Non-Voting Convertible Preferred Stock represented by such depositary shares.

Redemption

The depositary shares will not be redeemable.

Form and Notices

The Series A Non-Voting Convertible Preferred Stock will initially be issued in registered form to the depositary, and the depositary shares will be issued in book-entry only form through DTC, as described under “—Book-entry, Settlement and Clearance.”  The depositary will forward to the holders of depositary shares all reports, notices and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series A Non-Voting Convertible Preferred Stock.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time.  However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if there has been a final distribution in respect of the Series A Non-Voting Convertible Preferred Stock, including in connection with the final conversion of all Series A Non-Voting Convertible Preferred Stock for common stock or with our liquidation, dissolution or winding up, and the conversion, repayment, redemption or distribution proceeds, as the case may be, have been distributed to the holders of the depositary shares.

Resignation and Removal of the Depositary

The depositary may resign at any time by delivering to us notice of its election to do so.  We also may, at any time, remove the depositary.  Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment.  We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

Charges of the Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements.  We will pay charges of the depositary in connection with the initial deposit of the Series A Non-Voting Convertible Preferred Stock, the issuance of depositary shares, the conversion of the Series A Non-Voting Convertible Preferred Stock and the delivery of the common stock received upon such conversion.  You will pay transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Depositary

The depositary for the depositary shares will be BNY Mellon Shareowner Services.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock and the depositary shares is BNY Mellon Shareowner Services.

Listing

The depositary shares will not be listed for trading on any stock exchange. Accordingly, no assurance can be given as to the development or liquidity of any market for the depositary shares.

Book-entry, Settlement and Clearance

The Global Security

The depositary shares will be initially issued in the form of a single registered security in global form (the “global security”).  Upon issuance, the global security will be deposited with the depositary as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•
upon deposit of the global security with the depositary as DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the subscription agent; and

•
ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Security

All interests in the global security will be subject to the operations and procedures of DTC.  We provide the following summary of those operations and procedures solely for the convenience of investors.  The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants.  DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations.  Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the depositary shares represented by the global security for all purposes under the deposit agreement.  Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•
will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the depositary under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the depositary shares represented by the global security will be made by the depositary to DTC’s nominee as the registered holder of the global security.  Neither we nor the depositary will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those DTC participants or indirect participants and DTC.

Depositary shares in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the depositary shares only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

LLC Membership Interests

Holders of membership interests in the LLC do not have any voting rights in the LLC.  They are, however, entitled to pro rata economic benefits in the LLC, including the right to receive authorized distributions, including distributions to fund tax liabilities.  Upon dissolution, liquidation or winding up of the LLC, after payment in full of all amounts required to be paid to creditors, holders of membership interests will be entitled to share in the remaining assets of the LLC available for distribution.  Holders of membership interests in the LLC (other than BioFuel Energy Corp.) may exchange their membership interests for shares of our common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.  Holders of membership interests (other than BioFuel Energy Corp.) also hold one share of class B common stock for each membership interest held that entitles the holder to the rights described under “—Common Stock—Class B Common Stock.”

LLC Preferred Membership Interests; Amended and Restated Limited Liability Company Agreement

Immediately prior to the consummation of this rights offering and the LLC’s concurrent private placement, the LLC will amend and restate its limited liability company agreement to add the preferred membership interests as a new class of LLC membership interest.  Immediately following the consummation of the LLC’s concurrent private placement, the holders of membership interests in the LLC (other than BioFuel Energy Corp.) will be entitled to receive preferred membership interests in amounts to be determined in accordance with their exercise of LLC basic purchase privileges and LLC additional purchase privileges (and, in the case of the Backstop Parties, determined in accordance with their exercise of the Backstop Commitment for preferred membership interests).  Immediately following the consummation of this rights offering, BioFuel Energy Corp. will contribute all proceeds of this rights offering to the LLC, and the LLC will issue to BioFuel Energy Corp. a number of preferred membership interests equal to the number of depositary shares that BioFuel Energy Corp. issued in this rights offering.

The number of preferred membership interests in the LLC held by BioFuel Energy Corp. shall at all times equal the number of depositary shares outstanding.  As a result, concurrent with the making of the Cargill Stock Payment, the LLC will issue to BioFuel Energy Corp. a number of preferred membership interests equal to the number of depositary shares issued to Cargill in the Cargill Stock Payment.

Distributions

The preferred membership interests will be entitled to pro rata distributions from the LLC, on an equivalent one-to-one basis with the membership interests, including the right to receive authorized distributions, including distributions to fund tax liabilities.

Automatic Conversion

Following the requisite stockholder approval, all preferred membership interests will automatically convert into membership interests and the holders of the preferred membership interests (other than BioFuel Energy Corp.) will also receive one share of class B common stock for each membership interest received upon conversion.

Liquidation Preference

In the event of the voluntary or involuntary liquidation, dissolution or winding up of the LLC, the holder of each preferred membership interest will be entitled to receive and to be paid out of the assets available for distribution to the members of the LLC, before any payment or distribution is made to holders of the membership interests, a liquidation preference per preferred membership interest in an amount equal to $0.56.  After payment of the full amount of the liquidation preference to which they are entitled, the holders of the preferred membership interests will have no right or claim to any of the LLC’s remaining assets in the event of the LLC’s liquidation, dissolution or winding up.

Voting Rights

Holders of preferred membership interests will generally not have any voting rights in the LLC.  However, the LLC will not, without the approval of the holders of at least a majority of the preferred membership interests, (i) authorize or issue additional preferred membership interests (provided that no such approval shall be required in respect of any preferred membership interests to be authorized and issued in connection with the Cargill Stock Payment) or (ii) authorize or issue any other series of preferred interests which are senior or on parity with respect to liquidation or dividend payments to the preferred membership interests (provided that no such approval shall be required in respect of any class B preferred membership interests to be authorized and issued in connection with a LLC Backstop Reallocation).

Transfer

A holder of preferred membership interests will not be permitted to transfer its preferred membership interests except (i) in the case of an individual, to immediate family members or to trusts or other entities in which all the beneficial interests are held by the individual or immediate family members and (ii) in the case of entities, to affiliates.

LLC Class B Preferred Membership Interests

           In certain circumstances in connection with a LLC Backstop Reallocation, the LLC will issue class B preferred membership interests to one or more of the Backstop Parties.  See “The Rights Offering—Rights Offering Letter Agreement—Reduction by Backstop Parties” for a description of the circumstances under which the class B preferred membership interests will be issued.  The class B preferred membership interests, if issued, would have the same terms as the preferred membership interests (including as to conversion, distribution, liquidation and other rights), except that, upon conversion of such class B preferred membership interests, holders of such class B preferred membership interests would receive membership interests in the LLC that would not be exchangeable for shares of our common stock.

If any class B preferred membership interests are issued, the LLC will amend and restate its limited liability company agreement to add the class B preferred membership interests as a new class of LLC membership interest and to provide for the restriction on exchangeability of the membership interests in the LLC that such holders of class B preferred membership interests would receive upon conversion.  Although the membership interests issuable upon conversion of the class B preferred membership interests will not be exchangeable for shares of our common stock, our board of directors and the holders thereof may, in the future, agree to any such exchange.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors.  These provisions may have the effect of delaying, deferring or preventing a future takeover or change in control of our company, even in those cases where such a transaction may be at a premium to the current market price of our common stock.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders

Our certificate of incorporation provides that stockholder action (other than actions by holders of preferred stock, if any) can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.  Our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of the board, the chief executive officer or the president, or pursuant to a resolution adopted by a majority of the board of directors.  Stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of candidates for election to the board of directors.  Stockholders at an annual meeting will be able to consider only proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.  Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of BioFuel Energy Corp.

Authorized but Unissued Shares

Subject to Nasdaq listing requirements, our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval.  These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares of common stock and preferred stock may also have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Certain Other Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

Board of Directors

Our certificate of incorporation provides that the number of directors will be fixed in the manner provided in our bylaws.  Our bylaws provide that the number of directors will be fixed from time to time solely pursuant to a resolution adopted by the board.  Our board of directors currently has seven members.

Section 203 of Delaware Law

Our certificate of incorporation expressly states that we have elected not to be subject to the provisions of Section 203 of the Delaware General Corporation Law.  Subject to exceptions specified therein, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder,” including general mergers or consolidations or acquisitions of additional shares of the corporation, for a three-year period following the time that such stockholder became an interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

The statute is intended to prohibit or delay mergers or other takeover or change in control attempts.  Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth information with respect to the beneficial ownership of our common stock and class B common stock as of November 12, 2010, by:

•	each person who is known by us to beneficially own 5% or more of any class of our outstanding shares of common stock;

•	each member of our board of directors who beneficially owns any class of shares of our common stock;

•	each of our executive officers; and

•	all members of our board of directors and our executive officers as a group.

Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise indicated, the address for all beneficial owners is c/o BioFuel Energy Corp., 1600 Broadway, Suite 2200, Denver, Colorado 80202. At the close of business on November 12, 2010, there were 25,465,728 shares of common stock outstanding, net of 809,606 shares held in treasury, and 7,111,985 shares of class B common stock outstanding, which together constitute a total of 32,577,713 shares of outstanding voting shares of the Company. Each share of common stock and class B common stock is entitled to one vote. The percentage of common stock outstanding was determined based on 32,577,713 shares outstanding at the record date.  This table does not give effect to any changes that may result from this rights offering or the LLC’s concurrent private placement.  It is possible that the beneficial ownership of Greenlight Capital, Inc. and its affiliates and the Third Point Funds will increase as a result of this rights offering and the LLC’s concurrent private placement.

Beneficial Owner	Number of Shares of Common Stock	Number of Shares of Class B Common Stock	Options Exercisable	Total Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Greenlight Capital, Inc. and its affiliates 2 Grand Central Tower 140 East 45th Street, 24th floor New York, NY 10017 (1)	7,542,104	4,311,396	—	11,853,500	36.4%
Third Point Funds 390 Park Avenue, 18th floor New York, NY 10022 (2)	5,803,284	—	—	5,803,284	17.8%
Cargill, Incorporated P.O. Box 9300 Minneapolis, MN 55440	1,675,596	—	—	1,675,596	5.1%
Thomas J. Edelman (3)	2,090,093	1,352,811	—	3,442,904	10.6%
Scott H. Pearce (4)	465,416	478,837	45,000	989,253	3.0%
Kelly G. Maguire (5)	42,000	—	70,500	112,500	*
Mark L. Zoeller (6)	—	—	21,000	21,000	*
Elizabeth K. Blake (7)	7,500	—	15,000	22,500	*
David Einhorn (8)	12,500	—	15,000	27,500	*
Richard I. Jaffee (9)	7,500	—	15,000	22,500	*
John D. March (10)	7,500	—	15,000	22,500	*
Mark W. Wong (11)	7,500	—	135,000	142,500	*
All Directors and Executive Officers as a group, 8 persons (12)	8,092,020	4,790,233	331,500	13,213,753	42.2%

*	less than 1%

(1)
Greenlight Capital, Inc. (“Greenlight Inc.”) is the investment manager for Greenlight Capital Offshore Partners, and as such has voting and dispositive power over 5,221,530 shares of common stock held by Greenlight Capital Offshore Partners.  Greenlight Capital, L.L.C. (“Greenlight L.L.C.”) is the sole general partner of Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P., and as such has voting and dispositive power over 574,226 shares of common stock and 3,885,970 shares of class B common stock held by Greenlight Capital, L.P. and Greenlight Capital Qualified, L.P. DME Advisors, LP (“DME Advisors”) is the investment manager for Greenlight Reinsurance, Ltd., and as such has voting and dispositive power over 1,447,443 shares of common stock held by Greenlight Reinsurance, Ltd.  DME Management GP, LLC (“DME Management GP”) is the sole general partner of Greenlight Capital (Gold), LP, and as such has voting and dispositive power over 61,450 shares of common stock and 425,426 shares of class B common stock held by Greenlight Capital (Gold), LP.  DME Capital Management, LP (“DME Management”) is the investment manager for Greenlight Capital (Gold), LP, and Greenlight Capital Offshore Master (Gold), Ltd., and as such has voting and dispositive power over 298,905 shares of common stock and 425,426 shares of class B common stock held by Greenlight Capital (Gold), LP and Greenlight Capital Offshore Master (Gold), Ltd.  DME Advisors GP, LLC (“DME GP”) is the general partner of DME Advisors and DME Management, and as such has voting and dispositive power over 1,746,348 shares of common stock and 425,426 shares of class B common stock. David Einhorn, one of our directors, is the principal of Greenlight Inc., Greenlight L.L.C., DME Advisors, DME Management GP, DME Management and DME GP, and as such has sole voting and sole dispositive power over 7,542,104 shares of common stock and 4,311,396 shares of class B common stock held by these affiliates of Greenlight, Inc. Mr. Einhorn disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(2)
Includes shares held of record by Third Point Offshore Master Fund, L.P., Third Point Partners LP, Third Point Partners Qualified LP and Third Point Ultra Master Fund L.P., which are investment funds managed by Third Point LLC, and 224,484 shares held by an individual we believe to be affiliated with Third Point LLC.

(3)
Includes 1,156,834 shares of class B common stock subject to forfeiture under the True-Up Agreement described in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2010, and 93,534 shares of common stock owned of record by Mr. Edelman’s wife, Ingrid O. Edelman, and trusts for the benefit of Mr. Edelman’s family members, of which he is a trustee. Mr. Edelman disclaims beneficial ownership of these shares of common stock, except to the extent of any pecuniary interest therein.

(4)
Includes 338,434 shares of class B common stock held in escrow and subject to forfeiture under the True-Up Agreement described in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2010.  Includes options to purchase 45,000 shares of common stock granted to Mr. Pearce under our compensation plan for employees.

(5)	Includes options to purchase 70,500 shares of common stock granted to Mr. Maguire under our compensation program for employees.

(6)	Includes options to purchase 21,000 shares of common stock granted to Mr. Zoeller under our compensation program for employees.

(7)	Includes 7,500 shares of restricted common stock and options to purchase 15,000 shares of common stock granted to Ms. Blake under our compensation program for non-employee directors.

(8)
Includes 12,500 shares of restricted common stock and options to purchase 15,000 shares of common stock granted to Mr. Einhorn under our compensation program for non-employee directors. Includes only shares of common stock held directly by Mr. Einhorn. See note 1.

(9)	Includes 7,500 shares of restricted common stock and options to purchase 15,000 shares of common stock granted to Mr. Jaffee under our compensation program for non-employee directors.

(10)	Includes 7,500 shares of restricted common stock and options to purchase 15,000 shares of common stock granted to Mr. March under our compensation program for non-employee directors.

(11)	Includes 7,500 shares of restricted common stock and options to purchase 135,000 shares of common stock granted to Mr. Wong under our compensation program for non-employee directors.

(12)	Includes shares held by Greenlight Capital, Inc., which is controlled by our director, Mr. Einhorn.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the receipt and exercise of the right to subscribe for depositary shares representing fractional interests in Series A Non-Voting Convertible Preferred Stock (the “subscription rights”) by holders of our common stock and of the acquisition, ownership and disposition of our common stock (into which the depositary shares are effectively convertible).  This discussion does not address the tax consequences to holders of membership interests in BioFuel Energy, LLC of the LLC purchase privileges to purchase preferred membership interests granted in connection with the LLC’s concurrent private placement.  This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a particular holder’s ownership of subscription rights, depositary shares or shares of our common stock.  This discussion applies only to holders that hold subscription rights, depositary shares and shares of our common stock as capital assets for tax purposes and does not address all of the tax consequences that may be relevant to holders subject to special rules, such as:

The legal conclusions set forth in this discussion are the opinion of our counsel, Cravath, Swaine & Moore LLP, and are based on the accuracy of the representations of factual matters made by us.

•	regulated investment companies;

•	real estate investment trusts;

•	certain financial institutions;

•	dealers and certain traders in securities or foreign currencies;

•	insurance companies;

•	persons holding subscription rights, depositary shares and shares of our common stock as part of a hedge, straddle, conversion transaction or integrated transaction;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations; and

•	persons holding subscription rights, depositary shares and shares of our common stock that own or are deemed to own 10% or more of our voting shares.

This discussion is based upon the tax laws of the United States including the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, as of the date hereof. These laws are subject to change, possibly with retroactive effect. The discussion does not address U.S. state, local and non-U.S. tax consequences.

If a partnership holds the subscription rights, depositary shares or shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding subscription rights, depositary shares or shares of our common stock is urged to consult its own tax advisor with regard to the U.S. federal income tax treatment of its investment.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE RECEIPT AND EXERCISE OF THE SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

For U.S. federal income tax purposes, holders of the depositary shares will generally be treated as the owners of the underlying shares of the Series A Non-Voting Convertible Preferred Stock.

TAX CONSEQUENCES TO U.S. HOLDERS

The following section applies to you only if you are a “U.S. holder.” For this purpose, a “U.S. holder” means a beneficial owner of subscription rights, depositary shares or shares of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Taxation of the Subscription Rights

This discussion assumes that the depositary who holds Series A Non-Voting Convertible Preferred Stock (which is automatically convertible into shares of our common stock) on your behalf is acting as your agent for U.S. federal income tax purposes.

Receipt of the Subscription Rights

Although the authorities governing transactions such as this rights offering are complex and do not speak directly to the consequences of certain aspects of this rights offering, including, for example, the effects of the over-subscription privilege, the LLC’s concurrent private placement and the Backstop Commitment, the receipt of the subscription rights in connection with this rights offering should be treated as a nontaxable stock distribution with respect to our common stock (the “Original Shares”) for U.S. federal income tax purposes.  The remainder of this discussion assumes that the receipt of the subscription rights is treated as a nontaxable stock distribution for U.S. federal income tax purposes.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your Original Shares (with respect to which the subscription rights are distributed) on the date you receive the subscription rights, your subscription rights will be allocated a zero basis for U.S. federal income tax purposes unless you affirmatively elect to allocate your basis in the Original Shares between your Original Shares and your subscription rights in proportion to their relative fair market values determined on the date you receive the subscription rights.  This election must be made in the tax return for the taxable year in which the subscription rights are received.  On the other hand, if the fair market value of the subscription rights received is 15% or greater than the fair market value of your Original Shares (with respect to which the subscription rights are distributed) on the date you receive your subscription rights, then your basis in your Original Shares will be allocated between your Original Shares and the subscription rights in proportion to their relative fair market values determined on the date you receive the subscription rights.

Exercise of the Subscription Rights

The exercise of the subscription rights by or on behalf of you will not be a taxable transaction for U.S. federal income tax purposes.  Your tax basis in the new shares of Series A Non-Voting Convertible Preferred Stock acquired upon exercise of the subscription rights will equal the sum of the price paid for the new shares and your tax basis (as determined above), if any, in the subscription rights you exercised.  The holding period of the new shares of Series A Non-Voting Convertible Preferred Stock will begin on the day the subscription rights are exercised.

Expiration of the Subscription Rights

In the event that you allow your subscription rights to expire without exercising them, the tax basis in your Original Shares will be equal to their tax basis immediately before your receipt of the subscription rights (and, accordingly, the tax basis in your subscription rights will be deemed to be zero) and, therefore, you will not recognize any loss upon the expiration of the subscription rights.  If the subscription rights expire without exercise after you have disposed of all or a portion of your Original Shares, you should consult your own tax advisor regarding the ability to recognize a loss (if any) on the expiration of the subscription rights.

Conversion of Series A Non-Voting Convertible Preferred Stock into Common Stock

The automatic conversion of your shares of Series A Non-Voting Convertible Preferred Stock into shares of our common stock will generally not be a taxable transaction for U.S. federal income tax purposes.  Your tax basis in the new shares of common stock received upon conversion will equal your aggregate tax basis (as determined above) in the shares of Series A Non-Voting Convertible Preferred Stock converted.  The holding period of the new shares of common stock you receive upon conversion will equal your holding period (as determined above) in the shares of Series A Non-Voting Convertible Preferred Stock converted.

Taxation of Our Common Stock

Distributions on Our Common Stock

Any distributions of cash or property made with respect to our common stock generally must be included in your income as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits (“E&P”) as determined for U.S. federal income tax purposes.  To the extent that the amount of any distribution exceeds our E&P, those excess amounts will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in your shares of our common stock and, thereafter, as capital gain.

Sale or other Disposition of Our Common Stock

Gain or loss realized by you on the sale or other taxable disposition of shares of our common stock will be subject to U.S. federal income tax as capital gain or loss in an amount equal to the difference between your adjusted tax basis in your shares of our common stock and your amount realized on the disposition.  Gain or loss will be long-term capital gain or loss if you held our common stock for more than one year.  If you are an individual who holds our common stock for more than one year, you may be eligible to be taxed at reduced rates.  The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments of dividends on our common stock, and the proceeds from a sale or other disposition of our common stock may be subject to information reporting and to backup withholding unless you are an exempt recipient or, in the case of backup withholding, you provide a correct taxpayer identification number and certify that no loss of exemption from backup withholding has occurred. The amount of any backup withholding will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

This section applies to you if you are a “non-U.S. holder.”  A “non-U.S. holder” is any beneficial owner of subscription rights, depositary shares or shares of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

Taxation of the Subscription Rights and Our Common Stock

This discussion assumes that the depositary who holds Series A Non-Voting Convertible Preferred Stock (which is automatically convertible into shares of our common stock) on your behalf is acting as your agent for U.S. federal income tax purposes.

Receipt, Exercise and Expiration of the Subscription Rights

Although the authorities governing transactions such as this rights offering are complex and do not speak directly to the consequences of certain aspects of this rights offering, including, for example, the effects of the over-subscription privilege, the LLC’s concurrent private placement and the Backstop Commitment, the receipt of the subscription rights in connection with this rights offering should be treated as a nontaxable stock distribution with respect to the Original Shares for U.S. federal income tax purposes.  The remainder of this discussion assumes that the receipt of the subscription rights is treated as a nontaxable stock distribution for U.S. federal income tax purposes.

You will not be subject to U.S. federal income tax (or any withholding thereof) on the exercise or expiration of the subscription rights.

Sale or other Disposition of Our Common Stock

In general, you will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized on a sale of our common stock by you unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a United States permanent establishment);

•
you are an individual, you hold your shares of common stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for the subscription rights, more than 5% of our common stock (including subscription rights for our common stock).

Gain that is effectively connected with your conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a United States permanent establishment) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons.  If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.

A domestic corporation is treated as a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business.  It is unclear whether the Company currently is or has been a “United States real property holding corporation” within the relevant testing period.  If we are or were a “United States real property holding corporation” and you are a non-U.S. holder that holds, or has held, directly or indirectly, at any time within the relevant testing period, more than 5% of our common stock (including subscription rights for our common stock), then you will generally be subject to U.S. income tax on your gain recognized upon a sale or other disposition of your shares of our common stock. In addition, a buyer of your shares of our common stock will generally be required to withhold U.S. income tax at a rate of 10% of the sales price.  You are urged to consult your own tax advisor regarding the U.S. federal income tax considerations of holding, directly or indirectly, more than 5% of our shares of common stock.

Distributions on Our Common Stock

Any distributions of cash or property made with respect to our common stock generally will be subject to withholding tax to the extent paid out of our E&P, if any, at a rate of 30% (or a lower rate prescribed in an applicable income tax treaty).  In order to obtain a reduced withholding tax rate, if applicable, you will be required to provide an IRS Form W-8BEN certifying your entitlement to benefits under a treaty. In addition, you will not be subject to withholding tax if you provide an IRS Form W-8ECI certifying that the distributions are effectively connected with your conduct of a trade or business within the United States; instead, you will be taxed as described under “—TAX CONSEQUENCES TO NON-U.S. HOLDERS—Sale or other Disposition of Our Common Stock” above.

Information Reporting and Backup Withholding

Payments of dividends (including any withholding thereof) on our common stock will generally be subject to information reporting.  Unless you comply with certification procedures to establish that you are not a U.S. person, information reporting may apply to the proceeds from a sale or other disposition of our common stock and you may be subject to U.S. backup withholding tax on payments of dividends or the proceeds from a sale or other disposition of our common stock.  The amount of any backup withholding will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

ADDITIONAL WITHHOLDING REQUIREMENTS

Under recently-enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale or other disposition of our common stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. account holders and meets certain other requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other requirements.

Plan of Distribution

On or about                , we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock as of 5:00 p.m., New York City time, on                , the record date.

If you wish to exercise your subscription rights and purchase depositary shares, you should complete the rights certificate and return it with payment for the depositary shares to the subscription agent, BNY Mellon Shareowner Services, at the following address:

By Mail:	By Hand or Overnight Courier:

BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Dept.	Attn: Corporate Actions, 27th Floor
P.O. Box 3301	480 Washington Blvd
South Hackensack, NJ 07606	Jersey City, NJ 07310

See “The Rights Offering—Method of Exercising Subscription Rights.”  If you have any questions, you should contact the information agent, Okapi Partners LLC, at (877) 869-0171 or by e-mail at info@okapipartners.com.

Other than the Rights Offering Letter Agreement as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the depositary shares, the Series A Non-Voting Convertible Preferred Stock which the depositary shares represent fractional interests in or the common stock issuable upon conversion of the Series A Non-Voting Convertible Preferred Stock and depositary shares.

Legal Matters

The validity of the securities issued in this offering and the material U.S. federal income tax consequences of the receipt, exercise and expiration of the subscription rights issued in this offering will be passed upon for us by Cravath, Swaine & Moore LLP, New York, NY.

Experts

The audited consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

Incorporation by Reference

We are “incorporating by reference” into this prospectus specific documents that we have filed with the Securities and Exchange Commission (the “SEC”) which means that we are disclosing important information to you by referring you to those documents that are considered part of this prospectus.  We incorporate by reference the documents listed below.  We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information “furnished” pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K.

We are incorporating by reference into this prospectus the following documents filed with the SEC:

•	Annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 30, 2010;

•
Quarterly reports on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 14, 2010, for the quarter ended June 30, 2010 filed with the SEC on August 16, 2010 and for the quarter ended September 30, 2010 filed with the SEC on November 12, 2010;

•	Current reports on Form 8-K filed with the SEC on April 6, 2010, May 25, 2010, June 3, 2010, July 15, 2010, September 3, 2010, September 27, 2010, September 30, 2010 and November 24, 2010; and

•	Definitive proxy statement on Schedule 14A filed with the SEC on April 6, 2010.

You may obtain a copy of any or all of the reports or documents that have been incorporated by reference into this registration statement but not delivered with this prospectus at no cost by writing or telephoning us at the following address:

BioFuel Energy Corp.
Attention:  Corporate Secretary
1600 Broadway, Suite 2200
Denver, Colorado 80202
Telephone: (303) 640-6500

Any statements contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference into this prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

This prospectus or information incorporated by reference herein contains summaries of certain agreements that we have filed as exhibits to our various SEC filings, as well as certain agreements that we will enter into in connection with this offering.  The descriptions of these agreements contained in this prospectus or information incorporated by reference herein are summaries of the material terms of the definitive agreements.  Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us in the manner specified above.

Where You Can Find More Information

We make periodic filings and other filings required to be filed by us as a reporting company under Sections 13 and 15(d) of the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains the reports, proxy and information statements, and other information that we file electronically with the SEC.

We maintain an Internet site at www.bfenergy.com. Our website, and the information contained on or connected to that site, is not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase securities. You can find a link to our periodic filings and other filings required to be filed by us as a reporting company with the SEC on our website at the following URL: www.bfenergy.com/investment.html.

You may refer any questions regarding this rights offering to Okapi Partners LLC, the information agent:

Okapi Partners LLC
437 Madison Avenue, 28th Floor
New York, New York 10022

Banks and brokerage firms: (212) 297-0720
Stockholders and all others, toll-free: (877) 869-0171
Email:  info@okapipartners.com

BioFuel Energy Corp.

Subscription Rights, Depositary Shares, Series A Non-Voting Convertible Preferred Stock and Common Stock

Prospectus

               , 2010

Part II

Information Not Required in Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by us in connection with the offering of securities described in this registration statement.  All amounts are estimates except for the SEC registration fee.

	Amount to be Paid
SEC registration fee		$1,188.79
Accounting fees and expenses
Subscription agent and information agent fees and expenses
Depositary, transfer agent and registrar fees and expenses
Legal fees and expenses
Miscellaneous expenses
Total	$

Item 14.  Indemnification of Directors and Officers

Our certificate of incorporation generally provides that we will indemnify our directors and officers to the fullest extent permitted by law.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation also provides for the limitation of liability set forth in Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

We have obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

The employment agreements of Mr. Pearce and Mr. Maguire provide for indemnification to the fullest extent permitted by law against any claims or judgments that result by reason of employment with us.  In addition, during the term of employment of each of Mr. Pearce and Mr. Maguire, and for a period of three years following employment, we must maintain officers’ and directors’ liability insurance for each of Mr. Pearce and Mr. Maguire at least equal to the coverage that we provide for any other present or former senior executive or director.  The severance agreement of Mr. Simon provides for indemnification as though he continued his employment with us.  In addition, for a period of three years after June 30, 2010, we must maintain directors’ and officers’ liability insurance for Mr. Simon at least equal to the coverage that we provide for any other present or former senior executive or director.

Item 15.  Recent Sales of Unregistered Securities

The sales of the securities of the registrant listed below were not registered under the Securities Act because they were sold in transactions exempt from registration pursuant to Section 4(2) of the Securities Act.

Warrants under Bridge Loan Agreement

On September 24, 2010, we entered into a loan agreement (which we refer to as the “Bridge Loan Agreement”) with Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Reinsurance, Ltd. (which we refer to collectively as the “Greenlight Parties”) and Third Point Loan LLC (which we refer to as “Third Point” and, together with the Greenlight Parties, as the “Backstop Parties”) and Greenlight APE, LLC, as administrative agent, pursuant to which we borrowed $19,420,620 (which we refer to as the “Bridge Loan”).  The Bridge Loan matures on March 24, 2011, and in the event the Bridge Loan is not paid in full on or before that date, the Bridge Loan Agreement provides that we will issue warrants to the Backstop Parties exercisable at an exercise price of $0.01 per share for an aggregate of 15% of our common stock on a fully diluted basis as of the date the warrants are issued. A form of warrant is included in the Bridge Loan Agreement, which is included as Exhibit 10.26 to this registration statement.

Cargill Stock Payment

On September 23, 2010, we entered into a letter agreement with Cargill, Incorporated (“Cargill”), Cargill Commodity Services, Inc., BFE Operating Company, LLC, Pioneer Trail Energy, LLC and Buffalo Lake Energy, LLC (which we refer to as the “Cargill Letter”).

We and Cargill agreed in the Cargill Letter that upon completion of this rights offering (i) we will pay Cargill $2,800,829 (which we refer to as the “Cargill Cash Payment”) pursuant to the terms of the agreement dated January 14, 2009 by and between us and Cargill (which we refer to as the “Settlement Agreement”) and, as contemplated by the Settlement Agreement, Cargill will forgive a like amount of the payable under the Settlement Agreement and (ii) upon receipt of the Cargill Cash Payment, Cargill will forgive the remaining payable under the Settlement Agreement in exchange for depositary shares in an amount equal to approximately $6,000,000 (which we refer to as the “Cargill Stock Payment”).

The depositary shares that will make up the Cargill Stock Payment will be issued to Cargill on the 12th business day following the consummation of this rights offering and will be valued at a per share price equal to the average of the volume weighted averages of the trading prices of our common stock, as such prices are reported on The Nasdaq Global Market, for the 10 consecutive trading days ending on the second trading day immediately preceding the date such depositary shares are issued to Cargill.  The depositary shares to be issued to Cargill will therefore be issued after the depositary shares that will be issued upon expiration of this rights offering but will have the same rights and preferences as the depositary shares that will be issued upon expiration of this rights offering.  The depositary shares to be issued to Cargill are not being registered or sold in this rights offering.  In order to issue the depositary shares that will make up the Cargill Stock Payment, we expect to issue and deposit with the depositary a number of additional shares of Series A Non-Voting Convertible Preferred Stock that corresponds to the aggregate fractional interests in shares of Series A Non-Voting Convertible Preferred Stock that the newly issued depositary shares represent.  In the event that an insufficient number of authorized shares of Series A Non-Voting Convertible Preferred Stock are available for such issuance and deposit with the depositary, we expect to establish an alternative method for satisfying the Cargill Stock Payment that is satisfactory to us, Cargill and the Backstop Parties.

Basic Commitment and Backstop Commitment

In connection with the Bridge Loan Agreement, on September 24, 2010, we entered into a Rights Offering Letter Agreement with the Backstop Parties, which was subsequently amended and restated in its entirety by the Amended and Restated Rights Offering Letter Agreement entered into with the Backstop Parties and dated as of           , 2010 (which we refer to as the “Rights Offering Letter Agreement”).

Subject to the terms and conditions set forth in the Rights Offering Letter Agreement, as amended, the Backstop Parties have agreed to (i) participate in this rights offering for their full basic subscription privilege (which we refer to as the “Basic Commitment”) and (ii) purchase immediately prior to expiration of this rights offering all of the available depositary shares not otherwise sold in this rights offering following the exercise of all other holders’ basic subscription privileges and over-subscription privileges (which we refer to as the “Backstop Commitment”).  The price per depositary share paid by the Backstop Parties pursuant to the Basic Commitment and the Backstop Commitment will be equal to the price paid by the other holders in this rights offering.  Any depositary shares purchased by the Backstop Parties pursuant to the Basic Commitment or the Backstop Commitment will be purchased directly from us on a private basis and are not being registered pursuant to this registration statement.

Item 16.  Exhibits

(a) Exhibits

Number	Description

3.1	Amended and Restated Certificate of Incorporation of BioFuel Energy Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed June 19, 2007)

Number	Description

3.2	Amended and Restated Bylaws of BioFuel Energy Corp. dated March 20, 2009 (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed March 23, 2009)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Amendment #3 to Registration Statement on Form S-1 (file no. 333-139203) filed April 23, 2007)
4.2	Specimen Certificate for Shares of Series A Non-Voting Convertible Preferred Stock ***
4.3	Certificate of Designations of Series A Non-Voting Convertible Preferred Stock ***
4.4	Form of Rights Certificate ***
4.5	Form of Depositary Receipt **
4.6	Form of Deposit Agreement **
5.1	Opinion of Cravath, Swaine & Moore LLP regarding validity of the securities being issued **
8.1	Opinion of Cravath, Swaine & Moore LLP regarding certain tax matters **
10.1	Second Amended and Restated Limited Liability Company Agreement of BioFuel Energy, LLC dated June 19, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed August 14, 2007)
10.2	Form of Third Amended and Restated Limited Liability Company Agreement of BioFuel Energy, LLC ***
10.3
Credit Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC and Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, various financial institutions from time to time, as lenders, Deutsche Bank Trust Company Americas, as collateral agent, and BNP Paribas, as administrative agent and arranger ***

10.4
Waiver and Amendment dated September 29, 2009, to the Credit Agreement dated September 25, 2006 and Collateral Account Agreement dated September 25, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 30, 2009)

10.5
Collateral Account Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC, Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, Deutsche Bank Trust Company Americas, as collateral agent, and Deutsche Bank Trust Company Americas, as depositary agent and securities intermediary (incorporated by reference to Exhibit 10.3 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.6
Registration Rights Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto dated June 19, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q filed August 14, 2007)

10.7	Form of Amended and Restated Registration Rights Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto ***
10.8
Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

Number	Description

10.9
Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.10
Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.11
Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.8 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.12
Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.9 to the Company’s Amendment #5 to Registration Statement on Form S-1 (file no. 333-139203) filed May 15, 2007)

10.13
Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.10 to the Company’s Amendment #5 to Registration Statement on Form S-1 (file no. 333-139203) filed May 15, 2007)

10.14
Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Scott H. Pearce (incorporated by reference to Exhibit 10.11 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.15
Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Daniel J. Simon (incorporated by reference to Exhibit 10.12 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.16
Written Terms of Employment dated March 9, 2010 between BioFuel Energy Corp. and Daniel J. Simon (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 1, 2010)

10.17
Executive Severance, Release and Waiver Agreement dated June 2, 2010 between BioFuel Energy Corp. and Daniel J. Simon (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 3, 2010)

10.18
Engineering, Procurement and Construction Agreement dated April 28, 2006, between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc. (incorporated by reference to Exhibit 10.13 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.19
First Amendment to the Engineering, Procurement and Construction Agreement between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc., dated August 28, 2006 (incorporated by reference to Exhibit 10.13.1 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

Number	Description

10.20
Engineering, Procurement and Construction Agreement dated June 9, 2006, between Buffalo Lake Energy, LLC and TIC-The Industrial Company Wyoming, Inc. (incorporated by reference to Exhibit 10.14 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.21
Master Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.15 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.22
Master Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.16 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.23
Grain Facility Lease dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.17 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.24
Grain Facility Lease and Sublease dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.18 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.25
Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.19 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.26
Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.20 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.27
Loan Agreement dated September 25, 2006, between BioFuel Energy, LLC, the lenders party thereto and Greenlight APE, LLC, as administrative agent (incorporated by reference to Exhibit 10.21 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.28
Loan Agreement dated as of September 24, 2010, by and among BioFuel Energy Corp., Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Reinsurance, Ltd. and Third Point Loan LLC and Greenlight APE, LLC, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 27, 2010)

10.29
Rights Offering Letter Agreement dated as of September 24, 2010, by and among BioFuel Energy Corp., Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Reinsurance, Ltd. and Third Point Loan LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 27, 2010)

Number	Description

10.30
Form of Amended and Restated Rights Offering Letter Agreement by and among the registrant, BioFuel Energy, LLC, Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Reinsurance, Ltd., Third Point Loan LLC and Third Point Advisors, LLC ***

10.31
Voting Agreement dated as of September 24, 2010 by Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd. and Greenlight Reinsurance, Ltd. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed September 27, 2010)

10.32	Voting Agreement dated as of September 24, 2010 by Third Point Loan LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed September 27, 2010)
10.33
Form of Amended and Restated Voting Agreement between BioFuel Energy Corp. and Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd. and Greenlight Reinsurance, Ltd. ***

10.34	Form of Amended and Restated Voting Agreement between BioFuel Energy Corp. and Third Point Loan LLC ***
10.35
Letter Agreement dated as of September 23, 2010, by and among BioFuel Energy Corp., BFE Operating Company, LLC, Pioneer Trail Energy, LLC, Buffalo Lake Energy, LLC, Cargill, Incorporated and Cargill Commodity Services, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed September 27, 2010) #

10.36
Waiver Letter, dated September 24, 2010, by Scott H. Pearce, President and Chief Executive Officer, Kelly G. Maguire, Executive Vice President and Chief Financial Officer, Doug Anderson, Vice President of Operations, and Mark Zoeller, Vice President and General Counsel (incorporated by reference to Exhibit 10.1 to the Company’s Current Report filed September 30, 2010)

10.37
BioFuel Energy, LLC Deferred Compensation Plan for Select Employees (incorporated by reference to Exhibit 10.22 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.38	BioFuel Energy Amended and Restated Deferred Compensation Plan for Select Employees (incorporated by reference to Exhibit 10.22.1 to the Company’s Annual Report on Form 10-K filed March 12, 2008)
10.39	BioFuel Energy, LLC Change of Control Plan (incorporated by reference to Exhibit 10.23 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)
10.40
BioFuel Energy Corp 2007 Equity Incentive Compensation Plan (incorporated by reference to Exhibit 10.24 to the Company’s Amendment #3 to Registration Statement on Form S-1 (file no. 333-139203) filed April 23, 2007)

10.41
BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.42
Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25.1 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.43
Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25.2 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

Number	Description

10.44
Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25.3 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.45
BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement (incorporated by reference to Exhibit 10.26 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.46
Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement (incorporated by reference to Exhibit 10.26.1 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.47
Tax Benefit Sharing Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto dated June 19, 2007 (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q filed August 14, 2007)

10.48
License Agreement dated June 9, 2006 between Delta-T Corporation and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.28 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.49
License Agreement dated April 28, 2006 between Delta-T Corporation and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.29 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.50
Stockholders Agreement between BioFuel Energy Corp. and Cargill Biofuel Investments, LLC dated June 19, 2007 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-Q filed August 14, 2007)

10.51
Agreement and Omnibus Amendment dated as of July 30, 2009, among Buffalo Lake Energy, LLC, Cargill, Incorporated and Cargill Commodity Services, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed August 14, 2009)

10.52
Agreement and Omnibus Amendment dated as of July 30, 2009, among Pioneer Trail Energy, LLC, Cargill, Incorporated and Cargill Commodity Services, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed August 14, 2009)

21.1	List of Subsidiaries of BioFuel Energy Corp. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed March 30, 2010)
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm *
23.2	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1)
23.3	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included in signature page to the Registration Statement)
99.1	Form of Instructions as to Use of Rights Certificate ***
99.2	Form of Letter to Record Holders ***
99.3	Form of Letter to Nominee Holders Whose Clients are Beneficial Owners ***
99.4	Form of Letter to Clients of Nominee Holders ***

*	Filed herewith.
**	To be filed by amendment.
***	Filed previously.
#
Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedule

Number	Description
I	Condensed Financial Information (incorporated by reference to the Company’s Annual Report on Form 10-K filed March 30, 2010)

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on December 3, 2010.

BioFuel Energy Corp.,

By:	/s/ Kelly G. Maguire
Name: Kelly G. Maguire
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on December 3, 2010.

Signature	Title

/s/ Scott H. Pearce	President, Chief Executive Officer and Director
Scott H. Pearce	(Principal Executive Officer)

/s/ Kelly G. Maguire	Executive Vice President and Chief Financial Officer
Kelly G. Maguire	(Principal Financial and Accounting Officer)

*	Director, Chairman of the Board
Mark W. Wong

*	Director
Elizabeth K. Blake

Signature	Title

*	Director
David Einhorn

*	Director
Richard I. Jaffee

*	Director
John D. March

*	Director
Ernest J. Sampias

*By:	/s/ Kelly G. Maguire
Name: Kelly G. Maguire
Title: Attorney-in-Fact

EXHIBIT INDEX

Number	Description

3.1	Amended and Restated Certificate of Incorporation of BioFuel Energy Corp. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed June 19, 2007)
3.2	Amended and Restated Bylaws of BioFuel Energy Corp. dated March 20, 2009 (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K filed March 23, 2009)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Amendment #3 to Registration Statement on Form S-1 (file no. 333-139203) filed April 23, 2007)
4.2	Specimen Certificate for Shares of Series A Non-Voting Convertible Preferred Stock ***
4.3	Certificate of Designations of Series A Non-Voting Convertible Preferred Stock ***
4.4	Form of Rights Certificate ***
4.5	Form of Depositary Receipt **
4.6	Form of Deposit Agreement **
5.1	Opinion of Cravath, Swaine & Moore LLP regarding validity of the securities being issued **
8.1	Opinion of Cravath, Swaine & Moore LLP regarding certain tax matters **
10.1	Second Amended and Restated Limited Liability Company Agreement of BioFuel Energy, LLC dated June 19, 2007 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q filed August 14, 2007)
10.2	Form of Third Amended and Restated Limited Liability Company Agreement of BioFuel Energy, LLC ***
10.3
Credit Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC and Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, various financial institutions from time to time, as lenders, Deutsche Bank Trust Company Americas, as collateral agent, and BNP Paribas, as administrative agent and arranger ***

10.4
Waiver and Amendment dated September 29, 2009, to the Credit Agreement dated September 25, 2006 and Collateral Account Agreement dated September 25, 2006 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 30, 2009)

10.5
Collateral Account Agreement dated September 25, 2006, among BFE Operating Company, LLC, Buffalo Lake Energy, LLC, Pioneer Trail Energy, LLC, as borrowers, BFE Operating Company, LLC, as borrowers’ agent, Deutsche Bank Trust Company Americas, as collateral agent, and Deutsche Bank Trust Company Americas, as depositary agent and securities intermediary (incorporated by reference to Exhibit 10.3 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.6
Registration Rights Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto dated June 19, 2007 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q filed August 14, 2007)

10.7	Form of Amended and Restated Registration Rights Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto ***

Number	Description

10.8
Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.9
Ethanol Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.10
Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.11
Distillers Grains Marketing Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.8 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.12
Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.9 to the Company’s Amendment #5 to Registration Statement on Form S-1 (file no. 333-139203) filed May 15, 2007)

10.13
Corn Supply Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.10 to the Company’s Amendment #5 to Registration Statement on Form S-1 (file no. 333-139203) filed May 15, 2007)

10.14
Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Scott H. Pearce (incorporated by reference to Exhibit 10.11 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.15
Executive Employment Agreement dated April 28, 2006, between BioFuel Energy, LLC and Daniel J. Simon (incorporated by reference to Exhibit 10.12 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.16
Written Terms of Employment dated March 9, 2010 between BioFuel Energy Corp. and Daniel J. Simon (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 1, 2010)

10.17
Executive Severance, Release and Waiver Agreement dated June 2, 2010 between BioFuel Energy Corp. and Daniel J. Simon (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 3, 2010)

10.18
Engineering, Procurement and Construction Agreement dated April 28, 2006, between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc. (incorporated by reference to Exhibit 10.13 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

Number	Description

10.19
First Amendment to the Engineering, Procurement and Construction Agreement between Pioneer Trail Energy, LLC and TIC-The Industrial Company Wyoming, Inc., dated August 28, 2006 (incorporated by reference to Exhibit 10.13.1 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.20
Engineering, Procurement and Construction Agreement dated June 9, 2006, between Buffalo Lake Energy, LLC and TIC-The Industrial Company Wyoming, Inc. (incorporated by reference to Exhibit 10.14 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.21
Master Agreement dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.15 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.22
Master Agreement dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.16 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.23
Grain Facility Lease dated September 25, 2006, between Cargill, Incorporated and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.17 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.24
Grain Facility Lease and Sublease dated September 25, 2006, between Cargill, Incorporated and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.18 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.25
Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.19 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.26
Cargill Direct Futures Advisory Agreement dated September 25, 2006, between Cargill Commodity Services Inc. and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.20 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.27
Loan Agreement dated September 25, 2006, between BioFuel Energy, LLC, the lenders party thereto and Greenlight APE, LLC, as administrative agent (incorporated by reference to Exhibit 10.21 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.28
Loan Agreement dated as of September 24, 2010, by and among BioFuel Energy Corp., Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Reinsurance, Ltd. and Third Point Loan LLC and Greenlight APE, LLC, as administrative agent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 27, 2010)

Number	Description

10.29
Rights Offering Letter Agreement dated as of September 24, 2010, by and among BioFuel Energy Corp., Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Reinsurance, Ltd. and Third Point Loan LLC (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 27, 2010)

10.30
Form of Amended and Restated Rights Offering Letter Agreement by and among the registrant, BioFuel Energy, LLC, Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Reinsurance, Ltd., Third Point Loan LLC and Third Point Advisors, LLC ***

10.31
Voting Agreement dated as of September 24, 2010 by Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd. and Greenlight Reinsurance, Ltd. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed September 27, 2010)

10.32	Voting Agreement dated as of September 24, 2010 by Third Point Loan LLC (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed September 27, 2010)
10.33
Form of Amended and Restated Voting Agreement between BioFuel Energy Corp. and Greenlight Capital, LP, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd. and Greenlight Reinsurance, Ltd. ***

10.34	Form of Amended and Restated Voting Agreement between BioFuel Energy Corp. and Third Point Loan LLC ***
10.35
Letter Agreement dated as of September 23, 2010, by and among BioFuel Energy Corp., BFE Operating Company, LLC, Pioneer Trail Energy, LLC, Buffalo Lake Energy, LLC, Cargill, Incorporated and Cargill Commodity Services, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed September 27, 2010) #

10.36
Waiver Letter, dated September 24, 2010, by Scott H. Pearce, President and Chief Executive Officer, Kelly G. Maguire, Executive Vice President and Chief Financial Officer, Doug Anderson, Vice President of Operations, and Mark Zoeller, Vice President and General Counsel (incorporated by reference to Exhibit 10.1 to the Company’s Current Report filed September 30, 2010)

10.37
BioFuel Energy, LLC Deferred Compensation Plan for Select Employees (incorporated by reference to Exhibit 10.22 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.38	BioFuel Energy Amended and Restated Deferred Compensation Plan for Select Employees (incorporated by reference to Exhibit 10.22.1 to the Company’s Annual Report on Form 10-K filed March 12, 2008)
10.39	BioFuel Energy, LLC Change of Control Plan (incorporated by reference to Exhibit 10.23 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)
10.40
BioFuel Energy Corp 2007 Equity Incentive Compensation Plan (incorporated by reference to Exhibit 10.24 to the Company’s Amendment #3 to Registration Statement on Form S-1 (file no. 333-139203) filed April 23, 2007 )

10.41
BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

Number	Description

10.42
Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25.1 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.43
Amendment to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25.2 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.44
Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Prototype Plan Document (incorporated by reference to Exhibit 10.25.3 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.45
BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement (incorporated by reference to Exhibit 10.26 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.46
Addendum to BioFuel Energy, LLC 401(k) Profit Sharing Plan Adoption Agreement (incorporated by reference to Exhibit 10.26.1 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.47
Tax Benefit Sharing Agreement between BioFuel Energy Corp. and the parties listed on the signature page thereto dated June 19, 2007 (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q filed August 14, 2007)

10.48
License Agreement dated June 9, 2006 between Delta-T Corporation and Buffalo Lake Energy, LLC (incorporated by reference to Exhibit 10.28 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.49
License Agreement dated April 28, 2006 between Delta-T Corporation and Pioneer Trail Energy, LLC (incorporated by reference to Exhibit 10.29 to the Company’s Amendment #1 to Registration Statement on Form S-1 (file no. 333-139203) filed January 24, 2007)

10.50
Stockholders Agreement between BioFuel Energy Corp. and Cargill Biofuel Investments, LLC dated June 19, 2007 (incorporated by reference to Exhibit 10.4 to the Company’s Form 10-Q filed August 14, 2007)

10.51
Agreement and Omnibus Amendment dated as of July 30, 2009, among Buffalo Lake Energy, LLC, Cargill, Incorporated and Cargill Commodity Services, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed August 14, 2009)

10.52
Agreement and Omnibus Amendment dated as of July 30, 2009, among Pioneer Trail Energy, LLC, Cargill, Incorporated and Cargill Commodity Services, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed August 14, 2009)

21.1	List of Subsidiaries of BioFuel Energy Corp. (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed March 30, 2010)
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm *
23.2	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 5.1)
23.3	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1)
24.1	Powers of Attorney (included in signature page to the Registration Statement)
99.1	Form of Instructions as to Use of Rights Certificate ***
99.2	Form of Letter to Record Holders ***

Number	Description

99.3	Form of Letter to Nominee Holders Whose Clients are Beneficial Owners ***
99.4	Form of Letter to Clients of Nominee Holders ***

*	Filed herewith.
**	To be filed by amendment.
***	Filed previously.
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Application has been made to the Securities and Exchange Commission for confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.